Exhibit 99.1

A copy of this preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

This prospectus has been filed under procedures in each of the provinces and territories of Canada that permit certain information about these securities to be determined after the prospectus has become final and that permit the omission of that information from this prospectus. The procedures require the delivery to purchasers of a supplemented PREP prospectus containing the omitted information within a specified period of time after agreeing to purchase any of the securities. All of the information contained in the supplemented PREP prospectus that is not contained in this base PREP prospectus will be incorporated by reference into this base PREP prospectus as of the date of the supplemented PREP prospectus.

These securities have not been and will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities legislation and may not be offered or sold in the United States except in compliance with the registration requirements of the U.S. Securities Act and applicable state securities legislation or pursuant to an exemption therefrom. See “Plan of Distribution”.

PRELIMINARY BASE PREP PROSPECTUS

Initial Public Offering and Secondary Offering (if the Over-Allotment Option is Exercised)	September 10, 2009

$•

    •     Common Shares

This prospectus qualifies the distribution (the “Offering”) of     •     common shares (the “Common Shares”) of Dollarama Inc. (“we”, “us”, the “Corporation” or “Dollarama”) at a price of $• per Common Share (the “Offering Price”). The Common Shares are being offered by RBC Dominion Securities Inc., CIBC World Markets Inc., Credit Suisse Securities (Canada), Inc., Scotia Capital Inc., Barclays Capital Canada Inc., National Bank Financial Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Merrill Lynch Canada Inc. and Raymond James Ltd. (collectively, the “Underwriters”).

There is currently no market through which the Common Shares may be sold and purchasers may not be able to resell the Common Shares purchased under this prospectus. This may affect the pricing of the Common Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Common Shares, and the extent of issuer regulation. See “Risk Factors”. The Corporation intends to apply to the Toronto Stock Exchange (“TSX”) to have the Common Shares listed on the TSX. Any such listing of the Common Shares will be conditional upon the Corporation fulfilling all the initial requirements and conditions of the TSX, including distribution of these securities to a minimum number of public holders.

In connection with the Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. See “Plan of Distribution”.

An investment in the Common Shares is subject to a number of risks that should be considered by a prospective purchaser. Investors should carefully consider the risk factors described under “Risk Factors” before purchasing the Common Shares.

Price: $• per Common Share

	Price to the Public(1)		Underwriters’ Commission		Net Proceeds to the Corporation(2)		Net Proceeds to the Selling Shareholders(3)
Per Common Share	$	•	$	•	$	•	$	•
Total Offering(3)	$	•	$	•	$	•	$	•

(1)	The price of the Common Shares has been determined by negotiation between the Corporation and the Underwriters.

(2)

Before deducting the expenses of the Offering which are estimated to be approximately $•, which expenses, together with the Underwriters’ Commission, will be paid by the Corporation out of the proceeds of the Offering.

DOLLARAMA
$1

Dollarama's mission is simple: value for the customer. Our goal is to exceed our customers' expectations of the quality and variety of products they can purchase for $1 to $2. Dollarama was founded in 1992 when Mr. Larry Rossy, our CEO and a third generation retailer, transitioned a 44 store general merchandise retail chain launched by his grandfather in 1910 to a single price point "dollar store" concept. Today, Dollarama is the leading dollar store operator in Canada with 585 locations across the country. Our shelves are stocked with more than 4,000 quality everyday products, ranging from hammers to gift bags to candy – all for $2 or less.

DOLLARAMA $1 plus

DOLLARAMA
DOLLARAMA

Great
Neighbours

DOLLARAMA
Best Choice
Top Cuts

DOLLARAMA
BEDFORD PLACE MALL

Herbal Tea
Tisane
Biscotti
Coffee
Café

everyday greeting cards

Great
Values

Reynolds
Wrappers
Feuilles Prédécoupées
Pop-Up Foil Sheets
PEPPER
POIVRE

© Disney

Sunbeam
SOFT WHITE

(3)

Bain Dollarama (Luxembourg) One S. à r. l., an entity indirectly owned by funds advised by Bain Capital, 4411145 Canada Inc., 3339408 Canada Inc., 9086-6666 Québec Inc. and Stéphane Gonthier (collectively, the “Selling Shareholders”) have granted to the Underwriters an over-allotment option, exercisable, in whole or in part, at the sole discretion of the Underwriters, for a period of 30 days from the closing of the Offering (the “Closing”), to purchase from the Selling Shareholders up to     •     additional Common Shares (representing approximately 15% of the Common Shares offered hereunder) on the same terms as set out above solely to cover over-allotments, if any, and for market stabilization purposes (the “Over-Allotment Option”). The Corporation will pay the Underwriters’ Commission in respect of Common Shares sold hereunder by the Selling Shareholders if the Over-Allotment Option is exercised. If the Over-Allotment Option is exercised in full, the total “Price to the Public”, “Underwriters’ Commission”, “Net Proceeds to the Corporation” and “Net Proceeds to the Selling Shareholders” will be $•, $•, $• and $•, respectively. This prospectus qualifies the distribution of the Over-Allotment Option and up to     •     Common Shares to be sold by the Selling Shareholders upon exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Over-Allotment Option acquires those shares under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution” and “Principal Shareholders and Selling Shareholders”.

The following table sets out the number of Common Shares that may be sold by the Selling Shareholders to the Underwriters pursuant to the Over-Allotment Option:

	Number of Common Shares Available	Exercise Period	Exercise Price
Over-Allotment Option	•	Up to 30 days following Closing	$• per Common Share

The Underwriters, as principals, conditionally offer the Common Shares, subject to prior sale, if, as and when issued by the Corporation and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement dated     •    , 2009 (the “Underwriting Agreement”) referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Corporation by Stikeman Elliott LLP and on behalf of the Underwriters by Ogilvy Renault LLP. The Underwriters may offer the Common Shares at a lower price than stated above. See “Plan of Distribution”.

RBC Dominion Securities Inc., CIBC World Markets Inc., Scotia Capital Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. are affiliates of banks that are members of a syndicate of lenders (collectively, the “Banks”) that have made a credit facility available to the Corporation. Accordingly, in connection with the Offering and pursuant to applicable securities legislation, the Corporation may be considered a “connected issuer” of the Underwriters for the purposes of securities regulations in certain provinces and territories of Canada. See “Plan of Distribution” and “Relationship Between the Corporation and Certain Underwriters”.

Subscriptions will be received subject to rejection or allotment in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. It is expected that Closing will occur on or about     •    , 2009, or such later date as the Corporation and the Underwriters may agree, but in any event not later than     •    , 2009. One or more certificates representing the Common Shares to be sold in the Offering will be issued in registered form to CDS Clearing and Depository Services Inc. (“CDS”), or to its nominee, and deposited with CDS on the Closing date. A purchaser of Common Shares will receive only a customer confirmation from the registered dealer from or through which the Common Shares are purchased. See “Plan of Distribution”.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the Common Shares. The information in this document may only be accurate on the date of this document.

GENERAL MATTERS

Unless otherwise noted or the context otherwise indicates, “Dollarama”, the “Corporation”, “we”, “us” and “our” refers to Dollarama Inc. and its direct and indirect subsidiaries and predecessors or other entities controlled by them. Unless otherwise indicated, the disclosure contained in this prospectus assumes that (i) the Over-Allotment Option has not been exercised and (ii) the transactions referred under the heading “Reorganization” have been completed.

All references to “Fiscal 2007” in this prospectus are to the Corporation’s fiscal year ended February 4, 2007, to “Fiscal 2008” are to the Corporation’s fiscal year ended February 3, 2008, to “Fiscal 2009” are to the Corporation’s fiscal year ended February 1, 2009 and to “Fiscal 2010” are to the Corporation’s fiscal year ending January 31, 2010.

All references to “$” or “dollars” in this prospectus are to Canadian dollars, unless indicated otherwise. Certain totals, subtotals and percentages throughout this prospectus may not reconcile due to rounding.

Certain capitalized terms and phrases used in this prospectus are defined in the “Glossary of Terms” beginning on page 101.

GAAP AND NON-GAAP MEASURES

Unless otherwise indicated and as hereinafter provided, all financial statement data in this prospectus has been prepared using Canadian generally accepted accounting principles (“GAAP”). Dollarama Inc.’s consolidated financial statements included in this prospectus have been prepared in accordance with Canadian GAAP, as applied to its consolidated financial statements. This prospectus makes reference to certain non-GAAP measures. These non-GAAP measures are not recognized measures under Canadian GAAP, do not have a standardized meaning prescribed by Canadian GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those Canadian GAAP measures by providing further understanding of the Corporation’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of our financial information reported under Canadian GAAP. We use non-GAAP measures including EBITDA and gross margin to provide investors with a supplemental measure of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management also uses non-GAAP measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements. We refer the reader to “Selected Consolidated Financial Information” for the definition and reconciliation of EBITDA used and presented by the Corporation to the most directly comparable GAAP measures. Gross margin is defined as reported sales less cost of sales. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus about our current and future plans, expectations and intentions, results, levels of activity, performance, goals or achievements or any other future events or developments constitute forward-looking statements. The words “may”, “will”, “would”, “should”, “could”, “expects”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements. Discussions containing forward-looking statements may be found, among other places, under “Prospectus Summary”, “The Corporation”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Forward-looking statements are based on estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Certain assumptions in respect of the determination of the impairment of losses, claim liabilities, income taxes, employee future benefits, goodwill and intangibles are material factors made in preparing forward-looking information and management’s expectations. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors, which are discussed in greater detail in the “Risk Factors” section of this prospectus: future increases in operating and merchandise costs, inability to refresh our merchandise as often as in the past, increase in the cost or a disruption in the flow of imported goods, disruption of distribution infrastructure, current adverse economic conditions, high level of indebtedness, inability to generate sufficient cash to service all the Corporation’s indebtedness, ability of the Corporation to incur additional indebtedness, significant operating restrictions imposed by the Credit Facility, the 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture, interest rate risk associated with variable rate indebtedness, no guarantee that strategy to introduce products between $1.00 and $2.00 will be successful, market acceptance of our private brands, inability to increase capacity of the warehouse and distribution centers, weather conditions or seasonal fluctuations, competition in the retail industry, dependence on ability to obtain competitive pricing and other terms from our suppliers, inability to renew store, warehouse and distribution center leases or find other locations on favourable terms, disruption in information technology systems, growth strategy unsuccessfully executed, inability to achieve the anticipated growth in sales and operating income, inventory shrinkage, compliance with environmental regulations, failure to attract and retain qualified employees, departure of senior executives, fluctuation in the value of the Canadian dollar in relation to the U.S. dollar, litigation, product liability claims and product recalls, unexpected costs associated with our current insurance program, protection of trademarks and other proprietary rights, natural disasters, risks associated with the protection of customers’ credit card data, public market for the securities, volatile market price for Common Shares, no current plans to pay cash dividends, holding company structure, influence by existing shareholders and future sales of Common Shares by our existing shareholders. These factors are not intended to represent a complete list of the factors that could affect us; however, these factors should be considered carefully. The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations regarding the Corporation’s financial performance and may not be appropriate for other purposes; readers should not place undue reliance on forward-looking statements made herein. Furthermore, unless otherwise stated, the forward-looking statements contained in this prospectus are made as of the date of this prospectus, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement.

MARKET AND INDUSTRY DATA

We have obtained the market and industry data presented in this prospectus from a combination of internal company surveys and third party information, including the Consulting Study and data from Statistics Canada for 2008, and the estimates of our management. We know of no third party source that reports on the Canadian dollar discount retail store market and industry data. As such, all Canadian dollar discount retail store market and industry data presented in this prospectus is based on internally generated management estimates, including estimates based on extrapolations from third party surveys of the U.S. dollar discount retail store market. While we believe our internal surveys, third party information, and estimates of our management are reliable, we have not verified them, nor have they been verified by any independent sources. While we are not aware of any misstatements regarding the market and industry data presented in this prospectus, such data involves risks and uncertainties and are subject to change based on various factors, including those factors discussed under “Forward-Looking Statements” and “Risk Factors”.

TRADEMARKS, TRADENAMES AND SERVICE MARKS

This prospectus includes trademarks, such as Dollarama®, which are protected under applicable intellectual property laws and are the property of Dollarama L.P. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames. See “Business of the Corporation – Intellectual Property”. All other trademarks used in this prospectus are the property of their respective owners.

ENFORCEMENT OF LEGAL RIGHTS

Bain Dollarama (Luxembourg) One S. à r. l., one of the Selling Shareholders, is incorporated and organized under the laws of a foreign jurisdiction and resides outside of Canada. Although this selling shareholder has appointed Dollarama Inc. as its agent for service of process in Québec, it may not be possible for investors to enforce against this Selling Shareholder judgments obtained in Canadian courts predicated on the civil liability provisions of applicable securities laws in Canada.

Certain of our directors reside outside of Canada. Furthermore, substantially all of the assets of those persons may be located outside of Canada. It may not be possible for investors to effect service of process within Canada upon these directors. In addition, it may not be possible to enforce against these directors judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

EXCHANGE RATE DATA

We disclose certain financial information contained in this prospectus in U.S. dollars. The following table sets forth, for the periods indicated, the high, low, average and period-end noon spot rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada.

	Fiscal Year ended			26-Week Period ended
	February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
	($)	($)	($)	($)	($)
Highest rate during the period	1.3007	1.1878	1.1872	1.3067	0.9682
Lowest rate during the period	0.9711	1.1030	1.0948	1.0763	1.0298
Average noon spot rate for the period(1)	1.0850	1.0603	1.1358	1.1883	1.0080
Rate at the end of the period	1.2364	0.9943	1.1839	1.0790	1.0253

(1)	Determined by averaging the rates on the last business day of each month during the respective period.

On September 9, 2009, the noon rate of exchange posted by the Bank of Canada for conversion of U.S. dollars into Canadian dollars was U.S.$1.00 equals $1.0787.

PROSPECTUS SUMMARY

The following is a summary of the principal features of the Offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. Please refer to the “Glossary of Terms” beginning on page 101 of this prospectus for a list of defined terms used herein.

INDUSTRY OVERVIEW

Value retail is a well-established and growing segment of the overall Canadian retail industry. Canadian consumer demand for value-oriented merchandise has grown substantially over the last decade, as evidenced by the increase in the number of general mass merchants, smaller value-priced chains, warehouse/club stores, discount food stores, close-out retailers and dollar stores.

The dollar store industry in which we operate is generally differentiated from that of other value retailers by one or more of the following: (i) low price points, typically in the $1.00 to $5.00 range; (ii) convenient locations and store size; (iii) broad offerings of everyday branded or unbranded merchandise; (iv) small or individual sized product quantities; and (v) a low or no-frills, self-service environment.

Merchandise offered by dollar stores generally includes household products and cleaning supplies, paper and plastics, health and beauty care products, party supplies, toys, food, novelty items, seasonal merchandise and impulse products. Canadian dollar store operators vary based on price range, store locations, merchandise mix, consistency of product selection and store layout. Many Canadian dollar stores have a market positioning similar to close-out retailers, offering a “treasure hunt” type shopping experience. Product selection and availability at these retailers change frequently and are often inconsistent, largely as a result of a sourcing strategy focused on importers and liquidators. Some dollar stores, including Dollarama, have differentiated themselves by offering a more consistent product selection which includes everyday household needs and a selection of nationally branded products, as well as an assortment of unique and seasonal items. This strategy is intended to drive customer loyalty and repeat traffic.

The Canadian dollar store industry remains under-penetrated relative to the U.S. dollar store industry. For the top five U.S. dollar store chains by number of stores, on a per capita basis, there were approximately 15,500 people per dollar store as of August 1, 2009. By contrast, for the top six Canadian dollar store chains by number of stores, management estimates that, on a per capita basis, there is approximately one dollar store for every 32,000 people as of August 1, 2009. Based on this U.S. industry data, we believe there is an opportunity for significant growth in the Canadian dollar store market.

BUSINESS OF THE CORPORATION

History

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. Mr. Rossy took the helm of the family retail business in 1973 and transitioned the business from a general merchandise retailer to a single price point dollar store chain. Mr. Rossy led the Dollarama management team to introduce a number of initiatives that have defined our current strategic focus. These included (i) adopting a fixed price point dollar store concept, (ii) pursuing our store network expansion strategy in Canada leading to stronger brand awareness and increased sales, and (iii) implementing a program to directly source merchandise from overseas suppliers to lower our merchandise costs and diversify and enhance our product offering. More recently, in February 2009, we launched our multiple price point product offering which, management believes, will contribute to future growth. Since November 18, 2004, funds advised by Bain Capital have owned approximately 80% of the Corporation’s common equity and Larry Rossy and other members of our current and former management team have owned approximately 20% of the Corporation’s common equity.

Our store network has increased at a compounded annual growth rate of approximately 16% over the last 17 fiscal years, expanding from 44 stores as of January 31, 1992 to 585 stores as of August 2, 2009. Over the past five fiscal years, our store growth has been entirely funded by our internally generated free cash flows.

The following chart illustrates the significant growth in our number of stores during the period from fiscal 1992 to the fiscal quarter ended August 2, 2009:

Business Overview

We are the leading operator of dollar stores in Canada with more than four times the number of stores as our next largest dollar store competitor in Canada. We are the only dollar store chain with a significant national presence and are continuing to expand in all Canadian provinces. Our stores average approximately 9,785 square feet and offer a targeted mix of merchandise at compelling values, including private label and nationally branded products. We offer a broad range of quality consumer products and general merchandise for everyday use, in addition to seasonal products. Our quality merchandise is sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65. All of our stores are corporate-owned, providing a consistent shopping experience, and nearly all are located in high-traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns.

Since fiscal year 2002, our sales and EBITDA have grown at compound annual growth rates of 16% and 18%, respectively. As of August 2, 2009, we operated 585 corporate-owned stores located across Canada and for the twelve-month period ended August 2, 2009, we generated sales of $1.2 billion and EBITDA of $161 million, respectively.

The following chart illustrates the significant growth in our sales and EBITDA during the period from fiscal 2002 to the fiscal quarter ended August 2, 2009:

($ millions)

(1)

In fiscal 2005 and fiscal 2006, EBITDA is further adjusted by $37.0 million and $9.7 million, respectively, with respect to the amortization of the step-up in fair value of the merchandise inventory as a result of the application of purchase accounting at the time of the Acquisition.

We believe that the leadership position we have achieved in the Canadian dollar store industry is attributable to a number of operational advantages, which will reinforce our future growth, including:

•	the number, location and penetration of our stores in our markets, which increase our brand recognition, generate word-of-mouth advertising and drive customer traffic;

•

our core offering of consistently available everyday products, which offers compelling value and makes our stores a destination shopping experience, in contrast to the “treasure hunt” type offering of certain other dollar stores;

•	our store size and consistent store format, which allows for an effective display of a broader assortment of merchandise;

•	our strong and long-standing supplier network, which enables us to update and diversify our product selection and rapidly respond to our customers’ changing needs;

•	the volume of goods that we directly source from low-cost foreign vendors, which allows us to deliver a strong customer value proposition at attractive margins;

•	our in-house product development expertise, which enables us to provide high-quality and consistent products; and

•	the size, scale and efficiencies of our warehouse and distribution operations.

Competitive Strengths

We believe that we have the following key competitive strengths:

Largest operator of dollar stores in Canada

We are the largest operator of dollar stores in Canada and the only national dollar store chain with a significant presence across all ten provinces. We have more than four times the number of stores as our next largest dollar store competitor in Canada. Our market-leading presence, coupled with an attractive consumer proposition, have allowed us to achieve strong consumer brand awareness in our core markets. Based on the Consulting Study, in our core markets of Québec and Ontario, Dollarama brand awareness is approximately 98% and 94%, respectively.

We benefit from economies of scale and expect them to grow as we expand our store footprint. This further reinforces our competitive position and ability to grow our sales profitably. We leverage our purchasing power across our store base to offer merchandise at compelling values on a consistent basis. The number, location and penetration of our stores in our markets increase our brand recognition, generate word-of-mouth advertising and drive customer traffic.

Convenient and consistent store format

We believe that our well-designed, convenient and consistent store format and layout distinguish us from our competitors. As of August 2, 2009, our stores averaged approximately 9,785 square feet. This store format allows for a more effective display of a broader assortment of merchandise within each product category. All of our stores are corporate-owned, enabling us to offer our customers a “one store” experience with a consistent look and layout. In addition, our corporate-owned store structure contributes to our overall operational excellence and the sharing of best practices.

Many of our customers make Dollarama a stand-alone shopping destination. According to the Consulting Study, on average, over 85% of visitors that enter a Dollarama store purchase products. We seek to strategically locate many of our stores in close proximity to leading mass merchants. Our experience has demonstrated that our convenient store format and attractive product offering provide a shopping experience complementary to that of mass merchants.

Our convenient and consistent store format and merchandising strategy have proven to be effective in urban, suburban and rural markets.

Compelling consumer value and merchandise offering

We believe that our customers perceive compelling value in our merchandise offering. According to the Consulting Study, for each dollar spent at Dollarama, customers perceive savings of equal or greater value. We make our merchandising decisions based on our goal of exceeding our customers’ expectations of the quality and variety of products they can purchase at our fixed price points.

Our stores offer a broad mix of general merchandise, seasonal and consumable products. Our private label and nationally branded merchandise includes a core selection of party supplies, greeting cards and gift wrap, crafts and stationery, kitchen and housewares, household products and cleaning supplies, basic health and beauty care products, toys, candy and food. We actively manage this merchandise mix and offer more than 3,700 year-round and 700 seasonal SKUs at any one time. As part of this active product management, we seek to improve profitability by continuously refreshing our SKUs in order to offer the best value and selection to our customers. We also focus on selling private label merchandise, a strategy that enables us to offer our customers quality products at compelling values. We believe that our merchandising strategy contributes to increased store traffic, repeat visits and greater customer loyalty as compared to our dollar store competitors.

Low-cost supplier network and strong, well-diversified supplier relationships

Our purchasing scale and direct sourcing capabilities contribute to our competitive cost position and ability to offer a wide selection of products at our low price points. In Fiscal 2009, the products directly sourced from low-cost foreign suppliers accounted for more than 50% of our purchases. We believe that our direct foreign and domestic sourcing capabilities are well established and enable us to deliver greater value to customers and to realize a higher gross margin relative to our industry peers. We believe we have built strong relationships and developed an excellent reputation with our suppliers. Our relationships with each of our top ten suppliers have been in effect for more than five years and our overseas direct sourcing program was initiated in 1992. Our supplier base is well diversified, with no single supplier accounting for more than 6% of our total purchases in the twelve-month period ended August 2, 2009. For the same period, our top 10 suppliers represented less than 25% of total purchases and our top 25 suppliers represented less than 39% of total purchases. As input prices fluctuate, we actively manage our sourcing portfolio in order to maintain or improve profitability. By sourcing directly from manufacturers, we avoid the costs typically associated with importers.

Superior store economics

The strong cash flows generated by our stores have allowed us to internally fund our growth over the last five fiscal years. When opening new stores, we closely adhere to our prototype store format and deploy our dedicated store opening team to simplify our operations and ensure consistent execution. Two-thirds of our store base has been opened, expanded, renovated or relocated within the last six fiscal years.

A new Dollarama store requires a minimal initial investment, which typically amounts to $0.6 million, including $0.4 million for capital expenditures and $0.2 million for inventory. Our stores generate $1.8 million in sales on average in the first year of operation and achieve an average capital payback period of less than two years and, we believe, deliver higher free cash flows and attractive returns relative to those of our major competitors. In Fiscal 2009, over 99.5% of our full year Comparable Stores had a positive Store Contribution Margin, in aggregate averaging approximately 21%.

Experienced and committed management team

We are led by an experienced management team with a proven track record. Our core management team includes Larry Rossy, our CEO and founder, who has been with the Corporation or its predecessors for over 40 years, Neil Rossy, our Senior Vice President, Merchandising, Leonard Assaly, our Senior Vice President, Information Technology and Logistics, Geoffrey Robillard, our Senior Vice President, Import Division, Nicholas Nomicos, our Senior Vice President, Interim CFO and Secretary, and Stéphane Gonthier, our COO. Except for Nicholas Nomicos and for Stéphane Gonthier, who joined in September 2007 after 10 years of prior retail experience, the members of our current senior management team have been with our Corporation for an average of 25 years.

Following the Offering, funds advised by Bain Capital will own approximately     •    % of our Common Shares (or    •    % if the Over-Allotment Option is exercised in full) and Larry Rossy and other members of our current and former management team will own in the aggregate approximately     •    % (or     •    % if the Over-Allotment Option is exercised in full).

Growth Strategy

Our goal is to grow our sales and profitability through the following key initiatives:

Strengthen our leading market position and continue to expand into new markets

As of August 2, 2009, we operated 585 stores across the ten Canadian provinces, including 228 stores located in Ontario, 207 in Québec, 89 in the Western Provinces and 61 in the Atlantic Provinces. We have opened 166 stores over the last three fiscal years. Of those store openings, approximately 39% have been in the Western Provinces, whereas approximately 61% have been in Ontario, Québec and the Atlantic Provinces. We intend to open at least 30 to 40 stores per year in the foreseeable future.

We pursue a disciplined and profitable store network expansion strategy and all Canadian provinces continue to present significant growth opportunities. Based on our current per capita penetration rate in Québec, we believe that there is presently the potential for at least 900 Dollarama stores in Canada.

The following table illustrates our current store count and per capita penetration rate by regional market as of August 2, 2009:

Regional Market	Current Stores	% Store Count	Population (millions)	1,000 People / Dollarama Store
Québec	207	35.4%	7.8	37
Ontario	228	39.0%	12.9	57
Atlantic Provinces	61	10.4%	2.3	38
Western Provinces	89	15.2%	10.2	115

Total	585	100.0%	33.2	57

We believe that our stores attract customers from a relatively small shopping radius, which allows us to profitably operate multiple stores in a single market. We believe that we can continue to profitably open stores across Canada, including in areas where our store density is the highest, such as in Québec. We continue to open new stores in Québec and we believe we can expand our presence in Ontario, the Atlantic Provinces and the Western Provinces, where we currently have a total of 228, 61 and 89 stores, respectively.

We opened a new distribution center in Fiscal 2007 and a new warehouse/corporate office in Fiscal 2008, which increased our warehousing capacity by approximately 325,000 square feet. Our current needs are serviced by single shifts at the distribution center and warehouses, allowing for future capacity increases. Under our current expansion plan, we believe our existing distribution network currently has the capacity to cost-effectively service more than 150 additional stores. We currently have no immediate plans to make significant new investments in our warehousing and distribution infrastructure.

We intend to grow our market share by executing the following strategies:

Accelerate Comparable Store sales growth

•

Further expand our multiple price point product offering. Prior to February 2009, almost all of our merchandise was sold at a single $1.00 price point. On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have created greater merchandising flexibility and allowed us to further broaden our product offering. This initiative has been well-received by customers, with items priced above $1.00 representing approximately 24% of our sales in our most recent fiscal quarter ended August 2, 2009. We believe that our strong recent Comparable Stores sales growth is due in part to the roll-out of our multiple price point product offering.

From fiscal year 2003, the first year we started tracking our Comparable Store sales growth, to Fiscal 2009, our annual Comparable Store sales growth averaged 3.0% and was positive in all but one fiscal year. As we sold items at a single $1.00 price point (except for select candy offered at $0.65) from fiscal year 2003 to Fiscal 2009, our Comparable Store sales were driven by an increase in units sold. The introduction of our multiple price point product offering in the fiscal quarter ended May 3, 2009 has positively contributed to our financial performance as evidenced by the acceleration of our Comparable Store sales growth during the fiscal quarter ended May 3, 2009 and the fiscal quarter ended August 2, 2009 to 7.5% and 7.0%, respectively. Since the introduction of multiple price points, Comparable Store sales have been driven both by an increase in units sold and by an increase in average selling price.

The following chart illustrates our Comparable Store sales growth over the period from fiscal 2003 to the fiscal quarter ended August 2, 2009:

•

Continue to execute our private label strategy. We believe our private label strategy, which is closely linked with our direct sourcing capabilities, allows us to retain greater control over our merchandise offering and enables us to better meet the evolving needs of our customers. Our in-house product development process enables us to constantly innovate and provide new and differentiated products to our customers. We believe that this strategy has increased our sales by enabling us to offer the products that our customers want in advance of our competitors. We also believe that, while we offer a large selection of private label products, there is considerable room to increase private label penetration within our stores.

•

Continue to offer convenient payment methods. We currently accept cash and, since the third quarter of Fiscal 2009, PIN-based debit cards in all of our stores. The debit card penetration rate in our stores has continually increased since its implementation, with debit card transactions representing approximately 29% of sales in our most recent fiscal quarter ended August 2, 2009. The average transaction size for debit card sales in our stores is currently approximately 2.5 times greater than the average transaction size for cash sales. In addition, we are currently testing the acceptance of credit cards under a pilot project in a limited number of our stores. We believe that providing our customers with alternative and convenient payment methods will improve our customers’ shopping experience and encourage them to spend more at our stores and visit them more frequently.

Gains in operating efficiencies

We seek to provide customers with superior value while maintaining strong operating margins through the implementation of disciplined cost controls. As we grow our store base and expand into new markets, we will seek to leverage our increased scale to achieve increased purchasing and distribution efficiencies, improve labour productivity and continue to strengthen our relationships with key vendors. We have also made significant investments in employee training and management information systems and expect our increased store base and higher net sales to further leverage our existing corporate infrastructure.

THE OFFERING

Issuer:	Dollarama Inc.

Offering:	• Common Shares from the treasury of the Corporation.

If the Over-Allotment Option is exercised in full, the Selling Shareholders will sell up to an additional    •     Common Shares. See “Plan of Distribution”.

Amount:	$• or $• if the Over-Allotment Option is exercised in full.

Offering Price:	$• per Common Share.

Common Shares Outstanding:	Prior to the Offering: • Common Shares.
After the Offering: • Common Shares. See “Plan of Distribution”.

Use of Proceeds:

The Corporation expects to receive $• in net proceeds from the Offering, after deducting fees payable by the Corporation to the Underwriters and the estimated expenses of the Offering (including the Advisory Fee). If the Over-Allotment Option is exercised, the Corporation will not receive any proceeds from the sale of Common Shares by the Selling Shareholders and the Corporation has agreed to pay the Underwriters’ Commission in respect of the Common Shares sold thereunder.

The Corporation intends to use the net proceeds from the Offering, together with a portion of the Corporation’s current cash balance as follows:

(i)	approximately $70.0 million to repay the Reorganization Promissory Notes (see “Reorganization”);

(ii)	approximately $38.0 million to repay in full the term loan A facility forming part of the Credit Facility; and

(iii)

the majority of the balance of approximately $• towards the repayment of either, or both, of the 8.875% Subordinated Notes and the Deferred Interest Notes (in accordance with their terms or by market transactions, privately negotiated transactions, tender offers or otherwise), and any associated foreign exchange swap agreements.

Until utilized for these purposes, the net proceeds will be invested in short-term investment grade securities or bank deposits. See “Use of Proceeds”, “Description of Material Indebtedness” and “Relationship Between the Corporation and Certain Underwriters”.

Over-Allotment Option:

The Selling Shareholders have granted the Underwriters an Over-Allotment Option to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option may be exercised by the Underwriters, in whole or in part, at their sole discretion, for a 30-day period following the Closing and entitles the Underwriters to purchase from the Selling Shareholders up to    •      Common Shares at the Offering Price (being approximately 15% of the number of Common Shares offered hereunder). If the Over-Allotment Option is exercised in full, the total price to the public will be $•, the Underwriters’ Commission will be $• and the net proceeds to the Corporation and the Selling Shareholders will be $• and $• , respectively. The Corporation will not receive any proceeds from the exercise of the Over-Allotment Option. See “Plan of Distribution”.

Risk Factors:

An investment in the Common Shares is speculative and involves a high degree of risk. Prospective purchasers should carefully consider the information set out under “Risk Factors” beginning on page 84 and the other information in this prospectus before purchasing Common Shares.

Dividend Policy:

The Corporation does not currently anticipate paying any cash dividends on its Common Shares in the foreseeable future. The Corporation currently intends to use its earnings to finance the expansion of its business and to reduce indebtedness. See “Dividend Policy”.

Unless otherwise indicated, the number of Common Shares outstanding after the Offering is based on     •     Common Shares. It does not include    •     Common Shares reserved for issuance under the Corporation’s management option plan.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set out selected financial information for the periods indicated. The selected consolidated financial information set out below as of February 1, 2009 and February 3, 2008, and for each of the three years ended February 1, 2009, February 3, 2008 and February 4, 2007 has been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. Our audited consolidated financial statements appearing elsewhere in this prospectus have been audited by our auditors, PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP’s report on these consolidated financial statements is included elsewhere in this prospectus.

The selected consolidated financial information set out below as of August 2, 2009 and for the six months ended August 2, 2009 and August 3, 2008 has been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited financial information presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The summary unaudited historical information for the twelve-month period ended August 2, 2009 has been derived by taking the historical audited consolidated statement of earnings for the year ended February 1, 2009, plus the historical unaudited consolidated statement of earnings for the six-month period ended August 2, 2009, less the historical unaudited consolidated statement of earnings for the six-month period ended August 3, 2008. The financial information included in the column labelled “Twelve Months Ended August 2, 2009 (Adjusted)” gives effect to the Reorganization and the Offering. You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds”, “Reorganization”, “Consolidated Capitalization” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Twelve Months Ended August 2, 2009 (Adjusted)		Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)				February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Earnings Data
Sales	$1,164.7		$1,164.7	$1,089.0	$972.4	$887.8	$576.8	$501.1
Cost of sales	766.5		766.5	717.1	640.9	588.5	380.7	331.3

Gross margin	398.2		398.2	371.9	331.5	299.3	196.1	169.8
Expenses:
General, administrative and store operating expenses	236.8	(2)	240.2	221.6	188.4	156.5	120.2	101.7
Amortization	23.8		23.8	21.8	18.4	13.5	12.3	10.3

Total expenses	260.6		264.0	243.4	206.8	170.0	132.5	112.0

Operating income	137.6		134.2	128.4	124.7	129.3	63.6	57.8

Interest expense on long-term debt	•	(1)
Interest expense on amounts due to shareholders	—	(3)
Foreign exchange loss (gain) on derivative financial instrument and long-term debt	•	(1)

	•
Provision for income taxes	•	(1)(2)(3)

Net earnings	$•

Net earnings per Common Share:
Basic	$•
Fully diluted	$•

	Twelve Months Ended August 2, 2009 (Adjusted)	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)			February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Balance Sheet Data(8)
Cash and cash equivalents(4)	$•	$103.5	$66.2	$26.3		$103.5
Merchandise inventories	250.1	250.1	249.6	198.5		250.1
Property and equipment	134.2	134.2	129.9	111.9		134.2
Total assets	•	1,344.2	1,363.0	1,200.5		1,344.2
Total debt(5)	•	776.3	805.0	787.6		776.3

Other Data
Gross margin(6)	34.2%	34.2%	34.1%	34.1%	33.7%	34.0%	33.9%
EBITDA(7)	$161.4	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7
Capital expenditures	$40.4	$40.4	$40.5	$46.0	$42.7	$16.8	$16.9
Comparable Store sales growth	5.9%	5.9%	3.4%	-1.5%	2.8%	7.2%	1.9%
Sales growth	13.7%	13.7%	12.0%	9.5%	19.4%	15.1%	11.6%
Number of stores(8)	585	585	564	521	463	585	536
Average store size (gross square feet)(8)	9,785	9,785	9,760	9,600	9,400	9,785	9,683

(1)	Adjustments required to interest expense on long-term debt, foreign exchange loss (gain) on long-term debt and related income taxes to reflect the impact of the use of proceeds from the Offering.

(2)

Adjustment required to general, administrative and store operating expenses and related income taxes to reflect the impact on such expenses of the termination of the Management Agreement as described under “Interest of Management and Others in Material Transactions”.

(3)

The Class A preferred shares and Class B preferred shares and junior subordinated notes will be converted into Common Shares as a result of the Reorganization. In addition, the Class C preferred shares will be converted into Promissory Notes that will be repaid as of the Closing. Consequently, the corresponding interest expense and related income taxes are adjusted to reflect these transactions.

(4)

In the column “Twelve Months Ended August 2, 2009 (Adjusted)”, cash and cash equivalents represent cash and cash equivalents as of August 2, 2009 adjusted to take into account the use of proceeds from the Offering.

(5)

As of February 3, 2008, February 1, 2009 and August 2, 2009, total debt is comprised of current portion of long-term debt, long-term debt before financing costs and discount and derivative financial instruments related to long-term debt. In the column “Twelve Months Ended August 2, 2009 (Adjusted)”, total debt represents total debt as of August 2, 2009 adjusted to take into account the use of proceeds from the Offering.

(6)	Gross margin represents gross profit as a percentage of sales.

(7)

EBITDA represents operating income increased by the amortization expense and the management fees as described in note 2 above. We have included EBITDA to provide investors with a supplemental measure of our operating performance. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Our management also uses EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA is not a presentation made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA in this prospectus is appropriate. However, EBITDA has important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, EBITDA does not reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt; and (d) income tax payments that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA only supplementally.

In addition, because other companies may calculate EBITDA differently than we do, EBITDA is not comparable to similarly titled measures reported by other companies.

(8)	At end of period.

A reconciliation of operating income as reported to EBITDA is included below:

	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)		February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Operating income	$134.2	$128.4	$124.7	$129.3	$63.6	$57.8
Amortization	23.8	21.8	18.4	13.5	12.3	10.3
Management fees(a)	3.4	3.3	3.2	3.2	1.6	1.6

EBITDA	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7

(a)	Refer to note 2 above.

A reconciliation of EBITDA to cash flows from operating activities is included below:

	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)		February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
EBITDA	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7
Current income taxes	(8.3)	(3.1)	(0.3)	(0.7)	(5.9)	(0.7)
Interest expense on long-term debt net of amortization of financing costs	(54.5)	(55.4)	(65.7)	(50.5)	(26.5)	(27.3)
Interest expense on amounts due to shareholders	(27.3)	(25.7)	(23.0)	(35.8)	(14.0)	(12.5)
Cash foreign exchange gain (loss) on derivative financial instruments and long-term debt(a)	10.0	14.3	(9.6)	6.1	(4.5)	(0.2)
Capitalized interest on long-term debt	20.5	20.7	—	—	9.8	10.1
Capitalized interest expense on amounts due to shareholders	24.8	23.9	21.3	32.8	13.0	12.1
Deferred lease inducements	2.4	2.3	2.3	3.3	0.9	0.8
Non-cash stock compensation expense	0.8	0.7	1.3	0.6	0.5	0.4
Amortization of deferred tenant allowances and leasing costs	(1.3)	(1.1)	(0.8)	(0.4)	(0.7)	(0.5)
Deferred tenant allowances and leasing costs	2.7	2.1	3.4	3.6	1.8	1.2
Management fees(b)	(3.4)	(3.3)	(3.2)	(3.2)	(1.6)	(1.6)

	127.8	129.0	72.0	101.8	50.3	51.5
Changes in non-cash operating elements of working capital	(5.6)	(12.2)	(20.7)	(13.0)	20.2	13.6

Net cash provided by operating activities	$122.2	$116.8	$51.3	$88.8	$70.5	$65.1

(a)	Represents the cash gain (loss) portion of the foreign exchange loss on long-term debt and change in fair value of derivative financial instruments.

(b)	Refer to note 2 above.

CORPORATE STRUCTURE

Incorporation and Office

Our Corporation was incorporated under the Canada Business Corporations Act by articles of incorporation dated October 20, 2004 as 4258401 Canada Inc. The Corporation’s name was changed to Dollarama Capital Corporation pursuant to articles of amendment dated November 16, 2004 and its articles were further amended on December 20, 2006 to, among other things, create classes of common and preferred shares, and on September 8, 2009 to change its name to Dollarama Inc. Immediately preceding Closing, the Corporation will amalgamate with 4513631 Canada Inc., one of its holding corporations, under the Canada Business Corporations Act pursuant to articles of amalgamation dated the date of the Closing. See “Reorganization”.

Our Corporation’s head and registered office is located at 5805 Royalmount Ave., Montreal, Québec, H4P 0A1.

Intercorporate Relationships

Our Corporation indirectly owns, through its subsidiaries, all of the equity interests in Dollarama L.P. and Dollarama Corporation, which together operate the Dollarama business.

On November 18, 2004, Dollarama Group L.P. and Aris Import Inc. entered into a senior secured credit facility. See “Description of Material Indebtedness – Credit Facility”. On August 12, 2005, Dollarama Group L.P. and Dollarama Corporation issued the 8.875% Senior Notes. See “Description of Material Indebtedness – 8.875% Subordinated Notes”. On December 20, 2006, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation issued the Deferred Interest Notes. See “Description of Material Indebtedness – Deferred Interest Notes”.

The following organization chart indicates the intercorporate relationships of our Corporation and our material subsidiary entities after giving effect to the completion of the Offering and the Reorganization, together with the jurisdiction of incorporation or constitution of each such entity:

(1)	For a description of the Deferred Interest Notes, see “Description of Material Indebtedness – Deferred Interest Notes”.

(2)	For a description of the Credit Facility, see “Description of Material Indebtedness – Credit Facility”.

(3)	For a description of the 8.75% Subordinated Notes, see “Description of Material Indebtedness – 8.875% Subordinated Notes”.

INDUSTRY OVERVIEW

Value retail is a well-established and growing segment of the overall Canadian retail industry. Canadian consumer demand for value-oriented merchandise has grown substantially over the last decade, as evidenced by the increase in the number of general mass merchants, smaller value-priced chains, warehouse/club stores, discount food stores, close-out retailers and dollar stores.

The dollar store industry in which we operate is generally differentiated from that of other value retailers by one or more of the following: (i) low price points, typically in the $1.00 to $5.00 range; (ii) convenient locations and store size; (iii) broad offerings of everyday branded or unbranded merchandise; (iv) small or individual sized product quantities; and (v) a low or no-frills, self-service environment.

Merchandise offered by dollar stores generally includes household products and cleaning supplies, paper and plastics, health and beauty care products, party supplies, toys, food, novelty items, seasonal merchandise and impulse products. Canadian dollar store operators vary based on price range, store locations, merchandise mix, consistency of product selection and store layout. Many Canadian dollar stores have a market positioning similar to close-out retailers, offering a “treasure hunt” type shopping experience. Product selection and availability at these retailers change frequently and are often inconsistent, largely as a result of a sourcing strategy focused on importers and liquidators. Some dollar stores, including Dollarama, have differentiated themselves by offering a more consistent product selection which includes everyday household needs and a selection of nationally branded products, as well as an assortment of unique and seasonal items. This strategy is intended to drive customer loyalty and repeat traffic.

The Canadian dollar store industry remains under-penetrated relative to the U.S. dollar store industry. For the top five U.S. dollar store chains by number of stores, on a per capita basis, there were approximately 15,500 people per dollar store as of August 1, 2009. By contrast, for the top six Canadian dollar store chains by number of stores, management estimates that, on a per capita basis, there is approximately one dollar store for every 32,000 people as of August 1, 2009. Based on this U.S. industry data, we believe there is an opportunity for significant growth in the Canadian dollar store market.

BUSINESS OF THE CORPORATION

History

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. Mr. Rossy took the helm of the family retail business in 1973 and transitioned the business from a general merchandise retailer to a single price point dollar store chain. Mr. Rossy led the Dollarama management team to introduce a number of initiatives that have defined our current strategic focus. These included (i) adopting a fixed price point dollar store concept, (ii) pursuing our store network expansion strategy in Canada leading to stronger brand awareness and increased sales and (iii) implementing a program to directly source merchandise from overseas suppliers to lower our merchandise costs and diversify and enhance our product offering. More recently, in February 2009, we launched our multiple price point product offering which, management believes, will contribute to future growth. Since November 18, 2004, funds advised by Bain Capital have owned approximately 80% of the Corporation’s common equity and Larry Rossy and other members of our current and former management team have owned approximately 20% of the Corporation’s common equity.

Our store network has increased at a compounded annual growth rate of approximately 16% over the last 17 fiscal years, expanding from 44 stores as of January 31, 1992 to 585 stores as of August 2, 2009. Over the past five fiscal years, our store growth has been entirely funded by our internally generated free cash flows.

The following chart illustrates the significant growth in our number of stores during the period from fiscal 1992 to the fiscal quarter ended August 2, 2009:

Business Overview

We are the leading operator of dollar stores in Canada with more than four times the number of stores as our next largest dollar store competitor in Canada. We are the only dollar store chain with a significant national presence and are continuing to expand in all Canadian provinces. Our stores average approximately 9,785 square feet and offer a targeted mix of merchandise at compelling values, including private label and nationally branded products. We offer a broad range of quality consumer products and general merchandise for everyday use, in addition to seasonal products. Our quality merchandise is sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65. All of our stores are corporate-owned, providing a consistent shopping experience, and nearly all are located in high-traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns.

Since fiscal year 2002, our sales and EBITDA have increased at compound annual growth rates of 16% and 18%, respectively. As of August 2, 2009, we operated 585 corporate-owned stores located across Canada and for the twelve-month period ended August 2, 2009, we generated sales of $1.2 billion and EBITDA of $161 million, respectively.

The following chart illustrates the significant growth in our sales and EBITDA during the period from fiscal 2002 to the fiscal quarter ended August 2, 2009:

($ millions)

(1)

In fiscal 2005 and fiscal 2006, EBITDA is further adjusted by $37.0 million and $9.7 million, respectively, with respect to the amortization of the step-up in fair value of the merchandise inventory as a result of the application of purchase accounting at the time of the Acquisition.

We believe that the leadership position we have achieved in the Canadian dollar store industry is attributable to a number of operational advantages, which will reinforce our future growth, including:

•	the number, location and penetration of our stores in our markets, which increase our brand recognition, generate word-of-mouth advertising and drive customer traffic;

•

our core offering of consistently available everyday products, which offers compelling value and makes our stores a destination shopping experience, in contrast to the “treasure hunt” type offering of certain other dollar stores;

•	our store size and consistent store format, which allows for an effective display of a broader assortment of merchandise;

•	our strong and long-standing supplier network, which enables us to update and diversify our product selection and rapidly respond to our customers’ changing needs;

•	the volume of goods that we directly source from low-cost foreign vendors, which allows us to deliver a strong customer value proposition at attractive margins;

•	our in-house product development expertise, which enables us to provide high-quality and consistent products; and

•	the size, scale and efficiencies of our warehouse and distribution operations.

Competitive Strengths

We believe that we have the following key competitive strengths:

Largest operator of dollar stores in Canada

We are the largest operator of dollar stores in Canada and the only national dollar store chain with a significant presence across all ten provinces. We have more than four times the number of stores as our next largest dollar store competitor in Canada. Our market-leading presence, coupled with an attractive consumer proposition, have allowed us to achieve strong consumer brand awareness in our core markets. Based on the Consulting Study, in our core markets of Québec and Ontario Dollarama brand awareness is approximately 98% and 94%, respectively.

We benefit from economies of scale and expect them to grow as we expand our store footprint. This further reinforces our competitive position and ability to grow our sales profitably. We leverage our purchasing power across our store base to offer merchandise at compelling values on a consistent basis. The number, location and penetration of our stores in our markets increase our brand recognition, generate word-of-mouth advertising and drive customer traffic.

Convenient and consistent store format

We believe that our well-designed, convenient and consistent store format and layout distinguish us from our competitors. As of August 2, 2009, our stores averaged approximately 9,785 square feet. This store format allows for a more effective display of a broader assortment of merchandise within each product category. All of our stores are corporate-owned, enabling us to offer our customers a “one store” experience with a consistent look and layout. In addition, our corporate-owned store structure contributes to our overall operational excellence and the sharing of best practices.

Many of our customers make Dollarama a stand-alone shopping destination. According to the Consulting Study, on average, over 85% of visitors that enter a Dollarama store purchase products. We seek to strategically locate many of our stores in close proximity to leading mass merchants. Our experience has demonstrated that our convenient store format and attractive product offering provide a shopping experience complementary to that of mass merchants.

Our convenient and consistent store format and merchandising strategy have proven to be effective in urban, suburban and rural markets.

Compelling consumer value and merchandise offering

We believe that our customers perceive compelling value in our merchandise offering. According to the Consulting Study, for each dollar spent at Dollarama, customers perceive savings of equal or greater value. We make our merchandising decisions based on our goal of exceeding our customers’ expectations of the quality and variety of products they can purchase at our fixed price points.

Our stores offer a broad mix of general merchandise, seasonal and consumable products. Our private label and nationally branded merchandise includes a core selection of party supplies, greeting cards and gift wrap, crafts and stationery, kitchen and housewares, household products and cleaning supplies, basic health and beauty care products, toys, candy and food. We actively manage this merchandise mix and offer more than 3,700 year-round and 700 seasonal SKUs at any one time. As part of this active product management, we seek to improve profitability by continuously refreshing our SKUs in order to offer the best value and selection to our customers. We also focus on selling private label merchandise, a strategy that enables us to offer our customers quality products at compelling values. We believe that our merchandising strategy contributes to increased store traffic, repeat visits and greater customer loyalty as compared to our dollar store competitors.

Low-cost supplier network and strong, well-diversified supplier relationships

Our purchasing scale and direct sourcing capabilities contribute to our competitive cost position and ability to offer a wide selection of products at our low price points. In Fiscal 2009, the products directly sourced from low-cost foreign suppliers accounted for more than 50% of our purchases. We believe that our direct foreign and domestic sourcing capabilities are well established and enable us to deliver greater value to customers and to realize a higher gross margin relative to our industry peers. We believe we have built strong relationships and developed an excellent reputation with our suppliers. Our relationships with each of our top ten suppliers have been in effect for more than five years and our overseas direct sourcing program was initiated in 1992. Our supplier base is well diversified, with no single supplier accounting for more than 6% of our total purchases in the twelve-month period ended August 2, 2009. For the same period, our top 10 suppliers represented less than 25% of total purchases and our top 25 suppliers represented less than 39% of total purchases. As input prices fluctuate, we actively manage our sourcing portfolio in order to maintain or improve profitability. By sourcing directly from manufacturers, we avoid the costs typically associated with importers.

Superior store economics

The strong cash flows generated by our stores have allowed us to internally fund our growth over the last five fiscal years. When opening new stores, we closely adhere to our prototype store format and deploy our dedicated store opening team to simplify our operations and ensure consistent execution. Two-thirds of our store base has been opened, expanded, renovated or relocated within the last six fiscal years.

A new Dollarama store requires a minimal initial investment, which typically amounts to $0.6 million, including $0.4 million for capital expenditures and $0.2 million for inventory. Our stores generate $1.8 million in sales on average in the first year of operation and achieve an average capital payback period of less than two years and, we believe, deliver higher free cash flows and attractive returns relative to those of our major competitors. In Fiscal 2009, over 99.5% of our full year Comparable Stores had a positive Store Contribution Margin, in aggregate averaging approximately 21%.

Experienced and committed management team

We are led by an experienced management team with a proven track record. Our core management team includes Larry Rossy, our CEO and founder, who has been with the Corporation or its predecessors for over 40 years, Neil Rossy, our Senior Vice President, Merchandising, Leonard Assaly, our Senior Vice President, Information Technology and Logistics, Geoffrey Robillard, our Senior Vice President, Import Division, Nicholas Nomicos, our Senior Vice President, Interim CFO and Secretary, and Stéphane Gonthier, our COO. Except for Nicholas Nomicos and for Stéphane Gonthier, who joined in September 2007 after 10 years of prior retail experience, the members of our current senior management team have been with our Corporation for an average of 25 years.

Following the Offering, funds advised by Bain Capital will own approximately     •    % of our Common Shares (or    •    % if the Over-Allotment Option is exercised in full) and Larry Rossy and other members of our current and former management team will own in the aggregate approximately     •    % (or     •     % if the Over-Allotment Option is exercised in full).

Growth Strategy

Our goal is to grow our sales and profitability through the following key initiatives:

Strengthen our leading market position and continue to expand into new markets

As of August 2, 2009, we operated 585 stores across the ten Canadian provinces, including 228 stores located in Ontario, 207 in Québec, 89 in the Western Provinces and 61 in the Atlantic Provinces. We have opened 166 stores over the last three fiscal years. Of those store openings, approximately 39% have been in the Western Provinces, whereas approximately 61% have been in Ontario, Québec and the Atlantic Provinces. We intend to open at least 30 to 40 stores per year in the foreseeable future.

We pursue a disciplined and profitable store network expansion strategy and all Canadian provinces continue to present significant growth opportunities. Based on our current per capita penetration rate in Québec, we believe that there is presently the potential for at least 900 Dollarama stores in Canada.

The following table illustrates our current store count and per capita penetration rate by regional market as of August 2, 2009:

Regional Market	Current Stores	% Store Count	Population (millions)	1,000 People / Dollarama Store
Québec	207	35.4%	7.8	37
Ontario	228	39.0%	12.9	57
Atlantic Provinces	61	10.4%	2.3	38
Western Provinces	89	15.2%	10.2	115

Total	585	100.0%	33.2	57

We believe that our stores attract customers from a relatively small shopping radius, which allows us to profitably operate multiple stores in a single market. We believe that we can continue to profitably open stores across Canada, including in areas where our store density is the highest, such as in Québec. We continue to open new stores in Québec and we believe we can expand our presence in Ontario, the Atlantic Provinces and the Western Provinces, where we currently have a total of 228, 61 and 89 stores, respectively.

We opened a new distribution center in Fiscal 2007 and a new warehouse/corporate office in Fiscal 2008, which increased our warehousing capacity by approximately 325,000 square feet. Our current needs are serviced by single shifts at the distribution center and warehouses, allowing for future capacity increases. Under our current expansion plan, we believe our existing distribution network currently has the capacity to cost-effectively service more than 150 additional stores. We currently have no immediate plans to make significant new investments in our warehousing and distribution infrastructure.

We intend to grow our market share by executing the following strategies:

Accelerate Comparable Store sales growth

•

Further expand our multiple price point product offering. Prior to February 2009, almost all of our merchandise was sold at a single $1.00 price point. On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have created greater merchandising flexibility and allowed us to further broaden our product offering. This initiative has been well-received by customers, with items priced above $1.00 representing approximately 24% of our sales in our most recent fiscal quarter ended August 2, 2009. We believe that our strong recent Comparable Stores sales growth is due in part to the roll-out of our multiple price point product offering.

From fiscal year 2003, the first year we started tracking our Comparable Store sales growth, to Fiscal 2009, our annual Comparable Store sales growth averaged 3.0% and was positive in all but one fiscal year. As we sold items at a single $1.00 price point (except for select candy offered at $0.65) from fiscal year 2003 to Fiscal 2009, our Comparable Store sales were driven by an increase in units sold. The introduction of our multiple price point product offering in the fiscal quarter ended May 3, 2009 has positively contributed to our financial performance, as evidenced by the acceleration of our Comparable Store sales growth during the fiscal quarter ended May 3, 2009 and the fiscal quarter ended August 2, 2009 to 7.5% and 7.0%, respectively. Since the introduction of multiple price points, Comparable Store sales have been driven both by an increase in units sold and by an increase in average selling price.

The following chart illustrates our Comparable Store sales growth over the period from fiscal 2003 to the fiscal quarter ended August 2, 2009:

•

Continue to execute our private label strategy. We believe our private label strategy, which is closely linked with our direct sourcing capabilities, allows us to retain greater control over our merchandise offering and enables us to better meet the evolving needs of our customers. Our in-house product development process enables us to constantly innovate and provide new and differentiated products to our customers. We believe that this strategy has increased our sales by enabling us to offer the products that our customers want in advance of our competitors. We also believe that, while we offer a large selection of private label products, there is considerable room to increase private label penetration within our stores.

•

Continue to offer convenient payment methods. We currently accept cash and, since the third quarter of Fiscal 2009, PIN-based debit cards in all of our stores. The debit card penetration rate in our stores has continually increased since its implementation, with debit card transactions representing approximately 29% of sales in our most recent fiscal quarter ended August 2, 2009. The average transaction size for debit card sales in our stores is currently approximately 2.5 times greater than the average transaction size for cash sales. In addition, we are currently testing the acceptance of credit cards under a pilot project in a limited number of our stores. We believe that providing our customers with alternative and convenient payment methods will improve our customers’ shopping experience and encourage them to spend more at our stores and visit them more frequently.

Gains in operating efficiencies

We seek to provide customers with superior value while maintaining strong operating margins through the implementation of disciplined cost controls. As we grow our store base and expand into new markets, we will seek to leverage our increased scale to achieve increased purchasing and distribution efficiencies, improve labour productivity and continue to strengthen our relationships with key vendors. We have also made significant investments in employee training and management information systems and expect our increased store base and higher net sales to further leverage our existing corporate infrastructure.

Stores

Store Locations and Site Selection

We carefully manage our real estate portfolio with the goal of maximizing chain-wide store profitability and maintaining a disciplined, cost-sensitive approach to store site selection. We evaluate potential store locations based on a variety of criteria, including (i) the level of retail activity and traffic patterns, (ii) the presence or absence of competitors, (iii) the population and demographics of the area, (iv) the total rent and occupancy cost per square foot, and (v) the location of existing Dollarama stores. Nearly all of our stores are located in high-traffic areas such as strip malls and shopping centers, where our management believes customers are likely to do their household shopping. We open stores in various locations, including metropolitan areas, mid-sized cities and small towns. We believe that our stores attract customers from a relatively small shopping radius, which allows us to profitably operate multiple stores in all markets across Canada. We believe that we can continue to profitably open stores in markets across Canada, including in areas where our store density is the highest, such as in Québec. Our ability to open new stores is dependent upon, among other factors, locating suitable sites and negotiating favorable lease terms.

As of August 2, 2009, we operated 585 stores in all Canadian provinces as detailed below:

Alberta	37	Nova Scotia	23
British Columbia	18	Ontario	228
Manitoba	21	Prince Edward Island	3
New Brunswick	27	Québec	207
Newfoundland and Labrador	8	Saskatchewan	13

With the exception of 18 of our stores that we lease at market rates from entities controlled by Larry Rossy, our remaining store locations are leased from a wide variety of third parties. See “Interest of Management and Others in Material Transactions”. We expect to continue to lease store locations as we expand. The average length of our leases is 11 years, and the average time to their expiration is 5.5 years. As current leases expire, we believe that we will be able either to obtain lease renewals, if desired, for present store locations, or to obtain leases for equivalent or better locations in the same general area. To date, we have not experienced difficulty in either renewing leases for existing locations or securing suitable leases for new stores. We believe that this leasing strategy enhances our flexibility to pursue various expansion and relocation opportunities resulting from changing market conditions.

Store Size and Condition

We offer a well-designed, convenient and consistent store format. Our average store size has increased over the past eight fiscal years from 5,272 square feet in 1998 to 9,785 square feet as of August 2, 2009 (of which between 80% and 85% is available selling square footage), with new stores opened in Fiscal 2009 averaging approximately 10,400 square feet.

Two-thirds of our store base has been opened, expanded, renovated or relocated within the last six fiscal years. We have spent an average of approximately $3.2 million annually on store renovations (including expansions) in each of the past three fiscal years. We believe that our current store network is in good condition and does not require material maintenance capital expenditures.

New Store Pay Back

Our expansion model is characterized by low capital investment to open stores, rapid sales increases after opening, consistent sales volumes and low ongoing operating costs (including low maintenance capital expenditure requirements), which together result in an attractive return on investment. A new Dollarama store requires a minimal initial investment, typically $0.6 million, including $0.4 million for capital expenditures and $0.2 million for inventory. Our stores generate on average $1.8 million in sales in the first year of operation, and achieve an average capital payback period of less than two years, and, we believe, deliver higher free cash flows and attractive returns relative to those of our major competitors. Our model has been effective in both rural and small communities as well as in more densely populated and metropolitan areas that typically include a larger number of competitors.

Customer Payment Methods

We currently accept cash and, since the third quarter of Fiscal 2009, PIN-based debit cards in all of our stores. The debit card penetration rate in our stores has continually increased since its implementation, with debit card transactions representing approximately 29% of sales in our most recent fiscal quarter ended August 2, 2009. The average transaction size for debit card sales in our stores is currently approximately 2.5 times greater than the average transaction size for cash sales. In addition, we are currently testing the acceptance of credit cards under a pilot project in a limited number of our stores.

Merchandise

Merchandise Mix

We offer a well-balanced targeted mix of merchandise at compelling values, including private label and nationally branded products. Our merchandise mix consists of:

•

Consumable products, which represented approximately 37% of our product offering (based on retail value) for the twelve-month period ended August 2, 2009 and which include household consumables, such as paper, plastics, foils and household products and cleaning supplies, basic health and beauty care, and candy, drinks, snacks and other food products;

•

General merchandise, which represented approximately 47% of our product offering (based on retail value) for the twelve-month period ended August 2, 2009 and which include party supplies, greeting cards, gift wrap and craft and stationery supplies, durable housewares and kitchenwares, hardware and electronics, toys, gifts, apparel and other items; and

•

Seasonal products, which represented approximately 16% of our product offering (based on retail value) for the twelve-month period ended August 2, 2009 and which include Valentine’s Day, St. Patrick’s Day, Easter, Halloween and Christmas merchandise, along with seasonal summer and winter merchandise.

The selection of items offered in our stores at any one time varies.

We are constantly adjusting our merchandise mix to offer the best value and a wide selection of products to our customers, as well as to maintain or improve our gross margins. Our stores carry a broad assortment of actively-managed SKUs, including more than 3,700 active year-round SKUs and more than 700 active seasonal SKUs at any one time. We analyze our products in inventory on a monthly basis for sales and profitability. Based on the results, we are able to quickly adjust our merchandise mix with a goal of optimizing profitability. Slower selling items are discontinued and replaced as warranted.

Our products are sold primarily in individual or multiple units at fixed prices of $0.65 (for select candy), $1.00, $1.25, $1.50 and $2.00. Prior to February, 2009, almost all of our merchandise was sold at a single $1.00 price point. On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have created greater merchandise flexibility and have allowed us to further broaden our product offering. This initiative has been well-received by customers, with items priced above $1.00 representing approximately 24% of our sales in the most recent fiscal quarter ended August 2, 2009. We believe that our strong recent Comparable Stores sales growth is due in part to the roll-out of our multiple price point product offering.

Merchandise Sourcing

We purchase most of our merchandise centrally from manufacturers, wholesalers, manufacturers’ representatives and importers. Our strategy is to source merchandise directly from the lowest cost suppliers that meet our high-quality standards. Our sourcing strategy blends directly imported merchandise from overseas and products sourced from North American vendors, which accounted for approximately 52% and 48%, respectively, of our total volume in the twelve-month period ended August 2, 2009. Typically, products purchased from Canadian manufacturers are consumables including household products and cleaning supplies, groceries, confectionary, and greeting cards. While we still source a majority of our overseas products from China, we have been steadily increasing our purchases from other overseas suppliers in the last two fiscal years, including goods sourced directly from India, Indonesia, Thailand, Turkey, Uruguay and Vietnam. We began developing relationships with overseas suppliers in 1993. During the twelve-month period ended August 2, 2009, we sourced more than 50% of our merchandise as a percentage of sales via our import operation directly from our supplier base. In addition, we also develop the product design, packaging, and labeling concepts for our private-label brand and work in concert with our suppliers selected to produce each item to meet our exacting standards.

Our supplier base is well diversified, with no single supplier accounting for more than 6% of our total purchases in the twelve-month period ended August 2, 2009. For the same period, our top 10 suppliers represented less than 25% of our total purchases and our top 25 suppliers represented less than 39% of our total purchases. We generally buy products on an order-by-order basis and do not enter into long-term purchase contracts or other assurances of continued

product supply or guaranteed product cost. However, we have strong and long-standing relationships with our suppliers, including relationships with seven of our top ten suppliers for more than ten years and each of our top ten suppliers for more than five years. The strength and duration of these relationships as well as our purchasing scale and direct sourcing capabilities contribute to our competitive cost position and ability to offer a wide selection of products at our price points.

Customers

Our customers seek value and convenience. Depending on their economic needs and geographic proximity, customers shop at Dollarama to fulfill various levels of basic needs, including fill-in shopping, periodic routine trips to stock up on household items, and weekly or more frequent trips to meet most of their essential purchasing needs. Many of our customers make Dollarama a stand-alone shopping destination. Our product offering also attracts impulse shoppers.

Marketing

We have generated rapid growth without significant expenditures on marketing and promotions. We believe that this is primarily due to our strong brand name and success at selecting store locations with high traffic and ease of accessibility. Given our everyday low price points, there are generally no sales or markdowns to advertise.

Advertising is employed almost exclusively for new store openings. We promote new store openings using a selection of media, which may include radio, local newspapers, circulars, and television. A new store advertising campaign may last from two to six weeks, depending on the store location.

Warehouse and Distribution Facilities

Our warehouse and distribution facilities consist of four warehouses and a distribution center, all five of which are owned by entities controlled by Larry Rossy. See “Interest of Management and Others in Material Transactions”. The five sites are subject to long-term lease agreements. The table below describes our warehouse and distribution facilities.

Location	Type	Size	Lease Expiration
Dorval, Québec	Warehouse	269,950 square feet	November 30, 2024
Lachine, Québec	Warehouse	356,675 square feet	November 30, 2024
Town of Mount Royal, Québec	Warehouse	128,838 square feet	November 30, 2024
Town of Mount Royal, Québec	Distribution Center	292,623 square feet	November 30, 2024
Town of Mount Royal, Québec	Warehouse	325,000 square feet	November 30, 2024

Our four warehouses are primarily used to store goods directly imported from overseas, while most domestic goods sourced from North American vendors are delivered directly to the distribution center (excluding products delivered directly to the stores). We warehouse approximately 60% of our merchandise in our four warehouses and distribute approximately 89% of our merchandise through the distribution center. The merchandise is then transported to our stores by outside contractors. See “Business of the Corporation – Transportation”. The remaining 11% of our merchandise is shipped by the suppliers directly to the stores. An example of items shipped directly to stores by our suppliers is greeting cards. Of the suppliers that ship directly to our stores, a limited number (such as some soft drink and greeting card suppliers) also work together with the store manager to manage inventory for the store.

We opened a new distribution center in Fiscal 2007 and a new warehouse/corporate office in Fiscal 2008, which increased our warehouse capacity by approximately 325,000 square feet. Our current needs are serviced on single shifts at the distribution center and warehouses, allowing for future capacity increases. Under our current expansion plan, we believe our existing distribution network currently has the capacity to cost-effectively service more than 150 additional stores. We currently have no immediate plans to make significant new investments in our warehouse and distribution infrastructure.

Warehouse inventory procurement is managed using standard demand forecasting and inventory planning methods based on historical demand. Products are distributed from our four warehouses through our distribution facility. We continuously strive to enhance our forecasting, inventory planning, safety stock and lead time management processes and tools. Store replenishment requirements are determined based on actual store sales.

Our aggregate warehouse and distribution center staffing needs are principally outsourced to third party agencies.

Transportation

We must constantly replenish depleted inventory through deliveries of merchandise to our distribution centers, and from our distribution centers to our stores by various means of transportation, including shipments by sea, train and truck on the roads and highways of Canada. We do not own any trucks and outsource our transportation needs. For the most part, we rely on third party carriers and typically do not enter into long-term transportation contracts with our carriers, but rather contract as needed on a purchase-order basis. Our transportation costs are subject to fuel cost increases or surcharges and therefore fluctuate over time. See “Risk Factors – Future Increases in Operating and Merchandise Costs”.

Competition

The Canadian dollar store industry is highly fragmented with many privately owned multi-outlet chains as well as independently-operated dollar stores. In addition to Dollarama, the largest multi-outlet dollar stores include Buck or Two, Dollar Giant, Dollar Store With More, Everything For a Dollar and Great Canadian Dollar Store. This group, including Dollarama, on a combined basis, operates more than 1,000 stores across Canada. Most of our multi-outlet competitors are franchise operations with significantly lower store counts than Dollarama, and four out of the five have reduced their total store count since January 2004.

We face competition in both the acquisition of inventory and sale of merchandise from multi-price dollar stores, variety and discount stores and mass merchants. See “Risk Factors – Competition in the Retail Industry”.

Employees

As of August 2, 2009, we employed 12,371 retail employees, including full-time, part-time, and temporary employees. We also employed 164 head office employees and 114 warehouse and distribution centre employees. We hire seasonal employees during busy seasons such as Christmas, which provides us with greater flexibility in our workforce and allows us to better address busier peak periods. None of our employees is a party to a collective bargaining agreement or represented by a labour union. See “Risk Factors – Failure to Attract and Retain Qualified Employees”.

Seasonality

Our business has limited sales seasonality. Generally, our highest sales volume occurs in the fourth quarter, which includes the Christmas selling season, and the lowest occurs in the first quarter. In addition, our quarterly results can be affected by the timing of new store openings and store closings, the amount of sales contributed by new and existing stores, as well as the timing of certain holidays. We purchase substantial amounts of inventory in the third quarter and incur higher shipping costs and higher payroll costs in anticipation of the increased sales activity during the fourth quarter. In addition, we carry merchandise during our fourth quarter that we do not carry during the rest of the year, such as gift sets, holiday decorations, certain baking items, and a broader assortment of toys and candy.

The following table reflects the seasonality of sales and gross margin for each of the quarters in the three most recent fiscal years. All of the quarters reflected below are comprised of 13 weeks.

(in % of total)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2009
Sales	21.7%	24.3%	25.0%	29.0%
Gross Margin	20.6%	25.0%	25.0%	29.4%

Fiscal 2008
Sales	22.2%	24.0%	24.9%	28.9%
Gross Margin	21.3%	24.5%	24.5%	29.7%

Fiscal 2007
Sales	20.8%	23.5%	24.6%	31.1%
Gross Margin	19.3%	23.3%	23.7%	33.7%

Intellectual Property

We rely on trademark laws to protect certain aspects of our business. Our registered trademarks in Canada include the following: Dollarama®, Duramax®, Richard®, Make it Special®, Gryphonware®, Stitch-It®, Medi Care & Globe Design®, Static Matic®, Frameworks & Design®, Dollarama Halfmoon & Design®, Dollarama Banner & Design®, Studio Media & Design®, Terrifik®, Dollarama Polygon Design®, Sparkle N’ Shine®, Dr. Bob®, Dollarama Banner Design (2007)®, E-Z Reach®, Studio & Design®, Flow-Rite® , Snaptite & design® and Hercules®, and we have a number of applications pending to register other trademarks in Canada including for Dollarama Plus™, Dollarama $1 Plus Halfmoon and Design™, $1 Plus Polygon Design™, Dollarama $1 Plus Polygon Design™, and Dollarama $1 Plus Banner and Design™. We also rely on a combination of unregistered trademark rights to protect our position as a branded company with strong name recognition.

Monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken, including sending demand letters and taking actions against third parties, may not prevent unauthorized use by others. The failure to adequately build, maintain and enforce our intellectual property portfolio could impair the strength of our brands. See “Risk Factors – Protection of Trademarks and Other Proprietary Rights”.

Technology

We use our information technology systems to manage our operations and in particular, for the efficient functioning of our business, including accounting, data storage, purchasing and inventory management, and store communications systems. Within the last two years, we have implemented an enterprise-wide software system solution encompassing finance, distribution, warehouse management, store replenishment, warehouse forecasting and supply chain functions, and a data warehouse system to enhance our reporting capabilities. The implementation of these systems has enabled management to more efficiently conduct our operations and gather, analyze, and assess information across all business segments and geographic locations. We believe that our existing information technology system infrastructure is sufficient to support our operational growth and provide us with the information we need to effectively run the business in the upcoming years.

Regulatory Matters

Our commercial activities subject us to risks related to product safety laws. Procedures are in place in order to address such risks. Our suppliers are responsible for the quality of their products and, in situations of non-compliance, they would have to assume such risks. Among other things, we reserve the right to discontinue acceptance of products from any supplier that is not in compliance. We also have controls in place to ensure that our strict standards are respected for our private label lines of products, which are manufactured by independent suppliers under contract, in order to protect the value of our label. Before agreeing to conduct business with an international supplier, we require a review of their existing audits. We also inspect a prospective supplier’s operations and production facilities in order to ensure compliance with our standards. In addition, we conduct random audits to ensure product quality and compliance with our standards.

We also work closely with Health Canada and the Canadian Food Inspection Agency to ensure that our products and operations meet all prescribed standards and regulations. These governing bodies also help us to monitor compliance and manage any potential recalls in our stores. Encouraged by the attention that has been given to consumer product safety by governments and government agencies, we use best practices for the storage, physical safety and distribution of products. The Corporation carries insurance covering product liability. See “Risk Factors – Product Liability Claims and Product Recalls.”

Under various federal, provincial, and local environmental laws and regulations, current or previous owners or occupants of property may become liable for the costs of investigating, removing and monitoring any hazardous substances found on the property. These laws and regulations often impose liability without regard to fault.

In the ordinary course of our business, we sometimes use, store, handle or dispose of commonplace household products that are classified as hazardous materials under various environmental laws and regulations. However, none of our products require special disposal measures and all such products are disposed of with regular trash, with the appropriate items being recycled. We have also adopted guidelines on disposal of recalled products. Although we expect to continue to incur ongoing capital and operating costs in the ordinary course of business to maintain compliance with existing and future applicable environmental laws and requirements, we do not anticipate that continuing compliance with such laws and requirements will have a material adverse effect upon our competitive or consolidated financial position. See “Risk Factors – Compliance with Environmental Regulations”.

USE OF PROCEEDS

The Corporation expects to receive $• in net proceeds from the Offering, after deducting fees payable by the Corporation to the Underwriters and the estimated expenses of the Offering (including the Advisory Fee). If the Over-Allotment Option is exercised, the Corporation will not receive any proceeds from the sale of Common Shares by the Selling Shareholders and the Corporation has agreed to pay the Underwriters’ Commission in respect of the Common Shares sold thereunder.

The Corporation intends to use the net proceeds from the Offering, together with a portion of the Corporation’s current cash balance as follows:

(i)	approximately $70.0 million to repay the Reorganization Promissory Notes (see “Reorganization”);

(ii)	approximately $38.0 million to repay in full the term loan A facility forming part of the Credit Facility; and

(iii)

the majority of the balance of approximately $• towards the repayment of either, or both, of the 8.875% Subordinated Notes and the Deferred Interest Notes (in accordance with their terms or by open market transactions, privately negotiated transactions, tender offers or otherwise), and any associated foreign exchange swap agreements.

The Corporation is currently in compliance with the terms of the Credit Facility, the 8.875% Subordinated Notes and the Deferred Interest Notes, such that the Corporation has the flexibility to apply the net proceeds from the Offering to repay any class of its current outstanding indebtedness.

As of August 2, 2009, the Corporation was indebted to the Banks under the Credit Facility for approximately $292.0 million. Borrowings under the Credit Facility were used for general corporate purposes.

Until utilized for these purposes, the net proceeds will be invested in short-term investment grade securities or bank deposits. See “Description of Material Indebtedness” and “Relationship Between the Corporation and Certain Underwriters”.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set out selected financial information for the periods indicated. The selected consolidated financial information set out below as of February 1, 2009 and February 3, 2008, and for each of the three years ended February 1, 2009, February 3, 2008 and February 4, 2007 has been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. Our audited consolidated financial statements appearing elsewhere in this prospectus have been audited by our auditors, PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP’s report on these consolidated financial statements is included elsewhere in this prospectus.

The selected consolidated financial information set out below as of August 2, 2009 and for the six months ended August 2, 2009 and August 3, 2008 has been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited financial information presented has been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The summary unaudited historical information for the twelve-month period ended August 2, 2009 has been derived by taking the historical audited consolidated statement of earnings for the year ended February 1, 2009, plus the historical unaudited consolidated statement of earnings for the six-month period ended August 2, 2009, less the historical unaudited consolidated statement of earnings for the six-month period ended August 3, 2008. The financial information included in the column labelled “Twelve Months Ended August 2, 2009 (Adjusted)” gives effect to the Reorganization and the Offering. You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Use of Proceeds”, “Reorganization”, “Consolidated Capitalization” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Twelve Months Ended August 2, 2009 (Adjusted)		Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)				February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Earnings Data
Sales	$1,164.7		$1,164.7	$1,089.0	$972.4	$887.8	$576.8	$501.1
Cost of sales	766.5		766.5	717.1	640.9	588.5	380.7	331.3

Gross margin	398.2		398.2	371.9	331.5	299.3	196.1	169.8
Expenses:
General, administrative and store operating expenses	236.8	(2)	240.2	221.6	188.4	156.5	120.2	101.7
Amortization	23.8		23.8	21.8	18.4	13.5	12.3	10.3

Total expenses	260.6		264.0	243.4	206.8	170.0	132.5	112.0

Operating income	137.6		134.2	128.4	124.7	129.3	63.6	57.8

Interest expense on long-term debt	•	(1)
Interest expense on amounts due to shareholders	—	(3)
Foreign exchange loss (gain) on derivative financial instrument and long-term debt	•	(1)

	•
Provision for income taxes	•	(1)(2)(3)

Net earnings	$•

Net earnings per Common Share:
Basic	$•
Fully diluted	$•

	Twelve Months Ended August 2, 2009 (Adjusted)	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)			February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Balance Sheet Data(8)
Cash and cash equivalents(4)	$•	$103.5	$66.2	$26.3		$103.5
Merchandise inventories	250.1	250.1	249.6	198.5		250.1
Property and equipment	134.2	134.2	129.9	111.9		134.2
Total assets	•	1,344.2	1,363.0	1,200.5		1,344.2
Total debt(5)	•	776.3	805.0	787.6		776.3

Other Data
Gross margin(6)	34.2%	34.2%	34.1%	34.1%	33.7%	34.0%	33.9%
EBITDA(7)	$161.4	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7
Capital expenditures	$40.4	$40.4	$40.5	$46.0	$42.7	$16.8	$16.9
Comparable Store sales growth	5.9%	5.9%	3.4%	-1.5%	2.8%	7.2%	1.9%
Sales growth	13.7%	13.7%	12.0%	9.5%	19.4%	15.1%	11.6%
Number of stores(8)	585	585	564	521	463	585	536
Average store size (gross square feet)(8)	9,785	9,785	9,760	9,600	9,400	9,785	9,683

(1)	Adjustments required to interest expense on long-term debt, foreign exchange loss (gain) on long-term debt and related income taxes to reflect the impact of the use of proceeds from the Offering.

(2)

Adjustment required to general, administrative and store operating expenses and related income taxes to reflect the impact on such expenses of the termination of the Management Agreement as described under “Interest of Management and Others in Material Transactions”.

(3)

The Class A preferred shares and Class B preferred shares and junior subordinated notes will be converted into Common Shares as a result of the Reorganization. In addition, the Class C preferred shares will be converted into Promissory Notes that will be repaid as of the Closing. Consequently, the corresponding interest expense and related income taxes are adjusted to reflect these transactions.

(4)

In the column “Twelve Months Ended August 2, 2009 (Adjusted)”, cash and cash equivalents represent cash and cash equivalents as of August 2, 2009 adjusted to take into account the use of proceeds from the Offering.

(5)

As of February 3, 2008, February 1, 2009 and August 2, 2009, total debt is comprised of current portion of long-term debt, long-term debt before financing costs and discount and derivative financial instruments related to long-term debt. In the column “Twelve Months Ended August 2, 2009 (Adjusted)”, total debt represents total debt as of August 2, 2009 adjusted to take into account the use of proceeds from the Offering.

(6)	Gross margin represents gross profit as a percentage of sales.

(7)

EBITDA represents operating income increased by the amortization expense and the management fees as described in note 2 above. We have included EBITDA to provide investors with a supplemental measure of our operating performance. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Our management also uses EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA is not a presentation made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA in this prospectus is appropriate. However, EBITDA has important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, EBITDA does not reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt; and (d) income tax payments that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA only supplementally.

In addition, because other companies may calculate EBITDA differently than we do, EBITDA is not comparable to similarly titled measures reported by other companies.

(8)	At end of period.

A reconciliation of operating income as reported to EBITDA is included below:

	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)		February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
Operating income	$134.2	$128.4	$124.7	$129.3	$63.6	$57.8
Amortization	23.8	21.8	18.4	13.5	12.3	10.3
Management fees(a)	3.4	3.3	3.2	3.2	1.6	1.6

EBITDA	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7

(a)	Refer to note 2 above.

A reconciliation of EBITDA to cash flows from operating activities is included below:

	Twelve Months Ended August 2, 2009	Fiscal Year Ended			26-Week Period Ended
(dollars in millions)		February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008
EBITDA	$161.4	$153.6	$146.3	$146.0	$77.5	$69.7
Current income taxes	(8.3)	(3.1)	(0.3)	(0.7)	(5.9)	(0.7)
Interest expense on long-term debt net of amortization of financing costs	(54.5)	(55.4)	(65.7)	(50.5)	(26.5)	(27.3)
Interest expense on amounts due to shareholders	(27.3)	(25.7)	(23.0)	(35.8)	(14.0)	(12.5)
Cash foreign exchange gain (loss) on derivative financial instruments and long-term debt(a)	10.0	14.3	(9.6)	6.1	(4.5)	(0.2)
Capitalized interest on long-term debt	20.5	20.7	—	—	9.8	10.1
Capitalized interest expense on amounts due to shareholders	24.8	23.9	21.3	32.8	13.0	12.1
Deferred lease inducements	2.4	2.3	2.3	3.3	0.9	0.8
Non-cash stock compensation expense	0.8	0.7	1.3	0.6	0.5	0.4
Amortization of deferred tenant allowances and leasing costs	(1.3)	(1.1)	(0.8)	(0.4)	(0.7)	(0.5)
Deferred tenant allowances and leasing costs	2.7	2.1	3.4	3.6	1.8	1.2
Management fees(b)	(3.4)	(3.3)	(3.2)	(3.2)	(1.6)	(1.6)

	127.8	129.0	72.0	101.8	50.3	51.5
Changes in non-cash operating elements of working capital	(5.6)	(12.2)	(20.7)	(13.0)	20.2	13.6

Net cash provided by operating activities	$122.2	$116.8	$51.3	$88.8	$70.5	$65.1

(a)	Represents the cash gain (loss) portion of the foreign exchange loss on long-term debt and change in fair value of derivative financial instruments.

(b)	Refer to note 2 above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Our functional and reporting currency is the Canadian dollar. Financial data has been prepared in conformity with Canadian GAAP. Certain measures used in this discussion and analysis do not have any standardized meaning under Canadian GAAP. When used, these measures are defined in such terms as to allow the reconciliation to the closest Canadian GAAP measure. It is unlikely that these measures could be compared to similar measures presented by other companies.

Information contained herein includes any significant developments to     •     , 2009.

Basis of Presentation

Our consolidated financial statements were prepared in accordance with Canadian GAAP.

Accounting Periods

On February 1, 2007, we changed our fiscal year end from January 31 to February 4, 2007 for Fiscal 2007 and to a floating year ending on the Sunday closest to January 31 for all subsequent fiscal years. We decided to change the year end date of Fiscal 2007 to February 4, 2007 even though it is not the Sunday closest to January 31 because as is traditional with the retail calendar, every 5 to 6 years, a week is added to the retail calendar. The week ended February 4, 2007 is therefore equivalent to our 53rd week in the retail calendar, leaving the 53rd week year behind us and the rest of our fiscal year end dates to fall on the Sunday closest to January 31. There are five less days of transactions included in Fiscal 2008 when compared with Fiscal 2007.

Overview

We are the leading operator of dollar stores in Canada with more than four times the number of stores as our next largest dollar store competitor in Canada. We are the only operator with a significant national presence and are continuing to expand in all Canadian provinces. Our stores average approximately 9,785 square feet and offer a targeted mix of merchandise at compelling values, including private label and nationally branded products. We offer a broad range of quality consumer products and general merchandise for everyday use, in addition to seasonal products. Our quality merchandise is sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.65. In addition, our stores are corporate-owned, enabling us to offer our customers a “one store” experience with a consistent look and layout.

Our strategy is to grow sales, net earnings and cash flows by building upon our position as the leading Canadian operator of dollar stores and to offer a compelling value proposition on a wide variety of everyday merchandise to a broad base of customers. We continually strive to maintain and improve the efficiency of our operations. Our products are sold primarily in individual or multiple units at fixed prices of $0.65 (for select candy), $1.00, $1.25, $1.50 and $2.00. Prior to February 2009, all our merchandise was sold at a single $1.00 price point, with the exception of select candy offered at $0.65. On February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have allowed us to further broaden our product offering.

Key items in Fiscal 2009

•	We opened 47 and temporarily closed four stores during the year (we temporarily close stores with the intention of either expanding, remodeling or relocating such stores);

•	We completed the implementation of PIN-based debit card technology in all of our stores which provides customers with an alternative and convenient method of payment;

•

Our sales increased 12.0% and Comparable Store sales increased 3.4% for Fiscal 2009. The sales growth was driven primarily by the opening of the 47 new stores (offset by the temporary closure of four stores) and the incremental full year impact of the 61 stores (offset by the temporary closure of three stores) opened during Fiscal 2008. The Comparable Store sales increase was driven by a 3.9% increase in the average transaction size and offset by a 0.5% decrease in number of transactions; and

•	We continued to implement a new information technology system.

Key Items in Fiscal 2010

We have established the following priorities and initiatives aimed at continuing our growth and improving our operating and financial performance while remaining focused on serving our customers:

•	Effective February 2, 2009, we introduced additional price points of $1.25, $1.50 and $2.00 which have created greater merchandising flexibility and allowed us to further broaden our product offering;

•

We plan to continue to develop our information technology system. We will seek to improve our internal processes to adjust to the new system and believe it offers a variety of benefits, including better inventory management capabilities and improved organizational communication;

•

In order to improve our store-level execution, we realigned our store operations management at the beginning of the year, began measuring store labour productivity and implemented enhanced loss prevention activities;

•	We intend to continue to improve our customers’ in-store experience through active category management and format evolution; and

•	We are currently conducting a pilot project to analyze customer receptivity to the introduction of credit cards as a payment alternative in 73 of our stores.

Factors Affecting Our Results of Operations

Sales

We recognize sales at the time the customer tenders payment for and takes possession of the merchandise. All sales are final. Our sales consist of Comparable Store sales and new store sales. Comparable Store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete fiscal months relative to the same period in the prior year. In Fiscal 2008, we revised our method for determining the stores that are included in the Comparable Store sales calculation. Beginning with the fourth quarter of Fiscal 2008, we provided the Comparable Store sales calculation for the stores that have been open at least 13 complete fiscal months and remain open at the end of the period. Previously, the Comparable Store sales calculation included only stores that had been open at least 13 complete fiscal months, that remain open at the end of the period and that were open for the entire previous year comparable period. Comparable Store sales for the 26-week period ended August 2, 2009 increased 7.2% and for the 52-week period ended February 1, 2009 increased 3.4%.

We include sales from expanded stores and relocated stores in Comparable Store sales. The primary drivers of Comparable Store sales performance are changes in number of transactions and average transaction size. To increase Comparable Store sales, we focus on offering a wide selection of high-quality merchandise at attractive values in well-designed, consistent and convenient store formats.

We have historically experienced limited seasonal fluctuations in sales and expect this trend to continue. We generated 29.0% of our sales in Fiscal 2009 during the fourth quarter due to the Christmas selling season.

Our sales are adversely affected by inflation and other adverse economic developments that affect the level of consumer spending in Canada where we sell our merchandise.

Cost of Sales

Our cost of sales consist mainly of merchandise and transportation costs (which are variable and proportional to our sales volume), store occupancy costs and certain distribution labour costs. We record vendor rebates consisting of volume purchase rebates, when earned. The rebates are recorded as a reduction of inventory purchases at cost, which has the effect of reducing cost of sales. In the past, as a single fixed price point dollar store, increases in operating and merchandise costs could negatively impact our operating results because we were not able to pass on cost increases to our customers. Redesigning direct sourced products was the only means to mitigate the impact of increasing unit costs. Although cost increases could still negatively impact our business, with our new multiple price point product offering introduced February 2, 2009, we now have greater flexibility to react to cost increases on a timely basis. We have historically reduced our cost of sales by shifting more of our sourcing to low-cost foreign suppliers. For the twelve-month period ended August 2, 2009, the direct overseas sourcing was 51.6% of our purchases compared to 53.2% for the same period in the prior year. While we still source a majority of our overseas products from China, we have been steadily increasing our purchases from other overseas suppliers in the last two fiscal years, including goods sourced directly from India, Indonesia, Thailand, Turkey, Uruguay and Vietnam. As a result, our cost of sales is impacted by the fluctuation of foreign currencies against the Canadian dollar. In particular, we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. Therefore, our cost of sales is impacted by the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar.

While we enter into forward contracts to hedge part of our exposure to fluctuations in the value of the U.S. dollar against the Canadian dollar, we do not hedge our exposure to fluctuations in the value of the Chinese renminbi against the U.S. dollar.

Shipping and transportation costs are also a significant component of our cost of sales. When fuel costs increase, shipping and transportation costs increase because the carriers generally pass on such cost increases to the users. Because of the high volatility of fuel costs, it is difficult to forecast the fuel surcharges we may incur from our contract carriers as compared with past quarters.

Our occupancy costs are driven by our base rent expense. We believe that we are generally able to negotiate leases at attractive market rates due to the increased consumer traffic which our stores usually generate in strip malls and shopping centers. We typically enter into leases with base terms of ten years and options to renew for one or more periods of five years each.

The Corporation adopted Canadian Institute of Chartered Accountants (“CICA”) Section 3031, “Inventories” during fiscal year ended February 1, 2009. This standard replaces Section 3030 and harmonizes the Canadian standard related to inventories with International Financial Reporting Standards (“IFRS”). Section 3031 states that costs directly associated with warehousing and distribution are capitalized as merchandise inventories whereas in all prior years, these costs were treated as period costs.

General, Administrative and Store Operating Expenses

Our general, administrative and store operating expenses consist of store labour and maintenance costs, which are primarily fixed, and salaries and related benefits of corporate and field management team members, administrative office expenses, professional fees and other related expenses. Although our average hourly wage rate is higher than the minimum wage, an increase in the mandated minimum wage could significantly increase our payroll costs unless we realize offsetting productivity gains and cost reductions. We expect our administrative costs to increase as we build our infrastructure to effectively meet the needs generated by the growth of the Corporation. General, administrative and store operating expenses also include management fees of up to $3.0 million per year plus expenses paid pursuant to our management agreement with funds advised by Bain Capital.

Merchandising Strategy

As part of our ongoing effort to offer more value and higher quality supplies to our customers, on February 2, 2009, we began offering in all our stores an additional assortment of products priced between $1.00 and $2.00. While the majority of products continue to be priced at $1.00, offering products between the $1.00 and $2.00 price range has expanded our merchandise selection with new items across most categories.

Economic or Industry-Wide Factors Affecting the Corporation

We operate in the value retail industry, which is highly competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. We compete with other dollar stores, variety and discount stores and mass merchants operating in Canada. These other retail companies operate stores in many of the areas where we operate and many of them engage in extensive advertising and marketing efforts. Additionally, we compete with a number of companies for prime retail site locations, as well as in attracting and retaining quality employees. We, along with other retail companies, expect continuing pressure resulting from a number of factors including, but not limited to: merchandise costs, recession and instability in the global economy, consumer debt levels and buying patterns, adverse economic conditions, interest rates, market volatility, customer preferences, unemployment, labour costs, inflation, currency exchange fluctuations, fuel prices, weather patterns, catastrophic events, competitive pressures and insurance costs. Due to current economic conditions, consumer spending could decline because of economic pressures, including unemployment. Reductions in consumer confidence and spending could have an adverse effect on our sales.

Effects of Inflation

The Corporation experienced material increases in merchandise costs, labour, energy, transportation and fuel costs during Fiscal 2009 which the Corporation believes was mainly due to inflation. Continued increases in such costs could adversely impact the Corporation’s operating results. The Corporation believes that inflation also had an impact on the Corporation’s overall operating results during Fiscal 2008 and Fiscal 2007.

Critical Accounting Policies and Estimates

In preparing our financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Valuation of Merchandise Inventories

The valuation of store merchandise inventories is determined by the retail inventory method valued at the lower of cost (weighted-average) or net realizable value. Under the retail inventory method, merchandise inventories are converted to a cost basis by applying an average cost to selling ratio. Merchandise inventories that are at the distribution center or warehouses and inventories that are in-transit from suppliers, are stated at the lower of cost and net realizable value, determined on a weighted-average cost basis. Merchandise inventories include items that have been marked down to management’s best estimate of their net realizable value and are included in cost of sales in the period in which the markdown is determined. We estimate our markdown reserve based on the consideration of a variety of factors, including but not limited to quantities of slow-moving or carryover seasonal merchandise on hand, historical markdown statistics and future merchandising plans. The accuracy of our estimates can be affected by many factors, some of which are outside of our control, including changes in economic conditions and consumer buying trends. Historically, we have not experienced significant differences in our estimates of markdowns compared with actual results.

Property and Equipment

Property and equipment are carried at cost. Property and equipment are amortized over the estimated useful lives of the respective assets as follows: (i) on the declining balance method, computer equipment and vehicles at 30%; and (ii) on the straight-line method, store and warehouse equipment at eight to ten years, computer software at five years and leasehold improvements at the terms of the lease. Property and equipment are reviewed for impairment periodically and whenever events or changes in circumstances indicate that the carrying value of an asset might not be recoverable.

Goodwill and Trade Name

Goodwill and trade name are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. Impairment is identified by comparing the fair value of the reporting unit to which it relates to its carrying value. To the extent the reporting unit’s carrying amount exceeds its fair value, we measure the amount of impairment in a manner similar to that of a purchase price allocation, and any excess of carrying amount over the implied fair value of goodwill is charged to earnings in the period in which the impairment is determined. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our business is impaired. Any resulting impairment would be charged to net earnings.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors which we consider could trigger an impairment review include, but are not limited to, significant negative industry or economic trend, and current, historical or projected losses that demonstrate continuing losses. Impairment is assessed by comparing the carrying amount of an asset with the expected future net undiscounted cash flows from its use together with its residual value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. The estimates regarding their fair value include assumptions about future conditions relating to our business, as well as the industry. If actual cash flows differ from those projected by management, additional write-down may be required.

Operating Leases

We recognize rental expense and inducements received from landlords on a straight-line basis over the term of the leases. Any difference between the calculated expense and the amounts actually paid is reflected as deferred lease inducements on our balance sheet.

Financial Instruments

Fair market value

We estimate the fair market value of our financial instruments based on current interest rates, foreign currency exchange rates, credit risk, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, deposits, accounts payable and accrued expenses, approximates their fair market value.

Hedging

We use derivative financial instruments in the management of our foreign currency and interest rate exposures. When hedge accounting is used, we document relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of hedged items.

Foreign exchange risks

We have significant cash flows and long-term debt denominated in U.S. dollars. We use foreign exchange forward contracts and foreign currency swap agreements to mitigate risks from fluctuations in exchange rates. Forward contracts and foreign currency swap agreements are used for risk management purposes and are designated as hedges of specific anticipated purchases.

Interest risks

Our interest rate risk is primarily in relation to our floating rate borrowings. We have entered into some swap agreements to mitigate part of this risk.

Others

In the event a derivative financial instrument designated as cash flow hedge is terminated or ceases to be effective prior to maturity, related realized and unrealized gains or losses are deferred under accumulated other comprehensive income (loss) and recognized in earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

Results of Operations

The following tables set forth the major components of the Corporation’s consolidated statements of earnings, expressed as a percentage of sales, for the periods indicated:

	Year ended			13-week period ended		26-week period ended
	February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008	August 2, 2009	August 3, 2008
Statements of Earnings Data
Sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.9%	65.9%	66.3%	66.1%	64.8%	66.0%	66.1%
General, administrative and store operating expenses	20.3%	19.4%	17.6%	20.2%	19.9%	20.8%	20.3%
Amortization	2.0%	1.9%	1.5%	2.1%	2.1%	2.1%	2.1%
Interest expense on long-term debt	5.6%	7.4%	6.2%	4.4%	5.5%	5.0%	6.0%
Interest expense on amounts due to shareholders	2.4%	2.4%	4.0%	2.4%	2.4%	2.4%	2.5%
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	4.1%	(3.5)%	0.5%	(7.0)%	0.4%	(5.0)%	1.9%
Provision for income taxes	1.1%	1.4%	2.0%	3.1%	2.0%	2.0%	1.1%

Net earnings (loss)	(1.4)%	5.1%	1.9%	8.8%	2.8%	6.5%	0.0%

Fiscal Year Ended February 1, 2009 Compared to Fiscal Year Ended February 3, 2008

Sales

Our sales increased $116.7 million, or 12.0%, from $972.4 million for Fiscal 2008, to $1,089.0 million for Fiscal 2009. Comparable Store sales increased 3.4% during Fiscal 2009, representing an increase of approximately $10.5 million. The Comparable Store sales increase was driven by a 3.9% increase in the average transaction size, offset by a 0.5% decrease in the number of transactions. The remaining portion of the sales growth, or $106.2 million, was driven primarily by the incremental full period impact of the 61 stores opened (offset by the temporary closure of three stores) during Fiscal 2008 and the opening of 47 new stores (offset by the temporary closure of four stores) in Fiscal 2009. Our total store square footage increased 10.0% from 5.0 million at February 3, 2008 to 5.5 million at February 1, 2009.

Cost of Sales

Cost of sales increased $76.3 million, or 11.9%, from $640.9 million for Fiscal 2008, to $717.1 million for Fiscal 2009. Our gross margin remained the same at 34.1% for Fiscal 2009. Adversely impacting gross margin this year as compared with the prior year were higher freight and fuel costs associated with our imported products and store transportation costs, offset by a favourable 0.1% impact of adopting the new accounting standard CICA Section 3031.

In Fiscal 2009, costs directly associated with warehousing and distribution are capitalized as merchandise inventories whereas in all prior years, these costs were treated as period costs. Please refer to Note 2 – “Accounting pronouncements adopted during the year—Inventories” in the annual consolidated financial statements appearing elsewhere in this prospectus.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $33.2 million, or 17.6%, from $188.4 million for Fiscal 2008, to $221.6 million for Fiscal 2009. This increase was primarily driven by an increase in store labour costs due to the increased number of stores in operation and minimum wage increases. General, administrative and store operating expenses to support our store network expansion also increased. As a percentage of sales, our general, administrative and store operating expenses increased from 19.4% for Fiscal 2008 to 20.3% for Fiscal 2009.

Amortization

Amortization expense increased $3.4 million, from $18.4 million for Fiscal 2008, to $21.8 million for Fiscal 2009. This increase was due to the amortization of property and equipment resulting from the new store openings and the amortization of capitalized software costs associated with our enterprise-wide software system.

Interest Expense on Long-Term Debt

Interest expense decreased $10.9 million from $72.1 million for Fiscal 2008, to $61.2 million for Fiscal 2009, which reflects the reduced debt outstanding and lower interest rates on variable-rate debt, partially offset by the impact of stronger U.S. dollar relative to the Canadian dollar. Average rates for translating U.S. dollars into Canadian dollars were 1.0850 for Fiscal 2009 and 1.0603 for Fiscal 2008.

Interest Expense on Amounts due to Shareholders

Interest expense increased $2.7 million from $23.0 million for Fiscal 2008, to $25.7 million for Fiscal 2009, which reflects the accretion on our junior subordinated notes and Class A, Class B and Class C preferred shares.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange loss on derivative financial instruments and long-term debt increased $79.2 million from a $34.4 million gain for Fiscal 2008, to a $44.8 million loss for Fiscal 2009, due mainly to the strengthening of the U.S. dollar relative to the Canadian dollar on the Deferred Interest Notes which are unhedged.

Provision for Income Taxes

Our effective tax rate is affected by non-deductible accretion value on preferred shares as well as gains and losses on foreign exchange which are only 50% taxable and valuation allowances taken on any cumulative foreign exchange loss. A reconciliation of our effective income tax rate is included in note 7(b) of our audited consolidated financial statements included elsewhere in this prospectus.

Net Earnings (Loss)

Net earnings decreased $65.5 million from $50.0 million for Fiscal 2008, to a loss of $15.5 million for Fiscal 2009. Sales growth, lower interest costs, lower provision for income taxes and a gain on foreign exchange on derivative financial instruments and long-term debt contributed to the net earnings increase while general, administrative and store operating expenses, amortization of property and equipment – both associated with the growth of our business, and the foreign exchange loss on the outstanding Deferred Interest Notes which are unhedged were factors which more than offset our earnings increase.

Fiscal Year Ended February 3, 2008 Compared to Fiscal Year Ended February 4, 2007

Sales

Our sales increased $84.6 million, or 9.5%, from $887.8 million for Fiscal 2007, to $972.4 million for Fiscal 2008. Comparable Store sales decreased 1.5% during Fiscal 2008, representing a decrease of approximately $12.5 million. The Comparable Store sales decrease was driven by a 2.8% decrease in the number of transactions, offset by a 1.3% increase in the average transaction size. We believe that during Fiscal 2008 the number of transactions and the average transaction size were negatively affected by store replenishment issues. These store replenishment issues were primarily caused by difficulties with the initial implementation of our enterprise-wide software system encompassing our finance, distribution, warehouse management and supply chain functions. These system start-up issues have been resolved.

Our sales in Fiscal 2008 were $10.6 million lower than in Fiscal 2007, due to the inclusion of an additional five days of transactions in Fiscal 2007. The remaining portion of the sales growth, or $107.7 million, was driven primarily by the opening of 61 new stores (offset by the temporary closure of three stores) in Fiscal 2008 and the incremental full year impact of the 68 stores (offset by the temporary closure of three stores) opened during Fiscal 2007. Our total store square footage increased 13.6% from 4.4 million at February 4, 2007 to 5.0 million at February 3, 2008.

Cost of Sales

Cost of sales increased $52.4 million, or 8.9%, from $588.5 million for Fiscal 2007, to $640.9 million for Fiscal 2008. Our gross margin increased from 33.7% for Fiscal 2007 to 34.1% for Fiscal 2008. The improvement in gross margin was driven by improved sourcing and favourable foreign exchange rates and was offset by higher transportation costs to service our Western Provinces stores. Since most of our products are distributed from our distribution center located in Eastern Canada, our Western expansion results in higher transportation costs.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $31.9 million, or 20.4%, from $156.5 million for Fiscal 2007, to $188.4 million for Fiscal 2008. This increase was primarily driven by an increase in store labour costs due to the increased number of stores in operation and minimum wage increases. In addition, general, administrative and store operating expenses also increased as a result of the implementation of our enterprise-wide software system, as well as increased administrative expenses to support our store network expansion. As a percentage of sales, our general administrative and store operating expenses increased from 17.6% for Fiscal 2007 to 19.4% for Fiscal 2008.

Amortization

Amortization expense increased $4.9 million, from $13.5 million for Fiscal 2007, to $18.4 million for Fiscal 2008. This increase was due to the amortization of property and equipment resulting from new store openings and the amortization of capitalized software costs associated with the implementation of our enterprise-wide software system.

Interest Expense on Long-Term Debt

Interest expense increased $17.2 million from $54.9 million for Fiscal 2007, to $72.1 million for Fiscal 2008, due mainly to a full year of expense on our Deferred Interest Notes. Interest expense increase was partially offset by the early principal repayment of U.S.$15.0 million of our Deferred Interest Notes and the impact of the stronger Canadian dollar relative to U.S. dollar. Average rates for translating the U.S. dollars into Canadian dollars were 1.0603 for Fiscal 2008 and 1.1358 for Fiscal 2007.

Interest Expense on Amounts due to Shareholders

Interest expense decreased $12.7 million from $35.8 million for Fiscal 2007, to $23.0 million for Fiscal 2008 due to the principal repayment of $148.1 million of our junior subordinated notes in December 2006 offset by the accretion on our Class A, Class B and Class C preferred shares.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange gain on derivative financial instruments and long-term debt increased $38.7 million from a $4.3 million loss for Fiscal 2007, to a $34.4 million gain for Fiscal 2008, due mainly to the impact of the strengthening of the Canadian dollar relative to the U.S. dollar on the Deferred Interest Notes which are unhedged.

Provision for Income Taxes

Our effective tax rate is affected by non-deductible accretion value on preferred shares as well as gains and losses on foreign exchange which are only 50% taxable and valuation allowances taken on any cumulative foreign exchange loss. A reconciliation of our effective income tax rate is included in note 7(b) of our audited financial statements included elsewhere in this prospectus.

Net Earnings (Loss)

Net earnings increased $33.0 million from $17.1 million for Fiscal 2007, to $50.0 million for Fiscal 2008. Sales growth, gross margin improvement, a decrease in provision for income taxes and a foreign exchange gain on the Deferred Interest Notes which are unhedged contributed to the net earnings increase while general, administrative and store operating expenses, amortization of property and equipment – both associated with the growth of our business –, and higher interest costs partially offset our earnings increase.

13-Week Period Ended August 2, 2009 Compared to 13-Week Period ended August 3, 2008

Sales

Our sales increased $39.1 million, or 14.8%, from $264.3 million for the 13-week period ended August 3, 2008, to $303.4 million for the 13-week period ended August 2, 2009. Comparable Store sales increased 7.0% during the 13-week period ended August 2, 2009, representing an increase of approximately $15.5 million. The Comparable Store sales increase was driven by a 1.4% increase in the number of transactions, as well as a 5.6% increase in the average transaction size. The remaining portion of the sales growth, or $23.6 million, was driven primarily by the full impact of the 54 stores opened in the last 13 full fiscal months ending August 2, 2009, and the incremental impact of four earlier store openings.

On February 2, 2009, we introduced our new selection of items at price points of $1.25, $1.50 and $2.00. This introduction was made progressively in the first quarter and the vast majority of our products is still sold at $1.00. We believe the introduction of new price points has favourably impacted our revenues and resulted in both an improved number of transactions and average transaction size. Our total store square footage increased 9.6% from 5.2 million at August 3, 2008 to 5.7 million at August 2, 2009.

Cost of Sales

Our cost of sales increased $29.4 million, or 17.2%, from $171.1 million for the 13-week period ended August 3, 2008, to $200.6 million for the 13-week period ended August 2, 2009. Our gross margin decreased to 33.9% for the 13-week period ended August 2, 2009 from 35.2% for the 13-week period ended August 3, 2008. The decrease in gross margin was driven primarily by a one-time favourable adjustment to our costs of direct-to-store delivered products in the period ended August 3, 2008, and the unfavourable impact of the stronger U.S. dollar relative to the Canadian dollar on our imported product costs.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $8.7 million, or 16.5%, from $52.7 million for the 13-week period ended August 3, 2008, to $61.4 million for the 13-week period ended August 2, 2009. This increase was primarily driven by an increase in store labour costs due to the increased number of stores in operation and average minimum wage increases of approximately 7.0%, processing fees for an increased number of debit and credit card transactions, increased store inventory count costs and blue box recycling program costs. These increases were offset by higher distribution labour productivity and lower professional fees and advertising costs. As a percentage of sales, our general, administrative and store operating expenses increased from 19.9% for the 13-week period ended August 3, 2008 to 20.2% for the 13-week period ended August 2, 2009.

Amortization

Amortization expense increased $0.7 million, from $5.6 million for the 13-week period ended August 3, 2008, to $6.3 million for the 13-week period ended August 2, 2009. Amortization of property and equipment increased $0.8 million due to new store openings and was offset $0.1 million by lower amortization of favourable leases.

Interest Expense on Long-Term Debt

Interest expense decreased $1.2 million from $14.7 million for the 13-week period ended August 3, 2008, to $13.5 million for the 13-week period ended August 2, 2009, driven by the lower debt outstanding and lower interest rates on variable-rate debt, and partially offset by the impact of the stronger U.S. dollar relative to the Canadian dollar. Average rates for translating U.S. dollars into Canadian dollars were 1.1316 for the 13-week period ended August 2, 2009 and 1.0101 for the 13-week period ended August 3, 2008.

Interest Expense on Amounts due to Shareholders

Interest expense increased $0.8 million from $6.3 million for the 13-week period ended August 3, 2008, to $7.1 million for the 13-week period ended August 2, 2009, which reflects the accretion on our junior subordinated notes and Class A, Class B and Class C preferred shares.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange gain on derivative financial instruments and long-term debt increased $22.4 million from a $1.1 million loss for the 13-week period ended August 3, 2008, to a $21.3 million gain for the 13-week period ended August 2, 2009, due mainly to the impact of strengthening of the Canadian dollar relative to the U.S. dollar on the Deferred Interest Notes which are unhedged.

Provision for Income Taxes

Our effective tax rate is affected by non-deductible accretion value on preferred shares as well as gains and losses on foreign exchange which are only 50% taxable and valuation allowances taken on any cumulative foreign exchange loss.

Net Earnings (Loss)

Net earnings increased $19.1 million from $7.5 million for the 13-week period ended August 3, 2008, to $26.6 million for the 13-week period ended August 2, 2009, mainly due to a net foreign exchange gain on the outstanding Deferred Interest Notes which are unhedged and higher gross margin dollars, offset by an increase in general, administrative and store operating expenses, an increase in loss on foreign exchange on derivative financial instruments and long-term debt and an increase in the income tax provision.

26-Week Period Ended August 2, 2009 Compared to 26-Week Period ended August 3, 2008

Sales

Our sales increased $75.7 million, or 15.1%, from $501.1 million for the 26-week period ended August 3, 2008, to $576.8 million for the 26-week period ended August 2, 2009. Comparable Store sales increased 7.2% in the 26-week period ended August 2, 2009, representing an increase of approximately $29.6 million. The Comparable Store sales increase was driven by a 2.4% increase in the number of transactions, as well as a 4.8% increase in the average transaction size. The remaining portion of the sales growth, or $46.0 million, was driven primarily by the full impact of the 54 stores opened in the last 13 full fiscal months ending August 2, 2009, and the incremental impact of 13 earlier store openings.

On February 2, 2009, we introduced our new selection of items at price points of $1.25, $1.50 and $2.00. This introduction was made progressively in the first quarter and the vast majority of our products is still sold at $1.00. We believe the introduction of new price points has favourably impacted our sales and resulted in both an improved number of transactions and higher average transaction size. Our total store square footage increased 9.6% from 5.2 million at August 3, 2008 to 5.7 million at August 2, 2009.

Cost of Sales

Our cost of sales increased $49.4 million, or 14.9%, from $331.3 million for the 26-week period ended August 3, 2008, to $380.7 million for the 26-week period ended August 2, 2009. Our gross margin increased to 34.0% for the

26-week period ended August 2, 2009 from 33.9% for the 26-week period ended August 3, 2008. Gross margin was favourably impacted by decreases in product costs offset by increased logistics and labour costs, including: (i) increased costs of road transportation to the Western Provinces during the winter months of Fiscal 2010 as compared to shipping by train which was less costly but less reliable during the winter months of Fiscal 2009, (ii) a $1.5 million retroactive health and safety assessment incurred this year in the Province of Québec which we are currently contesting, and (iii) increased inventory reserves we are taking this year in anticipation of potential transition-related costs associated with the introduction of our new assortment of merchandise priced between $1.00 and $2.00.

General, Administrative and Store Operating Expenses

General, administrative and store operating expenses increased $18.6 million, or 18.3%, from $101.7 million for the 26-week period ended August 3, 2008, to $120.2 million for the 26-week period ended August 2, 2009. This increase was primarily driven by an increase in store labour costs due to the increased number of stores in operation and average minimum wage increases of approximately 7.0%, processing fees for an increased number of debit and credit card transactions and increased store inventory count costs and blue box recycling program costs. These increased costs were partially offset by improved distribution labour productivity and lower professional fees and advertising costs. As a percentage of sales, our general, administrative and store operating expenses increased from 20.3% of sales for the 26-week period ended August 3, 2008 to 20.8% for the 26-week period ended August 2, 2009.

Amortization

Amortization expense increased $2.0 million, from $10.3 million for the 26-week period ended August 3, 2008, to $12.3 million for the 26-week period ended August 2, 2009. Amortization of property and equipment increased $1.8 million due to new store openings and $0.6 million due to a write-off of unfavourable lease amortization in the prior year, and was offset by $0.4 million lower amortization of favourable leases.

Interest Expense on Long-Term Debt

Interest expense decreased $1.1 million from $30.0 million for the 26-week period ended August 3, 2008, to $28.9 million for the 26-week period ended August 2, 2009, driven by the lower debt outstanding and lower interest rates on variable-rate debt, and partially offset by the impact of the stronger U.S. dollar relative to the Canadian dollar. Average rates for translating U.S. dollars into Canadian dollars were 1.1883 for the 26-week period ended August 2, 2009 and 1.0080 for the 26-week period ended August 3, 2008.

Interest Expense on Amounts due to Shareholders

Interest expense increased $1.6 million, from $12.5 million for the 26-week period ended August 3, 2008, to $14.0 million for the 26-week period ended August 2, 2009, which reflects the accretion on our junior subordinated notes and Class A, Class B and Class C preferred shares.

Foreign Exchange Loss (Gain) on Derivative Financial Instruments and Long-Term Debt

Foreign exchange gain on derivative financial instruments and long-term debt increased $38.4 million, from a $9.6 million loss for the 26-week period ended August 3, 2008, to a $28.8 million gain for the 26-week period ended August 2, 2009, due mainly to the impact of strengthening of the Canadian dollar relative to the U.S. dollar on the Deferred Interest Notes which are unhedged.

Provision for Income Taxes

Our effective tax rate is affected by non-deductible accretion value on preferred shares as well as gains and losses on foreign exchange which are only 50% taxable and valuation allowances taken on any cumulative foreign exchange loss.

Net Earning (Loss)

Net earnings increased $37.5 million, from $0.2 million for the 26-week period ended August 3, 2008, to $37.7 million for the 26-week period ended August 2, 2009. The increase in net earnings was driven mainly by sales growth, higher gross margin dollars and a net foreign exchange gain on the outstanding Deferred Interest Notes which are unhedged, offset by the increase in general, administrative and store operating expenses, an increased income tax provision and amortization of property and equipment expenses associated with the growth of our business.

Liquidity and Capital Resources

Cash Flows

The following table summarizes the statement of cash flows of the Corporation:

	Year ended			13-week period ended		26-week period ended
(dollars in millions)	February 1, 2009	February 3, 2008	February 4, 2007	August 2, 2009	August 3, 2008	August 2, 2009	August 3, 2008
Net cash provided by operating activities	$116.8	$51.3	$88.8	$53.6	$36.9	$70.5	$65.1
Net cash used in investing activities	(49.7)	(45.6)	(42.5)	(8.7)	(7.7)	(16.8)	(16.8)
Net cash used in financing activities	(27.1)	(27.2)	(29.5)	(8.2)	(6.6)	(16.4)	(19.6)

Net increase (decrease) in cash and cash equivalents	39.9	(21.5)	16.8	36.7	22.6	37.3	28.6
Cash and cash equivalents, beginning of period	26.3	47.8	31.0	66.8	32.3	66.2	26.3

Cash and cash equivalent – end of period	$66.2	$26.3	$47.8	$103.5	$54.9	$103.5	$54.9

Cash Flows from Operating Activities

Cash flows from operating activities for Fiscal 2009 were $116.8 million, an increase of $65.5 million compared to Fiscal 2008, driven mainly by (i) reduced interest expenses combined with the deferral of cash interest payments on our Deferred Interest Notes, (ii) decreased working capital requirements and (iii) the growth in our business, offset by increased cash taxes. Cash flows from operating activities for Fiscal 2008 were $51.3 million, a decrease of $37.5 million compared to Fiscal 2007 primarily due to increased interest expenses and working capital requirements.

Cash flows from operating activities for the 13-week period ended August 2, 2009 were $53.6 million, an increase of $16.6 million compared with the 13-week period ended August 3, 2008, due mainly to a decrease in our working capital requirements.

Cash flows from operating activities for the 26-week period ended August 2, 2009 were $70.5 million, an increase of $5.4 million compared to the 26-week period ended August 3, 2008, due mainly to the growth in our business and a decrease in our working capital requirements.

Cash Flows from Investing Activities

During Fiscal 2009, cash flows used for investing activities were $49.7 million compared to $45.6 million for Fiscal 2008. Purchases of property and equipment during Fiscal 2009 were lower by $5.5 million primarily due to fewer store openings of 47 stores and the temporary closure of four stores as compared with 61 stores and the temporary closure of three stores during Fiscal 2008. There was also a settlement of $9.4 million for foreign currency swap agreements used to mitigate foreign exchange risk associated with the capital and interest payment of our U.S.$200.0 million senior subordinated notes for Fiscal 2009.

During Fiscal 2008, cash flows used for investing activities were $45.6 million, compared to $42.5 million for Fiscal 2007. The increase was primarily due to our move to a newly constructed and leased head-office and warehouse. Higher store construction costs in Western Canada accounted for the remaining portion of the increase.

Cash flows used for investing activities in the 13-week period ended August 2, 2009 were $8.7 million, compared to $7.7 million in the 13-week period ended August 3, 2008. The increase was due to the opening of nine new stores less one temporary store closure versus six new stores opened during the same period in the prior year. In addition, we invested in interior displays and exterior signage associated with our new selection of items at price points of $1.25, $1.50 and $2.00. These investments were partially offset by less cash used in the continued implementation of our enterprise-wide system technology solution encompassing finance, distribution, warehouse management and supply chain functions which we first introduced during fourth quarter of Fiscal 2007 and less cash used to deploy our debit card technology.

Cash flows used for investing activities in the 26-week period ended August 2, 2009 were $16.8 million, almost identical to cash flows used for investing activities in the 26-week period ended August 3, 2008. Cash flows required for projects in Fiscal 2008, including cash registers, PIN-based debit card technology and initial implementation of our enterprise-wide system technology solution were offset by higher spending for 22 new stores less one temporary store closure during the 26-week period ended August 2, 2009 compared with 18 new stores less three temporary store closures during the 26-week period ended August 3, 2008.

Cash Flows from Financing Activities

During Fiscal 2009, cash flows used for financing activities were $27.1 million and included mainly $18.0 million of scheduled quarterly principal repayments on the term loan A facility, a $6.2 million mandatory payment due to the annual consolidated excess cash flows required under the terms of the term loan A facility and a $2.8 million scheduled quarterly principal repayment on the term loan B facility.

During Fiscal 2008, cash flows used for financing activities were $27.2 million and included mainly $13.1 million of scheduled quarterly principal repayments on the Credit Facility, $15.6 million to make a U.S.$15.0 million principal repayment on the Deferred Interest Notes, offset by the issuance of Class B common shares and Class B preferred shares to one of our executives for a total consideration of $2.0 million.

Cash flows used for financing activities during Fiscal 2007 were $29.5 million and included $28.9 million repayment of long-term debt, $222.2 million capital distributions and repayment of junior subordinated notes, $6.7 million financing cost associated with registration of the 8.875% Subordinated Notes and offset by $228.3 million of proceeds related to the Deferred Interest Notes.

Cash flows used for financing activities totaled $8.2 million in the 13-week period ended August 2, 2009 and included $7.5 million scheduled principal repayment on the term loan A facility and a $0.7 million (U.S.$0.6 million) scheduled quarterly principal repayment on the term loan B facility. Cash flows used for financing activities totaled $6.6 million in the 13-week period ended August 3, 2008 and included $6.0 million principal repayments on the term loan A facility and a $0.6 million (U.S.$0.6 million) scheduled quarterly repayment on the term loan B facility.

Cash flows used for financing activities totaled $16.4 million in the 26-week period ended August 2, 2009 and included $15.0 million scheduled principal repayment on the term loan A facility and a $1.4 million (U.S.$1.2 million) scheduled quarterly principal repayment on the term loan B facility. Cash flows used for financing activities totaled $19.6 million in the 26-week period ended August 3, 2008 and included $18.2 million principal repayments on the term loan A facility and a $1.2 million (U.S.$1.2 million) scheduled quarterly repayment on the term loan B facility.

Capital Expenditures

Capital expenditures for Fiscal 2009 were $40.5 million offset by tenant allowances of $2.6 million as compared with $46.0 million, offset by tenant allowances of $3.8 million for Fiscal 2008. The decreased spending in Fiscal 2009 was primarily due to fewer store openings, lower capital requirements associated with our move to a newly-constructed and leased head-office and warehouse in the previous year and lower capital requirements for information systems. Capital expenditures for stores were $35.3 million while $5.2 million was spent on projects to improve our information systems, warehouses and distribution center. Although there was less spending on new stores, we continued to improve, expand, renovate and relocate existing stores and prepared our stores to offer our new assortment of products that are priced between $1.00 and $2.00.

Capital expenditures for Fiscal 2008 were $46.0 million offset by tenant allowances of $3.8 million as compared with $42.7 million, offset by tenant allowances of $3.9 million for Fiscal 2007. The increased spending in Fiscal 2008 was primarily due to our move to a newly constructed and leased head-office and warehouse and higher store construction costs in Western Canada. Capital expenditures for stores were $34.1 million while $11.9 million was spent on projects to improve our information systems, increase our warehouse capacity and move into our new corporate head-office.

Capital expenditures for the 13-week period ended August 2, 2009 were $8.7 million offset by tenant allowances of $0.6 million as compared with $7.8 million, offset by tenant allowances of $0.8 million for the 13-week period ended August 3, 2008. Capital expenditures for the 26-week period ended August 2, 2009 were $16.8 million offset by tenant allowances of $1.8 million as compared with $16.9 million, offset by tenant allowances of $1.3 million for the 26-week period ended August 3, 2008.

For the 13-week and 26-week periods ended August 2, 2009, capital expenditures for new, expanded, renovated or relocated stores and store improvements were $7.6 million and $14.9 million respectively, while $1.1 million and $ 1.9 million respectively, were spent on projects to improve our in store displays, exterior signage, and warehouses and distribution center.

In each of Fiscal 2009 and Fiscal 2008, the average cost to open a new store was approximately $0.6 million, including $0.4 million for capital expenditures and $0.2 million for inventory.

Contractual Obligations

The following tables summarize our material contractual obligations (in millions of dollars) as of February 1, 2009, including off-balance sheet arrangements and our commitments:

Contractual obligations	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
Lease financing
Operating lease obligations(1)	$486.9	$67.4	$64.8	$61.0	$56.2	$51.3	$186.2

Long-term borrowings
Credit Facility	343.6	18.0	41.2	284.4	—	—	—
8.875% Subordinated Notes	245.3	—	—	—	245.3	—	—
Deferred Interest Notes	249.5	—	—	—	249.5	—	—
Due to Shareholders	256.1	—	—	—	—	—	256.1
Mandatory interest payments(2)	197.1	51.8	52.4	49.8	43.1	—	—

Total obligations	$1,778.5	$137.2	$158.4	$395.2	$594.1	$51.3	$442.3

Commitments	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
Letters of credit and surety bonds	$2.2	$2.2	$—	$—	$—	$—	$—

Total commitments	2.2	2.2	—	—	—	—	—

Total obligations and commitments	$1,780.7	$139.4	$158.4	$395.2	$594.1	$51.3	$442.3

(1)

Represent the basic annual rent, exclusive of the contingent rentals, common area maintenance, real estate taxes and other charges paid to landlords, all together representing less than 1/3 of our total lease expenses.

(2)

Based on the actual interest rate on the 8.875% Subordinated Notes and assumed interest rates on the amounts due under the Credit Facility, in each case, applying the current foreign exchange rate where required. Where swap agreements are in place, the mandatory interest payments reflect swap payments. For the Deferred Interest Notes, we assumed the current applicable rates. We do not have any obligation to pay interest in cash until maturity.

There have been no material changes to our contractual obligations and commercial commitments other than in the ordinary course of business since the end of fiscal 2009.

Debt and Commitments

We are and will continue to be significantly leveraged. Our principal sources of liquidity have been cash flows generated from operations and borrowings under our Credit Facility. Our principal cash requirements have been for working capital, capital expenditures and debt service. In connection with the Acquisition, we entered into the Credit Facility, pursuant to which we incurred $120.0 million of borrowings under the term loan A facility and U.S.$201.3 million of borrowings under the term loan B facility ($240.0 million based on the exchange rate on the closing date of the Acquisition), and the senior subordinated bridge loan facility, pursuant to which we borrowed an aggregate of $240.0 million.

On August 12, 2005, we issued U.S.$200.0 million 8.875% Subordinated Notes bearing interest at 8.875% per annum payable semi annually and maturing in August 2012. We used the proceeds from the sale of these 8.875% Subordinated Notes, together with additional borrowings under the term loan B facility of U.S.$45.0 million (approximately $55.2 million based on the exchange rate on February 1, 2009) that we incurred pursuant to an amendment to our Credit Facility to, (i) repay the outstanding borrowings under the senior subordinated bridge loan facility, (ii) make a cash distribution to our parent and (iii) pay related fees and expenses. At that time, the outstanding borrowings under the senior subordinated bridge loan including the accrued interest were $240.5 million bearing interest at Canadian Banker’s Acceptance rate plus 8.25% per annum and would have otherwise matured in May 2006.

On December 20, 2006, we issued U.S.$200.0 million Deferred Interest Notes bearing interest at 6-month LIBOR plus 5.75% (increasing to 6.25% after two years and 6.75% after three years) per annum, payable semi annually and maturing in August 2012. We used the proceeds from the sale of these notes to make a cash distribution to our parent and to pay related fees and expenses.

As of February 1, 2009, we and our subsidiaries had approximately $343.6 million of senior secured debt outstanding, consisting of debt outstanding under our Credit Facility, and U.S.$200.0 million ($245.3 million based on exchange rate on February 1, 2009) of senior subordinated debt outstanding, consisting of the 8.875% Subordinated Notes, and U.S.$203.4 million ($249.5 million based on exchange rate on February 1, 2009) of senior deferred interest debt outstanding, consisting of the Deferred Interest Notes.

Our and our subsidiaries’ ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, or other factors that are beyond our control. Based upon the current level of our operations, we believe that cash flows from operations, together with borrowings available under our Credit Facility, will be adequate to meet our future liquidity needs. Our assumptions with respect to future liquidity needs may not be correct and funds available to us from the sources described above may not be sufficient to enable us to service our indebtedness, or cover any shortfall in funding for any unanticipated expenses.

We and our subsidiaries, affiliates and significant shareholders may from time to time seek to retire or purchase our outstanding debt (including publicly issued debt) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Credit Facility

As of August 2, 2009, the Credit Facility consisted of a (i) $38.2 million term loan A facility maturing in May 2010, denominated in Canadian dollars; (ii) U.S.$235.5 million ($253.8 million based on the exchange rate on August 2, 2009) term loan B facility maturing in November 2011, denominated in U.S. dollars; and (iii) $75.0 million revolving credit facility, denominated in Canadian dollars, which includes a $25.0 million letter of credit subfacility and a $10.0 million swingline loan subfacility. As of August 2, 2009, there was an aggregate $294.9 million outstanding under the Credit Facility, including $2.6 million of letters of credit outstanding under the revolving credit facility. In addition, Dollarama Group L.P. may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof). We intend to use a portion of the net proceeds from this Offering to repay any outstanding amounts under the term loan A facility in full.

The interest rates per annum applicable to the loans under the Credit Facility, other than swingline loans, equal an applicable margin percentage plus, at the applicable borrower’s option, (1) in the case of U.S. dollar denominated loans, (a) a U.S. base rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate of interest for U.S. dollar loans made in Canada and (ii) the federal funds effective rate (converted to a rate based on a 365 or 366 day period, as the case may be) plus 1.0% per annum or (b) the rate per annum equal to the rate determined by Royal Bank of Canada to be the offered rate that appears on the page of the Telerate screen 3750 that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars for an interest period chosen by the applicable borrower of one, two, three, or six months (or, if made available by all applicable lenders, nine or twelve month periods) and (2) in the case of Canadian dollar denominated loans, (a) a Canadian prime rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate for Canadian dollar loans made in Canada and (ii) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for an interest period of one month as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders) plus 1.0% per annum or (b) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for the appropriate interest period as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders).

The applicable margin percentages for Canadian dollar denominated loans and U.S. dollar denominated loans are subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of August 2, 2009, the applicable margin percentage was 0.75% for Canadian prime rate loans and 1.75% for bankers’ acceptances and the applicable margin percentage was 1.75% for adjusted LIBOR rate loans and 0.75% for U.S. base rate loans. Swingline loans bear interest at an interest rate equal to the interest rate for Canadian prime rate loans. On the last day of each calendar quarter, Dollarama Group L.P. and Aris Import Inc. also pay a commitment fee (calculated in arrears) to each revolving credit lender in respect of any unused commitments under the revolving credit facility, subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of August 2, 2009, the commitment fee was 0.375%.

The Credit Facility contains various restrictive covenants that, subject to significant exceptions, limit Holdings and Dollarama Group L.P.’s ability and the ability of their restricted subsidiaries, to, among other things: make investments and loans, make capital expenditures, incur, assume, or permit to exist additional indebtedness, guarantees, or liens; engage in mergers, acquisitions, asset sales or sale-leaseback transactions, declare dividends, make payments on, or redeem or repurchase equity interests, alter the nature of the business, engage in certain transactions with affiliates, enter into agreements limiting subsidiary distributions, and prepay, redeem, or repurchase certain indebtedness including the 8.875% Subordinated Notes.

The Credit Facility requires Dollarama Group L.P. to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum lease-adjusted leverage ratio test, which becomes more restrictive over time. As of August 2, 2009, the terms of the Credit Facility required that Dollarama Group L.P. maintain a minimum interest coverage ratio of 2.50:1 and a lease-adjusted leverage ratio of no more than 4.75:1. As of August 2, 2009, Dollarama Group L.P. was in compliance with these financial covenants. The interest coverage ratio financial covenant is not subject to further adjustments and will be fixed at 2.50:1 for the remaining term of the Credit Facility, while the lease-adjusted leverage ratio financial covenant will become more restrictive over time, and will eventually require that Dollarama Group L.P. maintain a lease-adjusted leverage ratio of no more than 4.50:1.

Subject to exceptions, our Credit Facility requires mandatory prepayments or offer to prepay (with the failure to do so constituting an event of default) of the loans in the event of certain asset sales or other asset dispositions, issuances of equity securities or debt securities, or if we have annual consolidated excess cash flows. The Credit Facility is guaranteed by Holdings, Dollarama Group GP Inc. and all of Dollarama Group L.P.’s existing and future restricted subsidiaries, and is secured by a security interest in substantially all of the existing and future assets of Holdings, Dollarama Group GP Inc., Dollarama Group L.P. and Dollarama Group L.P.’s restricted subsidiaries, and a pledge of Dollarama Group L.P.’s capital stock and the capital stock of each of its subsidiaries, subject to certain exceptions agreed upon with the lenders and local law requirements.

We intend to seek an amendment to our Credit Facility to add a new secured revolving credit facility which would replace our existing secured revolving credit facility on the date of the Closing. We have received a commitment letter pursuant to which two Canadian chartered banks are to provide Dollarama Group L.P. with a $75.0 million secured revolving credit facility which would provide us with funds for working capital and general corporate purposes. The new secured revolving credit facility would mature in July 2012 and otherwise have the same terms, pricing, covenants, guarantees and security as the existing secured revolving credit facility.

If we are unable to obtain an amendment to our Credit Facility to permit a new secured revolving credit facility, we expect to make other arrangements to replace the existing secured revolving credit facility on or after the date of the Closing. One option that we may pursue is to enter into a new $50.0 million revolving credit facility, a significant portion of which would be unsecured. We currently have commitments to provide such a facility which would mature not earlier than August 2011. Such facility would not require an amendment to our Credit Facility, but due to its partially unsecured nature, the pricing would be higher than our current secured revolving credit facility.

8.875% Subordinated Notes

Dollarama Group L.P. and Dollarama Corporation issued U.S.$200.0 million of 8.875% Subordinated Notes on August 12, 2005. Interest on the 8.875% Subordinated Notes accrues at 8.875% per year and is payable semi-annually on February 15 and August 15 of each year. The 8.875% Subordinated Notes will mature on August 15, 2012.

The 8.875% Subordinated Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on August 15 of the years set forth below:

Year	Redemption Price
2009	104.438%
2010	102.219%
2011 and thereafter	100.000%

In addition, Dollarama Group L.P. and Dollarama Corporation may redeem all of the 8.875% Subordinated Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, if Dollarama Group L.P. and Dollarama Corporation become obligated to pay certain tax gross-up amounts. Following a change of control as defined in the 8.875% Subordinated Notes Indenture, Dollarama Group L.P. and Dollarama Corporation will be required to offer to purchase all of the 8.875% Subordinated Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase.

The 8.875% Subordinated Notes Indenture contains certain restrictions on us, including restrictions on Dollarama Group L.P.’s, Dollarama Corporation’s and their restricted subsidiaries’ ability to make investments and loans, incur indebtedness and issue preferred stock, declare dividends, make payments on, or redeem or repurchase equity interests, engage in certain transactions with affiliates, grant liens, sell assets, enter into agreements limiting subsidiary distributions, and engage in certain other activities. The 8.875% Subordinated Notes Indenture contains customary affirmative covenants and events of default, including, but not limited to, non-payment of principal, premium of interest, breach of covenants, cross default and cross acceleration to certain indebtedness, insolvency and bankruptcy events, material judgments and actual or asserted invalidity of the guarantees. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

The 8.875% Subordinated Notes constitute unsecured senior subordinated obligations of Dollarama Group L.P. and Dollarama Corporation and are subordinated in right of payment to all of Dollarama Group L.P.’s and Dollarama Corporation’s existing and future indebtedness, including obligations under the Credit Facility, and are pari passu in right of payment with any of their future senior subordinated indebtedness and senior in right of payment to any of their future subordinated indebtedness. The 8.875% Subordinated Notes are currently guaranteed by certain of Dollarama Group L.P.’s subsidiaries (other than Dollarama Corporation, as the co-issuer of the 8.875% Subordinated Notes), and will be guaranteed by certain of Dollarama Group L.P.’s future domestic subsidiaries. The guarantees are subordinated in right of payment to all existing and future senior indebtedness of the applicable guarantor, are pari passu in right of payment with any future senior subordinated debt of such guarantor and are senior in right of payment to any future subordinated indebtedness of such guarantor.

Deferred Interest Notes

Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation issued U.S.$200.0 million of Deferred Interest Notes on December 20, 2006. As of August 2, 2009, there was $228.6 million in aggregate principal amount and deferred interest outstanding. The Deferred Interest Notes will mature on August 15, 2012. Interest on the Deferred Interest Notes accrues and is payable semi-annually in arrears on June 15 and December 15 of each year, at a rate per annum equal to 6-month LIBOR plus 6.25%, increasing to 6.75% if any Deferred Interest Notes are outstanding on of after December 15, 2009. On each interest payment date, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may elect to pay interest in cash or defer the payment of interest, in which case such interest will become deferred interest and interest shall accrue on such deferred interest for subsequent interest periods. For the payment of interest due on June 15, 2009, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation deferred the payment of interest on the Deferred Interest Notes, which payment represented an amount of $8.7 million. Interest was also deferred on June 15, 2008 ($9.8 million) and December 15, 2008 ($8.7 million). An aggregate amount of $27.2 million of deferred interest remains outstanding as of June 15, 2009 and will be payable at the latest upon redemption or maturity of the Deferred Interest Notes.

The Deferred Interest Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount plus deferred interest), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during periods set forth below:

Year	Redemption Price
December 15, 2008 to December 14, 2009	102.00%
December 15, 2009 to December 14, 2010	101.00%
December 15, 2010 and thereafter	100.00%

In addition, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may redeem all of the Deferred Interest Notes at a price equal to 100% of the principal amount plus deferred interest, plus accrued and unpaid interest, if any, if Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation become obligated to pay certain tax gross-up amounts. Following a change of control as defined in the Deferred Interest Notes Indenture, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation will be required to offer to purchase all of the Deferred Interest Notes at a purchase price of 101% of their principal amount plus deferred interest, plus accrued and unpaid interest (other than deferred interest), if any, to the date of purchase.

The Deferred Interest Notes Indenture contains certain restrictions on us, including restrictions on Dollarama Group Holdings L.P.’s, Dollarama Group Holdings Corporation’s and their restricted subsidiaries’ ability to make investments and loans, incur indebtedness and issue preferred stock, declare dividends, make payments on, or redeem or repurchase equity interests, engage in certain transactions with affiliates, grant liens, sell assets, enter into agreements limiting subsidiary distributions, and engage in certain other activities. The Deferred Interest Notes Indenture contains customary affirmative covenants and events of default, including, but not limited to, non-payment of principal, premium of interest, breach of covenants, cross default and cross acceleration to certain indebtedness, insolvency and bankruptcy events, material judgments and actual or asserted invalidity of the guarantees. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

The Deferred Interest Notes constitute senior unsecured obligations of Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation. They rank equally in right of payment to all Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future unsecured senior indebtedness, senior in right of payment to any of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future senior subordinated indebtedness and subordinated indebtedness and are effectively subordinated in right of payment to any of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future secured debt, to the extent of such security and are structurally subordinated in right of payment to all existing and future debt and other liabilities, including the Credit Facility, the 8.875% Subordinated Notes, trade payables and lease obligations, of Dollarama Group Holdings LP’s subsidiaries. The Deferred Interest Notes are not guaranteed by any of Dollarama Group Holdings L.P.’s subsidiaries (other than Dollarama Group Holdings Corporation, as the co-issuer of the Deferred Interest Notes).

Junior subordinated notes

The junior subordinated notes were issued to the Corporation’s controlling shareholder and are junior unsecured obligations. The junior subordinated notes are structurally subordinated in right of payment to all existing and future debt and other liabilities of the Corporation. The junior subordinated notes are also subordinated in right of payments to the Class C preferred shares. The junior subordinated notes bear interest at a rate of 3.075% per quarter. The interest rate may be adjusted from time to time to cause the interest rate, net of the aggregate amount of taxes attributable directly or indirectly to such interest, to range from 2.7% to 3.51% per quarter. Interest is paid in arrears on the last business day of each February, May, August, and November. Pursuant to a continuing investor subscription agreement, the controlling shareholder agreed to use, or cause one or more of its subsidiaries to use, the amount of the interest paid on the then currently outstanding junior subordinated notes net of the aggregate amount of taxes attributable directly or indirectly to such interest to purchase additional junior subordinated notes and certain equity securities, in each case, in proportion to the aggregate junior subordinated notes and equity securities then outstanding. Principal of and interest on the junior subordinated notes shall be immediately due and payable in full upon an insolvency event, the failure to pay principal or the occurrence of the maturity date of November 30, 2019. No prepayment on the principal of the junior subordinated notes shall be made unless such payment is made on the Class A preferred shares and the Class B preferred shares of the Corporation and the junior subordinated notes on a pro rata basis.

Class A and Class B preferred shares

Class A and Class B preferred shares are redeemable at the option of the Corporation on a pro rata basis with the junior subordinated notes at their redemption price as set out in note 7(d) of our annual audited financial statements. The redemption price increases by a rate of 2.7% every quarter. Class B preferred shares, subject to the Corporation’s controlling shareholder’s indirect overriding call right, are redeemable at the option of the holder. Class A preferred shares are mandatorily convertible into common shares immediately before the closing of an initial public offering at a ratio corresponding to the redemption price divided by the fair market value of such common share.

Year	Redemption Price per share
February 1, 2009	$1.5605
February 3, 2008	$1.4139

Class C preferred shares

Class C preferred shares are redeemable at the option of the Corporation at a price representing 102% of the redemption price as set out in the table below. The redemption price increases by a rate ranging from 4% to 4.5% every six months. Class C preferred shares are retractable at the option of the holder no later than August 15, 2013 or 10 days before the closing of an initial public offering, for a cash consideration representing the redemption price.

Year	Redemption Price per share
February 1, 2009	$1.1849
February 3, 2008	$1.0969

Off-Balance Sheet Obligations

Other than operating lease obligations and letters of credit, we have no off-balance sheet obligations.

Recent Accounting Pronouncements

Capital disclosures, CICA 1535 requires that an entity disclose information that enables users of its financial statements to evaluate an entity’s objectives, policies and processes for managing capital. This is effective for interim and annual financial statements relating to years beginning on or after October 1, 2007. This section was adopted as of February 4, 2008. Disclosure requirements pertaining to this section are contained in the financial statements.

CICA 3031 establishes standards for the measurement and disclosure of inventories and applies to interim and annual financial statements relating to years beginning on or after January 1, 2008. The adoption of this section had an impact on the financial statements as stated in Note 2 of our annual audited financial statements.

These new sections, CICA 3862 (on disclosures) and CICA 3863 (on presentation) replace CICA 3861, revising and enhancing its disclosure requirements and carrying forward unchanged its presentation requirements. The new sections are effective for interim and annual financial statements for years beginning on or after October 1, 2007. These sections were adopted as of February 4, 2008. Disclosure requirements pertaining to these sections are contained in the financial statements.

CICA 3064 replaces CICA 3062 and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of IAS 38, Intangible Assets. CICA 1000 is amended to clarify criteria for recognition of an asset. CICA 3450 is replaced by guidance in CICA 3064. EIC 27 is no longer applicable for entities that have adopted CICA 3064. AcG 11 is amended to delete references to deferred costs and to provide guidance on development costs as intangible assets under CICA 3064. This new standard is effective for interim and annual financial statements for years beginning on or after October 1, 2008. We will evaluate the effect of this standard on its consolidated financial statements.

CICA 3064 replaces CICA 3062 and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of IAS 38, Intangible Assets. CICA 1000 is amended to clarify criteria for recognition of an asset. CICA 3450 is replaced by guidance in CICA 3064. EIC 27 is no longer applicable for entities that have adopted CICA 3064. AcG 11 is amended to delete references to deferred costs and to provide guidance on development costs as intangible assets under CICA 3064.

This new standard is effective for interim and annual financial statements for years beginning on or after October 1, 2008. This Section was adopted as of February 2, 2009 with no impact on the consolidated financial statements.

CICA Handbook Section 1582, “Business Combinations”; Section 1601, “Consolidated Financial Statements”; and Section 1602, “Non-controlling Interests”, replace Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to International Financial Reporting Standard 3, “Business Combinations (January 2008)”, and IAS 27, “Consolidated and Separate Financial Statements (January 2008)”. Section 1582 is effective for business combinations for which the acquisition date is on or after the first quarter beginning on January 31, 2011 with early adoption permitted. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on January 20, 2011 with early adoption permitted. This section was adopted as of February 2, 2009 with no impact on the interim financial statements.

In June 2009, the CICA amended section 3862, “Financial Instruments – Disclosures”, to include additional disclosure requirements about fair value measurement for financial instruments and liquidity risk disclosures. These amendments require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. Fair value of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly. Level 3 valuations are based on inputs that are not based on observable market data. The amendments to Section 3862 apply for annual financial statements relating to fiscal years ending after September 30, 2009.

In January 2009, CICA issued EIC-173, “Credit risk and the fair value of financial assets and financial liabilities”, which establishes a precision to Section 3855, “Financial Instruments – Recognition and Measurement” in the assessment of credit risk in determination of the fair value of financial assets and financial liabilities. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This new standard is effective for interim and annual financial statements for years ending on or after January 20, 2009. The adoption of this new standard had no impact on the consolidated financial statements.

CICA Handbook Sections 1582, “Business Combinations”, 1601, “Consolidated Financial Statements” and 1602, “Non-controlling Interest” replace the former CICA 1581, “Business Combinations”, and 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to IFRS 3, “Business Combinations (January 2008)” and IAS 27, “Consolidated and Separate Financial Statements (January 2008)”. Section 1582 is effective for business combinations for which the acquisition date is on/after the first quarter beginning on January 31, 2011. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on January 20, 2011. We expect Sections 1582, 1601 and 1602 will have an impact on the accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, was amended to include requirements to assess and disclose an entity’s ability to continue as a going-concern. When financial statements are not prepared on a going-concern basis, that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the Corporation is not considered a going concern. The new requirements are effective for the Corporation for interim and annual financial statements beginning January 1, 2008. The adoption of this new standard had no impact on the consolidated financial statements.

Future Accounting Changes

In February 2008, the Accounting Standards Board (“AcSB”) confirmed that the use of International Financial Reporting Standards (“IFRS”) will replace Canadian GAAP in 2011 for publicly accountable profit-oriented enterprises. The transition from current Canadian GAAP to IFRS will be applicable for the Corporation for the fiscal year beginning on January 1, 2011. The Corporation will convert to these new standards according to the timetable set for these new rules. The Corporation has established its transition plan and has formally established a project team. The project team, which consists of members from Finance, is overseen by the Corporation’s CFO. It reports on a regular basis to senior management and to the Audit Committee. The Corporation uses an external advisor to assist in the conversion project.

DIVIDEND POLICY

The Corporation has never declared or paid any cash dividends on its Common Shares and does not currently anticipate paying any cash dividends on its Common Shares in the foreseeable future. The Corporation currently intends to use its earnings to finance the expansion of its business and to reduce indebtedness. In addition, the Corporation’s ability to pay dividends is limited by the terms of some of Dollarama’s debt instruments. Any future determination to pay dividends on the Common Shares will be at the discretion of the Board of Directors and will depend on, among other things, Dollarama’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant. See also “Description of Material Indebtedness”. “Risk Factors – No Current Plans to Pay Cash Dividends” and “Risk Factors – Holding Company Structure.

DESCRIPTION OF SECURITIES

Immediately following the Closing, the Corporation’s authorized share capital will consist of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series (the “Preferred Shares”). Immediately following the Closing, there will be     •     Common Shares issued and outstanding and no Preferred Shares will be issued and outstanding.

Common Shares

The holders of the Common Shares are entitled to one vote in respect of each Common Share held at all meetings of holders of shares, other than meetings at which only the holders of another class or series of shares are entitled to vote separately as a class or series. The holders of the Common Shares are entitled to receive any dividend declared by the Corporation in respect of the Common Shares, subject to the rights of the holders of other classes of shares. The holders of the Common Shares will be entitled to receive, subject to the rights of the holders of other classes of shares, the remaining property and assets of the Corporation available for distribution, after payment of liabilities, upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

Preferred Shares

The Preferred Shares will be issuable at any time and from time to time in one or more series. The Board of Directors will be authorized to fix before issue the number of, the consideration per share of, the designation of, and the provisions attaching to, the Preferred Shares of each series, which may include voting rights, the whole subject to the issue of a certificate of amendment setting forth the designation and provisions attaching to the Preferred Shares or shares of the series. The Preferred Shares of each series will rank on a parity with the Preferred Shares of every other series and will be entitled to preference over the Common Shares and any other shares ranking junior to the Preferred Shares with respect to payment of dividends and distribution of any property or assets in the event of the Corporation’s liquidation, dissolution or winding-up, whether voluntary or involuntary. If any cumulative dividends (whether or not declared), non-cumulative dividends declared or amounts payable on a return of capital are not paid in full, the Preferred Shares of all series will participate rateably in accordance with the amounts that would be payable on such Preferred Shares if all such dividends were declared and paid in full or the sums that would be payable on such shares on the return of capital were paid in full, as the case may be.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Credit Facility

General

In connection with the Acquisition, Dollarama Group L.P. and Aris Import Inc. entered into a senior credit agreement on November 18, 2004 with a group of lenders for a Credit Facility. As of August 2, 2009, the Credit Facility consisted of a (i) $38.2 million term loan A facility maturing in May 2010, denominated in Canadian dollars; (ii) U.S.$235.5 million ($253.8 million based on the exchange rate on August 2, 2009) term loan B facility maturing in November 2011, denominated in U.S. dollars; and (iii) $75.0 million revolving credit facility, denominated in Canadian dollars, which includes a $25.0 million letter of credit subfacility and a $10.0 million swingline loan subfacility. As of August 2, 2009, there was an aggregate of $294.9 million outstanding under the Credit Facility, including $2.6 million of letters of credit outstanding under the revolving credit facility. In addition, Dollarama Group L.P. may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150.0 million (or the U.S. dollar equivalent thereof).

Interest Rate and Fees

The interest rates per annum applicable to the loans under the Credit Facility, other than swingline loans, equal an applicable margin percentage plus, at the applicable borrower’s option, (1) in the case of U.S. dollar denominated loans, (a) a U.S. base rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate of interest for U.S. dollar loans made in Canada and (ii) the federal funds effective rate (converted to a rate based on a 365 or 366 day period, as the case may be) plus 1.0% per annum or (b) the rate per annum equal to the rate determined by Royal Bank of Canada to be the offered rate that appears on the page of the Telerate screen 3750 that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars for an interest period chosen by the applicable borrower of one, two, three, or six months (or, if made available by all applicable lenders, nine or twelve-month periods) and (2) in the case of Canadian dollar denominated loans, (a) a Canadian prime rate equal to the greater of (i) the rate of interest per annum equal to the rate which Royal Bank of Canada establishes at its main office in Toronto from time to time as the reference rate for Canadian dollar loans made in Canada and (ii) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for an interest period of one month as listed on the applicable Reuters Screen CDOR (Certificate of Deposit Offered Rate) page (plus 0.10% for certain lenders) plus 1.0% per annum or (b) the rate per annum determined as being the arithmetic average of the rates quoted for bankers’ acceptances for the appropriate interest period as listed on the applicable Reuters Screen CDOR page (plus 0.10% for certain lenders).

The applicable margin percentages for Canadian dollar denominated loans and U.S. dollar denominated loans are subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of August 2, 2009, the applicable margin percentage was 0.75% for Canadian prime rate loans and 1.75% for bankers’ acceptances and the applicable margin percentage was 1.75% for adjusted LIBOR rate loans and 0.75% for U.S. base rate loans. Swingline loans bear interest at an interest rate equal to the interest rate for Canadian prime rate loans. On the last day of each calendar quarter, Dollarama Group L.P. and Aris Import Inc. also pay a commitment fee (calculated in arrears) to each revolving credit lender in respect of any unused commitments under the revolving credit facility, subject to adjustment based upon the level of the total lease-adjusted leverage ratio. As of August 2, 2009, the commitment fee was 0.375%.

Amortization

Beginning with a first instalment on April 30, 2005, the Credit Facility required scheduled quarterly payments on (1) the U.S. dollar denominated term loans in an amount of 0.25% (calculated as of the date such loans were made) of the U.S. dollar denominated term loans, with the balance paid at maturity of the U.S. term loan facility and (2) the Canadian dollar denominated term loans in an amount initially equal to 1.25% (increasing on each subsequent April 30 by 1.25%) of the original Canadian dollar denominated term loans, with the balance paid at maturity of the Canadian term loan facility.

Prepayments

Subject to certain exceptions, the Credit Facility requires prepayment of or offers to prepay outstanding term loans with:

•	50% (as may be reduced based upon the total lease-adjusted leverage ratio (as of August 2, 2009 such percentage has been reduced to 25%)) of annual excess cash flow;

•

50% (as may be reduced based upon the total lease-adjusted leverage ratio (as of August 2, 2009 such percentage has been reduced to 0%)) of the net cash proceeds from specified issuances of equity securities;

•	100% of the net cash proceeds from certain incurrences of debt; and

•	100% of the net cash proceeds from certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions.

Proceeds required to prepay in full the loans are first applied to the Canadian dollar denominated term loan facility with the remaining proceeds thereafter applied to the U.S. dollar denominated term loan facility.

Prior to the fifth anniversary of the applicable funding date, all mandatory prepayments and scheduled amortization payments of the U.S. dollar denominated term loans are limited in aggregate amount to 25% of the applicable principal amount of the U.S. dollar denominated term loans borrowed under the Credit Facility (with a catch-up payment following such applicable fifth anniversary).

Voluntary prepayments of loans under the Credit Facility and voluntary reductions of revolving loan commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR rate loans and bankers’ acceptances.

Covenants and Events of Default

The Credit Facility contains various restrictive covenants that, subject to significant exceptions, limit Holdings and Dollarama Group L.P.’s ability and the ability of their restricted subsidiaries, to, among other things: make investments and loans, make capital expenditures, incur, assume, or permit to exist additional indebtedness, guarantees, or liens; engage in mergers, acquisitions, asset sales or sale-leaseback transactions, declare dividends, make payments on, or redeem or repurchase equity interests, alter the nature of the business, engage in certain transactions with affiliates, enter into agreements limiting subsidiary distributions, and prepay, redeem, or repurchase certain indebtedness including the 8.875% Subordinated Notes (as defined below). The Credit Facility contains events of default customary for such financings, including, but not limited to, nonpayment of principal, interest or other amounts when due, breach of covenants, failure of any representation or warranty to be true in any material respect when made or deemed made, cross default to certain indebtedness, change of control, insolvency and bankruptcy events, material judgments, actual or asserted invalidity of the guarantees or security documents and ineffectiveness of subordination provisions in junior financing documentation. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

Change of control events include if certain “permitted holders” (being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more than 30% of the voting stock of Holdings or more voting stock in Holdings than funds advised by Bain Capital, in which case they are not included as “permitted holders” for this purpose) cease to hold a majority, directly or indirectly, of Holdings’ voting stock; unless, following such event, (i) no other person or group of persons (other than “permitted holders”) becomes the beneficial owner of more than 35%, directly or indirectly, (or, if higher, the percentage then held by such “permitted holders”) of Holdings’ voting stock, and, (ii) a majority of Holdings’ directors continues to be directors that were recommended for nomination for election by Holdings’ board of directors, in which case such event shall not be considered a change of control.

The Credit Facility requires Dollarama Group L.P. to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum lease-adjusted leverage ratio test, which becomes more restrictive over time. As of August 2, 2009, the terms of the Credit Facility required that Dollarama Group L.P. maintain a minimum interest coverage ratio of 2.50:1 and a lease-adjusted leverage ratio of no more than

4.75:1. As of August 2, 2009, Dollarama Group L.P. was in compliance with these financial covenants. The interest coverage ratio financial covenant is not subject to further adjustments and will be fixed at 2.50:1 for the remaining term of the Credit Facility, while the lease-adjusted leverage ratio financial covenant will become more restrictive over time, and will eventually require that Dollarama Group L.P. maintain a lease-adjusted leverage ratio of no more than 4.50:1.

Guarantees and Security

The Credit Facility is guaranteed by Holdings, Dollarama Group GP Inc. and all of Dollarama Group L.P.’s existing and future restricted subsidiaries, and is secured by a security interest in substantially all of the existing and future assets of Holdings, Dollarama Group GP Inc., Dollarama Group L.P. and Dollarama Group L.P.’s restricted subsidiaries, and a pledge of Dollarama Group L.P.’s capital stock and the capital stock of each of its subsidiaries, subject to certain exceptions agreed upon with the lenders and local law requirements.

New Revolving Credit Facility

We intend to seek an amendment to our Credit Facility to add a new secured revolving credit facility which would replace our existing secured revolving credit facility on the date of the Closing. We have received a commitment letter pursuant to which certain lenders are to provide Dollarama Group L.P. with a $75.0 million secured revolving credit facility which would provide us with funds for working capital and general corporate purposes. The new secured revolving credit facility would mature in July 2012 and otherwise have the same terms, pricing, covenants, guarantees and security as the existing secured revolving credit facility.

If we are unable to obtain an amendment to our Credit Facility to permit a new secured revolving credit facility, we expect to make other arrangements to replace the existing secured revolving credit facility on or after the date of the Closing. One option that we may pursue is to enter into a new $50.0 million revolving credit facility, a significant portion of which would be unsecured. We currently have commitments to provide such a facility which would mature not earlier than August 2011. Such facility would not require an amendment to our Credit Facility, but due to its partially unsecured nature, the pricing would be higher than our current secured revolving credit facility.

8.875% Subordinated Notes

Dollarama Group L.P. and Dollarama Corporation issued U.S.$200.0 million of 8.875% Subordinated Notes on August 12, 2005. Interest on the 8.875% Subordinated Notes accrues at 8.875% per year and is payable semi-annually on February 15 and August 15 of each year. The 8.875% Subordinated Notes will mature on August 15, 2012.

The 8.875% Subordinated Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on August 15 of the years set forth below:

Year	Redemption Price
2009	104.438%
2010	102.219%
2011 and thereafter	100.000%

In addition, Dollarama Group L.P. and Dollarama Corporation may redeem all of the 8.875% Subordinated Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, if Dollarama Group L.P. and Dollarama Corporation become obligated to pay certain tax gross-up amounts. Following a change of control as defined in the indenture governing the 8.875% Subordinated Notes Indenture, Dollarama Group L.P. and Dollarama Corporation will be required to offer to purchase all of the 8.875% Subordinated Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase.

The 8.875% Subordinated Notes Indenture contains certain restrictions on us, including restrictions on Dollarama Group L.P.’s, Dollarama Corporation’s and their restricted subsidiaries’ ability to make investments and loans, incur indebtedness and issue preferred stock, declare dividends, make payments on, or redeem or repurchase equity interests, engage in certain transactions with affiliates, grant liens, sell assets, enter into agreements limiting subsidiary distributions, and engage in certain other activities. The 8.875% Subordinated Notes Indenture contains customary affirmative covenants and events of default, including, but not limited to, non-payment of principal, premium or interest, breach of covenants, cross default and cross acceleration to certain indebtedness, insolvency and bankruptcy events, material judgments and actual or asserted invalidity of the guarantees. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

Under the 8.875% Subordinated Notes Indenture, if specified change of control events occur, we will be required to offer to repurchase all outstanding notes under such indenture at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. Change of control events include a sale of substantially all of our assets (other than to certain “permitted holders” being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more voting stock of Holdings or the Corporation than funds advised by Bain Capital, in which case they are no longer considered “permitted holders”), the acquisition by a person or group of persons (other than “permitted holders”) of at least 50%, directly or indirectly, of the voting power of the Corporation or Holdings or a majority of the Corporation’s directors ceasing to be directors that were nominated for election, or whose nomination for election was previously approved, by the Corporation’s board of directors. Our failure to repurchase these notes upon a change of control would cause an event of default under the 8.875% Subordinated Notes Indenture.

The 8.875% Subordinated Notes constitute unsecured senior subordinated obligations of Dollarama Group L.P. and Dollarama Corporation and are subordinated in right of payment to all of Dollarama Group L.P.’s and Dollarama Corporation’s existing and future indebtedness, including obligations under the Credit Facility, and are pari passu in right of payment with any of their future senior subordinated indebtedness and senior in right of payment to any of their future subordinated indebtedness. The 8.875% Subordinated Notes are currently guaranteed by certain of Dollarama Group L.P.’s subsidiaries (other than Dollarama Corporation, as the co-issuer of the 8.875% Subordinated Notes), and will be guaranteed by certain of Dollarama Group L.P.’s future domestic subsidiaries. The guarantees are subordinated in right of payment to all existing and future senior indebtedness of the applicable guarantor, are pari passu in right of payment with any future senior subordinated debt of such guarantor and are senior in right of payment to any future subordinated indebtedness of such guarantor.

Deferred Interest Notes

Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation issued U.S.$200.0 million of Deferred Interest Notes on December 20, 2006. As of August 2, 2009, there was $228.6 million in aggregate principal amount and deferred interest outstanding. The Deferred Interest Notes will mature on August 15, 2012. Interest on the Deferred Interest Notes accrues and is payable semi-annually in arrears on June 15 and December 15 of each year, at a rate per annum equal to 6-month LIBOR plus 6.25%, increasing to 6.75% if any Deferred Interest Notes are outstanding on or after December 15, 2009. On each interest payment date, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may elect to pay interest in cash or defer the payment of interest, in which case such interest will become deferred interest and interest shall accrue on such deferred interest for subsequent interest periods. For the payment of interest due on June 15, 2009, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation elected to defer the payment of interest on the Deferred Interest Notes, which payment represented an amount of $8.7 million. Interest was also deferred on June 15, 2008 ($9.8 million) and December 15, 2008 ($8.7 million). An aggregate amount of $27.2 million of deferred interest remains outstanding as of June 15, 2009 and will be payable at the latest upon redemption or maturity of the Deferred Interest Notes.

The Deferred Interest Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount plus deferred interest), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during periods set forth below:

Year	Redemption Price
December 15, 2008 to December 14, 2009	102.00%
December 15, 2009 to December 14, 2010	101.00%
December 15, 2010 and thereafter	100.00%

In addition, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may redeem all of the Deferred Interest Notes at a price equal to 100% of their principal amount plus deferred interest, plus accrued and unpaid interest, if any, if Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation become obligated to pay certain tax gross-up amounts. Following a change of control as defined in the indenture governing the Deferred Interest Notes Indenture, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation will be required to offer to purchase all of the Deferred Interest Notes at a purchase price of 101% of their principal amount plus deferred interest, plus accrued and unpaid interest (other than deferred interest), if any, to the date of purchase.

The Deferred Interest Notes Indenture contains certain restrictions on us, including restrictions on Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s and their restricted subsidiaries’ ability to make investments and loans, incur indebtedness and issue preferred stock, declare dividends, make payments on, or redeem or repurchase equity interests, engage in certain transactions with affiliates, grant liens, sell assets, enter into agreements limiting subsidiary distributions, and engage in certain other activities. The Deferred Interest Notes Indenture contains customary affirmative covenants and events of default, including, but not limited to, non-payment of principal, premium or interest, breach of covenants, cross default and cross acceleration to certain indebtedness, insolvency and bankruptcy events, material judgments and actual or asserted invalidity of the guarantees. Some of these events of default allow for notice and grace periods and are subject to materiality thresholds.

Under the Deferred Interest Notes Indenture, if specified change of control events occur, we will be required to offer to repurchase all outstanding notes under such indenture at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. Change of control events include a sale of substantially all of our assets (other than to certain “permitted holders” being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more voting stock of Holdings or the Corporation than funds advised by Bain Capital, in which case they are no longer considered “permitted holders”), the acquisition by a person or group of persons (other than “permitted holders”) of at least 50%, directly or indirectly, of the voting power of the Corporation or Holdings or a majority of the Corporation’s directors ceasing to be directors that were nominated for election, or whose nomination for election was previously approved, by the Corporation’s board of directors. Our failure to repurchase these notes upon a change of control would cause an event of default under the Deferred Interest Notes Indenture.

The Deferred Interest Notes constitute senior unsecured obligations of Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation. They rank equally in right of payment to all Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future unsecured senior indebtedness, senior in right of payment to any of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future senior subordinated indebtedness and subordinated indebtedness and are effectively subordinated in right of payment to any of Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s future secured debt, to the extent of such security and are structurally subordinated in right of payment to all existing and future debt and other liabilities, including the Credit Facility, the 8.875% Subordinated Notes, trade payables and lease obligations, of Dollarama Group Holdings LP’s subsidiaries. The Deferred Interest Notes are not guaranteed by any of Dollarama Group Holdings L.P.’s subsidiaries (other than Dollarama Group Holdings Corporation, as the co-issuer of the Deferred Interest Notes).

REORGANIZATION

In connection with the Acquisition, funds advised by Bain Capital formed certain entities to hold directly and indirectly their investment in the Corporation. In connection with the Offering, this investment structure will be reorganized including by corporate continuance and winding-up of certain entities and by amalgamating 4513631 Canada Inc., the holding company in which those entities will then have been wound-up into Dollarama Inc. to form the Corporation. At the time of the amalgamation, the above-referenced Bain Capital entities will not own significant assets, other than their investment in the Corporation, or have significant liabilities, other than promissory notes payable to 4411145 Canada Inc., an entity controlled by Larry Rossy, and to 3339408 Canada Inc. and 9086-6666 Québec Inc., both entities controlled by Leonard Assaly and Alan Rossy, as described below.

As part of the transaction steps leading to the amalgamation, 4513631 Canada Inc. or one of its wholly-owned affiliates will, directly or indirectly, acquire Class C preferred shares of the Corporation currently held by entities affiliated with Larry Rossy or Leonard Assaly in consideration for promissory notes in the aggregate amount of approximately $70.0 million (the “Reorganization Promissory Notes”) to be repaid by the Corporation on the date of Closing with a portion of the proceeds of the Offering. See “Use of Proceeds”.

Upon amalgamation, the issued and outstanding shares of the Corporation held by 4513631 Canada Inc., namely all the Class A common shares, the Class A preferred shares and the Class C preferred shares (which will then be held, directly or indirectly, by 4513631 Canada Inc.), and the currently issued junior subordinated notes will be cancelled without repayment of capital and all of the other issued and outstanding shares, namely the Class B common shares and the Class B preferred shares of the Corporation and the shares of 4513631 Canada Inc., will be converted into Common Shares of the Corporation (as amalgamated).

In connection with the Reorganization, the Corporation will exchange all of the outstanding options previously granted under the Old Plan for options issued under the Plan. See “Options to Purchase Securities” and “Executive Compensation – Management Option Plan”. Each optionholder will receive the number of new stock options representing the same economic interest, on a pre-Closing basis, as that represented by the former stock options under the Old Plan held by such optionholder.

Immediately following the amalgamation, the Corporation’s authorized share capital will consist of an unlimited number of Common Shares and an unlimited number of Preferred Shares, of which     •     Common Shares will be issued and outstanding and no Preferred Shares will be issued and outstanding. See “Description of Securities”. The foregoing transactions are collectively referred to as the “Reorganization”. See “Principal Shareholders and Selling Shareholders” for the names of our Principal Shareholders and the number of securities owned by them immediately before the Closing.

Except as otherwise indicated, and except for “Selected Consolidated Financial Information”, Consolidated Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” the information contained in this prospectus assumes the completion of the Reorganization.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Corporation before and after giving effect to the Reorganization and the Offering hereby (including the repayment of debt as contemplated under “Use of Proceeds”).

This table is presented and should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and with the information under “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	As at August 2, 2009	As at August 2, 2009, after giving effect to the Reorganization	As at August 2, 2009 after giving effect to the Reorganization and the Offering
(dollars in millions)
Cash and cash equivalents	$103.5	$103.5	$•

Long-term debt (including current maturities):
Credit Facility
Revolving credit facility(1)	—	—	—
Term loan A facility	38.2	38.2	•
Term loan B facility (US$235.5)	253.8	253.8	•
8.875% Subordinated Notes (US$200.0)	215.5	215.5	•
Deferred Interest Notes (US$212.2)	228.6	228.6	•
Unamortized financing costs and discount	(12.8)	(12.8)	•

Total long-term debt	723.3	723.3	•

Due to shareholders
Subordinated junior notes	120.5	—	—
Class A preferred shares	36.0	—	—
Class B preferred shares	39.9	—	—
Class C preferred shares	67.8	—	—
Accrued interest	5.2	—	—
Reorganization Promissory Notes	—	•	—

Total due to shareholders	$269.4	•	—

Shareholders’ equity
Class A and B Common shares	35.3	—	—
Common Shares (authorized-unlimited)	—	•	•
		•	•
Contributed surplus	10.5	•	•
Retained earnings	53.7	•	•
Accumulated other comprehensive loss	(7.7)	•	•

Total shareholders’ equity	$91.8	$•	$•

Total capitalization	$1,084.5	$•	$•

(1)

The existing revolving credit facility under our Credit Facility will be replaced on the date of the Closing. See “Description of Material Indebtedness – Credit Facility – New Revolving Credit Facility”.

OPTIONS TO PURCHASE SECURITIES

The Corporation has previously granted to employees, managers and directors options to purchase Class B common shares and Class B preferred shares of the Corporation under the Corporation’s Management Option Plan dated November 18, 2004 (the “Old Plan”). The exercise of options is subject to vesting conditions which were established by the Board of Directors at the time of grant.

The options granted under the Old Plan were granted in three tranches. The tranche A options vest in equal installments over five years. The tranche B and tranche C options become eligible to vest in equal installments over five years and become exercisable upon the occurrence of a change of control transaction, an initial public offering or the payment of a cash distribution in respect of certain of our securities, provided, in each case, certain financial thresholds are met.

The following table shows the aggregate number of options to purchase Class B common shares of the Corporation outstanding as at September 10, 2009:

Category	Number of Class B common shares	Exercise Price(1) ($)	Expiration Date
All executive officers and past executive officers, as a group (4 in total)	1,979,240	2.59	November 2014 – November 2017

All other employees or past employees, as a group (16 in total)	519,984	8.42	November 2014 – August 2018

(1)	Represents the weighted average exercise price of all outstanding options to purchase Class B common shares, whether vested or unvested.

The following table shows the aggregate number of options to purchase Class B preferred shares of the Corporation outstanding as at September 10, 2009:

Category	Number of Class B preferred shares	Accreted Value of Class B preferred shares ($)	Exercise Price(1) ($)	In the Money Value of Class B preferred shares ($)	Expiration Date
All executive officers and past executive officers, as a group (4 in total)	5,650,499	9,401,491	1.03	3,581,438	November 2014 – November 2017

All other employees or past employees, as a group (16 in total)	1,484,487	2,469,940	1.30	538,388	November 2014 – August 2018

(1)	Represents the weighted average exercise price of all outstanding options to purchase Class B preferred shares, whether vested or unvested.

In connection with the Reorganization, the Corporation will exchange all of the outstanding options previously granted under the Old Plan for options issued under the Plan, and the Old Plan will be terminated. See “Executive Compensation – Management Option Plan”. Each optionee will receive the number of new options representing the same economic interest, on a pre-Closing basis, as that represented by the former options under the Old Plan held by such optionee.

PRIOR SALES

We have not issued any Common Shares, or any securities convertible into or exchangeable for Common Shares, in the twelve months preceding the date of this prospectus, other than an aggregate of 105,363 options to purchase Class B common shares and 300,822 options to purchase Class B preferred shares granted pursuant to the Old Plan with an exercise price of $11.20 per Class B common share and $1.56 per Class B preferred share and the Common Shares to be issued pursuant to the Reorganization. See “Reorganization”.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDERS

The following table shows the names of persons or companies who, as at the date of the Closing, will own of record, or who, to our knowledge, will own beneficially, directly or indirectly, more than 10% of any class or series of our voting securities (“Principal Shareholders”).

Name	Type of Ownership	Number of Securities Owned before the Offering	Number of Securities Owned after the Offering	Percentage of Outstanding Securities after the Offering
Bain Dollarama (Luxembourg) One S. à r. l. (1)	•	•	•	•	%(3)(4)
Larry Rossy(2)	•	•	•	•	%(3)(4)

(1)

Bain Dollarama (Luxembourg) One S. à r. l. is indirectly owned by funds advised by Bain Capital. Investment and voting decisions at Bain Capital are made jointly by individuals who are managing directors of Bain Capital, and therefore no individual member of Bain Capital is the beneficial owner of the securities, except with respect to the shares in which such member holds a pecuniary interest. Each of Mr. Levin, Mr. Bekenstein and Mr. Cook is a managing director of Bain Capital entitled to participate in investment and voting decisions and therefore may be deemed to share voting and dispositive power with respect to the shares held by Bain Capital. Mr. Levin, Mr. Bekenstein and Mr. Cook each disclaim any beneficial ownership of any such shares, except to the extent of his pecuniary interest therein.

(2)	The • Common Shares are registered in the name of 4411145 Canada Inc., a holding company controlled by Mr. Larry Rossy.

(3)	On a fully-diluted basis, • % and • %, respectively.

(4)

If the Over-Allotment Option is exercised in full, such holder will, as Selling Shareholder, own     •     and     •     Common Shares, respectively, representing     •    % and     •    % (    •    % and     •    % on a fully-diluted basis), respectively, of the issued and outstanding Common Shares after the Offering.

SHAREHOLDERS AGREEMENT

In connection with the Acquisition, Dollarama entered into a securityholders agreement with entities indirectly owned by funds advised by Bain Capital, S. Rossy Inc., Larry Rossy, Neil Rossy, Alan Rossy and Leonard Assaly (the “Securityholders Agreement”). The Securityholders Agreement was amended and restated on December 20, 2006. In September 2007, Stéphane Gonthier became a party to the Securityholders Agreement. In July 2008, a first amendment to the Securityholders Agreement was entered into in order to remove S. Rossy Inc. as a party thereto and to add 4411145 Canada Inc., an entity controlled by Larry Rossy, and 3339408 Canada Inc. and 9086-6666 Québec Inc., both entities controlled by Leonard Assaly and Alan Rossy, as parties thereto.

In connection with the Offering, the Securityholders Agreement will be terminated. Concurrently with the Offering, Dollarama, Bain Dollarama (Luxembourg) One S. à r. l., an entity indirectly owned by funds advised by Bain Capital, 4411145 Canada Inc., 3339408 Canada Inc. and 9086-6666 Québec Inc. will enter into a new shareholders agreement (the “Shareholders Agreement”). The Shareholders Agreement will, for a period of three years, provide for an obligation of consultation and coordination among the parties prior to any sale of Common Shares.

The Shareholders Agreement also provides for demand registration rights in favour of the parties to the Shareholders Agreement that enable them to require the Corporation to qualify by prospectus all or a portion of its Common Shares held by them for a distribution to the public, provided such demand will result in a minimum offering size of $25,000,000 or $10,000,000 if the distribution to the public is effected by way of a short form prospectus. A party shall not be entitled, without the consent of the Board of Directors, to require the Corporation to qualify by prospectus all or any portion of its Common Shares for a distribution to the public in Canada within 180 days immediately following the date of a receipt for a prospectus. The Shareholders Agreement also provides for incidental registration rights allowing the parties to the Shareholders Agreement to include their Common Shares in any public offering of Common Shares, subject to customary underwriters’ cutbacks. In any completed offering in which the parties participate, the Corporation will be required to bear all reasonable expenses incurred in connection with such offering, other than underwriting discounts, commissions and transfer taxes.

MANAGEMENT

The following table sets out, for each of our directors and executive officers the person’s name, province or state, and country of residence, positions with us, principal occupation during the five preceding years and, if a director, the date on which the person became a director. Our directors are expected to hold office until our next meeting of shareholders. Our directors are elected annually and, unless re-elected, retire from office at the end of the next annual general meeting of shareholders. As a group, the directors and executive officers will beneficially own, or control or direct, directly or indirectly, a total of     •     Common Shares, representing     •    % of the total issued and outstanding Common Shares outstanding immediately following the Offering.

Directors and Executive Officers

Name and Province or State and Country of Residence	Position(s) / Title	Since	Principal Occupation For Past 5 Years
Gregory David(1) Ontario, Canada	Director	2004	CEO of GRI Capital Inc.

Matthew Levin(2) Massachusetts, USA	Director	2004	Managing Director of Bain Capital (asset management firm); Director of Bombardier Recreational Products (manufacturer of motorized recreational vehicles); Director of Unisource Worldwide (distributor of paper and packaging materials); Director of Toys “R” Us (retailer of children’s toys and baby products); Director of Michaels Stores (specialty crafts and home decor retailer); Director of Guitar Center (retailer of musical instruments)

Joshua Bekenstein(2) (4) Massachusetts, USA	Director	2004	Managing Director of Bain Capital (asset management firm); Director of Bombardier Recreational Products (manufacturer of motorized recreational vehicles); Director of Waters Corporation (manufacturer of analytical instruments); Director of Bright Horizons Family Solutions (provider of child care services in the workplace); Director of Michaels Stores (specialty crafts and home decor retailer); Director of Toys “R” Us (retailer of children’s toys and baby products); Director of Burlington Coat Factory (retailer of apparel)

Todd Cook(1) (3) Massachusetts, USA	Director	2004	Managing Director of Bain Capital (asset management firm); Director of Michaels Stores (specialty crafts and home decor retailer); Director of Dunkin’ Brands (quick service restaurant franchises)

Felipe Merry del Val Barbavara di Gravellona London, United Kingdom	Director	2009	Managing Director of Bain Capital (asset management firm); Partner of Hemisphere One (retail development capital firm)

Name and Province or State and Country of Residence	Position(s) / Title	Since	Principal Occupation For Past 5 Years

Younes Zemmouri Rochdi London, United Kingdom	Director	2009	Principal of Bain Capital (asset management firm)

Nicholas Nomicos Massachusetts, USA	Senior Vice President, Interim CFO and Secretary and Director	2004	Senior Vice President, Interim CFO and Secretary of the Corporation and its subsidiaries; Operating Partner at Bain Capital (asset management firm); Director of Bombardier Recreational Products (manufacturer of motorized recreational vehicles)
Larry Rossy Québec, Canada	CEO and Director	2004	CEO of the Corporation and its subsidiaries; Director of Colart Design Inc. (provider of art materials and communication programs); Director of Confection Courcel Inc. (clothes manufacturer)

Neil Rossy Québec, Canada	Senior Vice President, Merchandising and Director	2004	Senior Vice President, Merchandising of the Corporation and its subsidiaries

Stéphane Gonthier Québec, Canada	COO	2007	COO of the Corporation and its subsidiaries. Various positions at Alimentation Couche-Tard Inc. (operator of convenience stores) (from 1998 until 2007); Director of Spectra Premium Industries Inc. (manufacturer of fuel tanks) and Director of Investissements Trévi Inc. and affiliates (pool designer and manufacturer)

Leonard Assaly Québec, Canada	Senior Vice President, Information Technology and Logistics	2004	Senior Vice President, Information Technology and Logistics of the Corporation and its subsidiaries

Geoffrey Robillard Québec, Canada	Senior Vice President, Import Division	2004	Senior Vice President, Import Division of the Corporation and its subsidiaries

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Chair of the Audit Committee.

(4)	Chair of the Compensation Committee.

Prior to Closing, a director who is independent will be appointed in replacement of     •     and will become our lead director and a member of the Audit Committee.

Biographies

The following are brief profiles of the executive officers and directors of the Corporation, including a description of each individual’s principal occupation within the past five years.

Non-Executive Directors

Gregory David is a member of our Board of Directors. He is the CEO of GRI Capital Inc. and has been with the company and its affiliates since 2003. Prior to GRI Capital Inc., Mr. David provided financial and strategic advisory services to private and public companies from 2000 to 2003. Previously, he worked at Claridge Inc. from 1998 to 2000 and at McKinsey & Co. from 1996 to 1998.

Matthew Levin is a member of our Board of Directors. He is a managing director at Bain Capital. Prior to joining Bain Capital in 1992, Mr. Levin was a consultant at Bain & Company, where he consulted in the consumer products and manufacturing industries. He serves as a director of several corporations, including Bombardier Recreational Products, Unisource Worldwide, Toys“R”Us, Michaels Stores and Guitar Center.

Joshua Bekenstein is a member of our Board of Directors. He is a managing director at Bain Capital. Prior to joining Bain Capital in 1984, Mr. Bekenstein spent several years at Bain & Company, where he was involved with companies in a variety of industries. Mr. Bekenstein serves as a director of several corporations, including Bombardier Recreational Products Inc., Waters Corporation, Bright Horizons Family Solutions, Michaels Stores, Toys “R” Us and Burlington Coat Factory.

Todd Cook is a member of our Board of Directors. He is a managing director of Bain Capital. Prior to joining Bain Capital in 1996, Mr. Cook was a consultant at Bain & Company, where he was involved with companies in a variety of industries. Mr. Cook serves as a director of Michaels Stores and Dunkin’ Brands.

Felipe Merry del Val Barbavara di Gravellona is a member of our Board of Directors. He is a Managing Director at Bain Capital. Prior to joining Bain Capital in 2006, he was a founding partner of Hemisphere One, a development capital firm specializing on retail and consumer supplies from 2003 to 2006 and was at Investcorp for nine years prior to that.

Younes Zemmouri Rochdi is a member of our Board of Directors. He is a Principal at Bain Capital. Prior to joining Bain Capital, Mr. Zemmouri Rochdi provided strategic advisory services to private and public companies at Bain & Company from 1999 to 2002.

Executive Officers Who Also Serve as Directors

Larry Rossy has been a retailer since 1965 and founded Dollarama in 1992. He is our CEO and also a member of our Board of Directors. In 1992, Mr. Rossy made the strategic decision to convert our company to the “dollar store” concept. Since that time, Mr. Rossy’s principal focus has been on the expansion of the Dollarama retail network. In addition to overseeing the organization, Mr. Rossy is directly responsible for new store development and site selection. Mr. Rossy serves as a director of Colart Design Inc. and Confection Courcel Inc.

Nicholas Nomicos is our Senior Vice President, Interim CFO and Secretary. He is also a member of our Board of Directors. Mr. Nomicos is an operating partner at Bain Capital. Prior to joining Bain Capital in 1999, Mr. Nomicos held several senior corporate and division management positions at Oak Industries Inc., a publicly traded component manufacturing conglomerate serving the telecommunications and appliance control industries. Previously, Mr. Nomicos was a manager at Bain & Company. He also serves as a director of Bombardier Recreational Products.

Neil Rossy was part of Dollarama’s founding management team in 1992 and is currently our Senior Vice President, Merchandising. He is also a member of our Board of Directors. Mr. Rossy is responsible for merchandising, creating our house brands, overseeing the graphic design staff and conducting special projects such as head office/warehouse construction and store fixture design.

Executive Officers Who Do Not Serve as Directors

Stéphane Gonthier has been our Chief Operating Officer since September 2007. From 1998 until 2007, Mr. Gonthier was employed in various positions by Alimentation Couche-Tard Inc., a North American convenience store chain, most recently as its senior vice president in charge of four divisions consisting of approximately 2,600 convenience stores in Canada and the United States.

Leonard Assaly has been working with Mr. Rossy in the retail business since 1973 and was part of Dollarama’s founding management team in 1992. He is currently our Senior Vice President, Information Technology. Mr. Assaly is responsible for our information technology design. He oversees the development and implementation of retail and replenishment software applications.

Geoffrey Robillard has been our Senior Vice President, Import Division since October 2006 and prior to that was President of Aris Import Inc. a wholly-owned subsidiary from November 2004. From 1973 to November 2004, Mr. Robillard was the owner and President of 9148-7264 Québec Inc. (formerly known as Aris Import Inc.), which was at that time a major distributor for imports from overseas. In 1992, Mr. Robillard, through Aris Import Inc., began working with Dollarama towards establishing Dollarama’s direct overseas sourcing capabilities and this relationship became exclusive in 1996. Mr. Robillard became an officer of Aris Import Inc. when we acquired the assets of 9148-7264 Québec Inc. as part of the Acquisition. He has been building our import division and manages a team that sources product internationally, evaluates supplier’s offers and samples, and works with our buyers to choose merchandise. He supervises pricing negotiations, quality control issues with import suppliers and coordination of all import delivery logistics, duties, and customs.

Cease Trade Orders or Bankruptcies

None of our directors or executive officers:

(a)	is, as at the date of this prospectus, or has been, within 10 years before the date of this prospectus, a director, CEO or CFO of any company (including us) that,

(i)	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, CEO or CFO; or

(ii)

was subject to an order that was issued after the director or executive officer ceased to be a director, CEO or CFO and which resulted from an event that occurred while that person was acting in the capacity as a director, CEO or CFO,

(b)

and no shareholder holding a sufficient number of securities to affect materially the control of our Corporation is, as at the date of this prospectus, or has been within 10 years before the date of this prospectus, a director or executive officer of any company (including us) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

and no shareholder holding a sufficient number of securities to affect materially the control of our Corporation has, within the 10 years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder, except for:

(i)

Joshua Bekenstein who was (A) a director of Mattress Discounters Corporation when it filed for protection under Chapter 11 of the US Bankruptcy Code in October 2002, and (B) a director of KB Toys, Inc. when it filed for protection under Chapter 11 of the US Bankruptcy Code in January 2004; and

(ii)	Matthew Levin who was a director of KB Toys, Inc. when it filed for protection under Chapter 11 of the US Bankruptcy Code in January 2004.

For the purposes of the paragraphs above, “order” means: (i) a cease trade order; (ii) an order similar to a cease trade order; or (iii) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.

Penalties or Sanctions

No director or executive officer of the Corporation or shareholder holding sufficient securities of the Corporation to affect materially the control of the Corporation has:

(a)

been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Conflicts of Interest

To the best of our knowledge, and other than the real property leases with entities controlled by Larry Rossy, there are no known existing or potential conflicts of interest among us and our directors, officers or other members of management as a result of their outside business interests except that certain of our directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to us and their duties as a director or officer of such other companies. See “Interest of Management and Others in Material Transactions” and “Management – Directors and Executive Officers”.

Indemnification and Insurance

The Corporation will implement a $• million director and officer insurance program to be effective on Closing. In addition, following the completion of the Offering, the Corporation will enter into indemnification agreements with each of its directors and officers. The indemnification agreements will generally require that the Corporation indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to the Corporation as directors and officers, provided that the indemnitees acted honestly and in good faith and in a manner the indemnitees reasonably believed to be in or not opposed to the Corporation’s best interests and, with respect to criminal and administrative actions or proceedings that are enforced by monetary penalty, the indemnitees had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defence expenses to the indemnitees by the Corporation.

CORPORATE GOVERNANCE

Board of Directors

Independence

The Board of Directors is comprised of nine directors, none of whom is independent on the date of this prospectus and one of which will be independent on Closing. Pursuant to National Instrument 52-110 – Audit Committees, as amended from time to time (“NI 52-110”), an independent director is one who is free from any direct or indirect relationship which could, in the view of the Board of Directors, be reasonably expected to interfere with a director’s independent judgment. Larry Rossy, Nicholas Nomicos and Neil Rossy are not independent under these standards as they are part of our management. Matthew Levin, Joshua Bekenstein and Todd Cook will not be considered independent if following the completion of the Offering, we are directly or indirectly controlled by funds advised by Bain Capital. Gregory David may not be considered independent due to his relationship with Larry Rossy and other members of our current or former management.

The Corporation has taken steps to ensure that adequate structures and processes will be in place following closing to permit the Board of Directors to function independently of management of the Corporation. It is contemplated that, following the nomination of the second independent director within 90 days following Closing and the third independent director within one year following Closing, such independent directors will hold in camera sessions without management present at meetings of the Board of Directors, if considered necessary. In addition, as it is contemplated that, following completion of the Offering, the chair of the Board of Directors will not be an independent director, the independent director will be appointed as lead director in order to ensure appropriate leadership for the independent directors. It is contemplated that the primary responsibilities of the lead director will be to (i) seek to ensure that appropriate structures and procedures are in place so that the Board of Directors may function independently of management of the Corporation; and (ii) lead the process by which the independent directors seek to ensure that the Board of Directors represents and protects the interests of all shareholders.

Members of our Board of Directors are also members of the board of other public companies. See “Management – Biographies”.

Mandate of the Board of Directors

The Board of Directors is responsible for supervising the management of our business and affairs. The Board of directors’ key responsibilities relate to the stewardship of management, generally through the CEO to pursue the best interests of the Corporation, and will include the following: review and approval of the strategic plan and in relation thereto approval of annual business and capital plans and policies and processes generated by management relating to the authorization of major investments and significant allocations of capital, supervision of senior management and succession planning including the appointment of the CEO, the chair of the Board of Directors and the lead director of the Board and ensuring that other executives are in place to ensure sound management of us, ensuring that we have a communications policy in accordance with the guidance set out in National Policy 51-201 – Disclosure Standards in place, assessment by the Board of Directors of its own effectiveness and that of its committees, ensuring that we have risk management systems in place and also ensuring that we have appropriate internal controls and corporate governance policies in place, and ensuring a business ethics, compliance and corporate governance mindset and creation of a culture of integrity throughout the organization. Under the mandate, the Board of Directors is entitled to engage outside advisers, at our expense, where, in the view of the Board of Directors, additional expertise or advice is required.

Position Descriptions

The Chair of the Board of Directors and Committee Chairs

Larry Rossy, the chair of the Board of Directors, is an executive director.     •     will act as lead director. The Board of Directors will adopt a written position description for the chair of the Board of Directors which will set out the chair’s key responsibilities, including duties relating to setting Board of Directors meeting agendas, chairing Board of Directors and shareholder meetings, director development and communicating with shareholders and regulators. The Board of Directors will also adopt a written position description for each of the committee chairs which will set out each of the committee chair’s key responsibilities, including duties relating to setting committee meeting agendas, chairing committee meetings and working with the respective committee and management to ensure, to the greatest extent possible, the effective functioning of the committee. These descriptions will be considered by the Board of Directors for approval annually.

The CEO

The primary functions of the CEO are to lead the management of our business and affairs and to lead the implementation of the resolutions and the policies of the Board of Directors. The Board of Directors will develop a written position description and mandate for the CEO which will set out the CEO’s key responsibilities, including duties relating to strategic planning, our operational direction, Board of Directors interaction, succession reporting and communication with shareholders. The CEO mandate will be considered by the Board of Directors for approval annually.

Orientation and Continuing Education

Following Closing, we will put in place an orientation program for new directors under which a new director will meet separately with the chair of the Board of Directors, members of the senior executive team and the secretary. A new director will be presented with a director manual that reviews Board of Directors policies and procedures, our current strategic plan, financial plan and capital plan, the most recent annual and quarterly reports and materials relating to key business issues.

The chair of each committee will be responsible for co-ordinating orientation and continuing director development programs relating to the committee’s mandate. Each of the committee chairs will also be responsible for instituting a learning program that focuses on topics relevant to each committee’s mandate.

Code of Conduct

We have a written code of conduct (the “Code of Conduct”) that applies to all directors, officers, head office management and employees, warehouse management, distribution center management, field management and store management, including those employed by subsidiaries.

The objective of the Code of Conduct is to provide guidelines for maintaining the integrity, reputation, honesty, objectivity and impartiality of Dollarama, its subsidiaries and business units.

The Code of Conduct addresses conflicts of interest, protecting our assets, confidentiality, fair dealing with our security holders, customers, suppliers, competitors and employees, insider trading, compliance with laws and reporting any illegal or unethical behaviour.

As part of our Code of Conduct, any person subject to the Code of Conduct is required to avoid or fully disclose interests or relationships that are harmful or detrimental to the Corporation’s best interests or that may give rise to real, potential or the appearance of conflicts of interest.

The Board of Directors or the persons or committee appointed, have the ultimate responsibility for the stewardship of the Code of Conduct.

The Code of Conduct will also be filed with the Canadian securities regulatory authorities on the SEDAR website at http://www.sedar.com.

Board of Directors Committees

Our Board of Directors ensures that the composition of its committees shall meet applicable statutory independence requirements within the prescribed delays as well as any other applicable legal and regulatory requirements.

Audit Committee

The audit committee of the Corporation (the “Audit Committee”) is composed of a minimum of three directors, each of whom is and must at all times be financially literate and, by one year following the date of the receipt for the final prospectus, each of whom must be independent within the meaning of NI 52-110. As of Closing, the Audit Committee will be composed of Gregory David, Todd Cook and     •    , of whom only     •     is independent. The relevant education and experience of each member of the Audit Committee is described as part of their respective biographies. See “Management – Biographies”.

The Board of Directors has adopted a written charter for the Audit Committee (the “Charter of the Audit Committee”), which sets out the Audit Committee’s responsibility in reviewing the financial statements of the Corporation and public disclosure documents containing financial information and reporting on such review to the Board of Directors, ensuring that adequate procedures are in place for the review of the Corporation’s public disclosure documents that contain financial information, overseeing the work and review the independence of the external auditors and reviewing, evaluating and approving the internal control procedures that are implemented and maintained by management. A copy of the Charter of the Audit Committee is attached to this prospectus as Appendix A.

External Auditor Service Fee

For the two fiscal years ended February 1, 2009 and February 3, 2008, the Corporation was billed the following fees by its external auditor, PricewaterhouseCoopers LLP:

	Fiscal year ended February 1, 2009	Fiscal year ended February 3, 2008
	(in thousands)
Audit Fees(1)	$500,000	$433,000
Tax Fees(2)	$68,000	$158,000
All Other Fees(3)	$108,000	$472,000

Total Fees Paid	$676,000	$1,063,000

(1)	“Audit Fees” include fees necessary to perform the annual audit of the consolidated financial statements.

(2)	“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax advice and tax planning.

(3)	“Other Fees” include fees for products and services provided by the auditor other than those included above. Represents primarily assistance with our internal controls in fiscal years 2008 and 2009.

Compensation Committee

Our Compensation Committee is composed of three directors, initially Joshua Bekenstein, Matthew Levin and Todd Cook, none of whom are independent. Joshua Bekenstein will act as chair of the Compensation Committee. Following the Closing, the Compensation Committee will adopt a written charter describing the mandate of such committee.

EXECUTIVE COMPENSATION

Introduction

The following discussion describes the significant elements of our executive compensation program, with particular emphasis on the process for determining compensation payable to the CEO, the COO, the CFO and, other than the CEO, the COO and the CFO, each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Larry Rossy, CEO;

•	Nicholas Nomicos, Senior Vice President, Interim CFO and Secretary;

•	Stéphane Gonthier, COO;

•	Geoffrey Robillard, Senior Vice President, Import Division;

•	Neil Rossy, Senior Vice President, Merchandising; and

•	Leonard Assaly, Senior Vice President, Information Technology.

Robert Coallier resigned from his duties as CFO effective on September 10, 2009, but will assume transitional duties and hold the position of Senior Vice President Finance until the earlier of (i) the date upon which the new CFO replacing Nicholas Nomicos as Interim CFO is designated by the CEO or the Board of Directors and (ii) December 1, 2009. See “Executive Compensation – Employment Arrangements and Agreements – Amended and Restated Separation Agreement”. Although Robert Coallier would technically qualify as a Named Executive Officer of the Corporation within the meaning of applicable securities legislation, given his resignation, we have described both his remuneration and termination package under “Executive Compensation – Employment Arrangements and Agreements – Amended and Restated Separation Agreement”.

Overview

Based on recommendations made by the Compensation Committee, our Board of Directors makes decisions regarding salaries, annual bonuses and equity incentive compensation for our executive officers, approves corporate goals and objectives relevant to the compensation of the CEO and our other executive officers. Our Board of Directors solicits input from our CEO and the Compensation Committee regarding the performance of the Corporation’s other executive officers. Finally, the Board of Directors also administers our incentive compensation and benefit plans with the assistance of the Compensation Committee.

Our Compensation Objectives

Our compensation practices are designed to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. Our Board of Directors seeks to compensate our executive officers by combining short and long-term cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with shareholder value creation. Our Board of Directors seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. The Board of Directors seeks to set company performance goals that reach across all business areas and include achievements in finance/business development and corporate development.

Although we have no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, we have established a pay mix for NEOs with a relatively equal balance of both, providing a competitive set salary with a significant portion of compensation awarded on both company and personal performance.

Compensation Components

Our compensation consists primarily of three elements: base salary, annual bonus and long term equity incentives. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives at the time of hire. An executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed annually and increased for merit reasons, based on the executive officers’ success in meeting or exceeding individual objectives. Additionally, we adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Bonus

Our compensation program includes eligibility for an annual incentive cash bonus. The Board of Directors assesses the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards our company-wide goals. The amount of the cash bonus depends on the level of achievement of the individual performance goals, with a target bonus generally set as a percentage of base salary and based on profitability measures.

Starting with fiscal year 2010, the Board of Directors adopted a bonus plan, the purpose of which is to provide eligible employees (including the NEOs other than the CFO) a bonus payment based on both personal and corporate performance, and determined upon the Corporation reaching a certain level of performance as measured by Adjusted EBITDA. Each participant is provided with an individual bonus target for the current fiscal year, established as a percentage of such participant’s base salary (the “Target Bonus”). 50% of the Target Bonus is measured against Dollarama’s performance and the other 50% is based on the participant’s personal performance. If Dollarama meets the Adjusted EBITDA target established for the then current fiscal year, the participant may receive 100% of the Target Bonus. If Dollarama’s performance is below or exceeds such Adjusted EBITDA target, the amount of bonus to which the participant will be entitled is established on a sliding scale for a payment varying between 0% and 200% of the Target Bonus. Personal performance is evaluated by the Board of Directors or anyone to which such powers are delegated by the Board of Directors.

In assessing individual performance, the Board of Directors considered the impact of each individual on: (i) sales, (ii) cost of products and (iii) profitability. In addition, the Board of Directors reviewed the special projects each individual participated in during the year and the degree of achievement of such projects. Mr. Larry Rossy’s employment agreement provides that as CEO, he is entitled to a target bonus of up to 150% of his base salary. Pursuant to their employment agreements, the other NEOs are entitled to target bonuses of between 50% and 75% of their base salary. The amounts of target bonuses included in the employment agreements with our NEOs were set to reflect the amount of managerial responsibility of each such executive.

The Corporation does not publicly disclose the specific corporate objectives set under the current bonus plan because disclosure of such information, which reflects our confidential business plans, could result in competitive harm. Our corporate objectives are designed to be stretch objectives in order to drive sustainable growth and performance on an individual basis, and there is a risk that payments will not be made at all or will be made at less than 100% of the Bonus Target. The targets are set such that they are attainable only with significant effort while at the same time still making them achievable.

Long-Term Equity Incentives

We believe that equity-based awards allow us to reward executive officers for their sustained contributions to the Corporation. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. The Board of Directors believes that incentive stock options provide management with a strong link to long-term corporate performance and the creation of shareholder value. The Plan allows us the opportunity to grant options to purchase Common Shares. The Board of Directors does not award options according to a prescribed formula or target. Instead, we take into account the individual’s position, scope of responsibility, ability to affect profits and the individual’s historic and recent performance and the value of the awards in relation to other elements of the executive’s total compensation. The Board of Directors will take previous grants of options (including, without limitation, under the Old Plan), into consideration when considering new grants of options under the Plan.

Termination Based Compensation

For payments due to our executive officers upon a change of control, and the acceleration of vesting of equity-based awards in the event of a change of control under our management option plan, see “Executive Compensation –Management Option Plan” and “Executive Compensation – Employment Arrangements and Agreements”.

Comparator Group(s)

Following the Closing, the Compensation Committee, in conjunction with the Board of Directors, will establish an appropriate comparator group, for purposes of setting the future compensation of the NEOs.

Compensation of Named Executive Officers

Summary Compensation Table expected for Fiscal 2010

The following table sets out information concerning the expected Fiscal 2010 compensation to be paid by the Corporation to the NEOs effective as of Closing.

Name and Principal Position (a)	Year (b)	Salary(1) ($) (c)		Share- based Award ($)	Option- based Award ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Pension Value ($)	All Other(3) Compensation ($) (f)	Total Compensation ($) (g)
Larry Rossy,	2010	400,000		—	—	—	—	—	•
CEO

Stéphane Gonthier,	2010	340,000		—	—	—	—	—	•
COO

Nicholas Nomicos,	2010	—	(2)	—	—	—	—	—		—
Senior Vice President, Interim CFO and Secretary

Geoffrey Robillard,	2010	2,000,000		—	—	—	—	—	•
Senior Vice President, Import Division

Neil Rossy,	2010	340,000		—	—	—	—	—	•
Senior Vice President, Merchandising

Leonard Assaly,	2010	285,000		—	—	—	—	—	•
Senior Vice President, Information Technology

(1)	Represents the annualized base salary to be in effect as of the Closing. Actual salary paid for Fiscal 2010 will be less than this amount and will vary based on the date of the Closing.

(2)

Nicholas Nomicos is also an operating partner of Bain Capital. His compensation is paid by Bain Capital and there is no charge back to the Corporation. As Mr. Nomicos is not, directly or indirectly, specifically compensated for his services to the Corporation, no compensation has been set out in the above table.

(3)	None of the NEOs are entitled to perquisites or other personal benefits which, in the aggregate, are worth over $50,000 or over 10% of their base salary.

Management Option Plan

Under the new management option plan of the Corporation to be adopted with effect as of the date of the Closing (the “Plan”) options may be granted to the Corporation’s employees, officers and directors for the purchase of up to 10% of the Corporation’s issued and outstanding Common Shares.

In accordance with the foregoing, a total of     •     Common Shares will be set aside on Closing and reserved for allotment for the purpose of the Plan (the “Total Reserve”). To the extent options terminate for any reason prior to exercise in full or are cancelled (with the consent of the optionee), the Common Shares subject to such options shall be added back to the Total Reserve and such Common Shares will again become available for grant under the Plan, the whole without increasing the Total Reserve.

In connection with the Reorganization, all of the outstanding options previously granted under the Old Plan will be exchanged for options issued under the Plan, such that immediately following Closing, an aggregate of     •      options will be outstanding, representing     •    % of the issued and outstanding Common Shares of the Corporation. As at such date, a total of     •     Common Shares will remain issuable under the Plan, representing     •    % of the outstanding Common Shares. See “Options to Purchase Securities”.

The Plan will be administered by the Board of Directors, which may delegate this responsibility to a committee of the Board of Directors. The following discussion is qualified in its entirety by the text of the Plan.

Pursuant to the terms of the Plan, the aggregate number of Common Shares (i) reserved for issuance at any time to any one optionee shall not exceed five percent (5%) of the issued and outstanding Common Shares at such time, (ii) issued to any one insider and his/her associates under the Plan or any other proposed or established share compensation arrangement of the Corporation within any one-year period, shall not exceed five percent (5%) of the issued and outstanding Common Shares, (iii) issued to insiders and their associates under the Plan or any other proposed or established share compensation arrangement within any one-year period shall not exceed five percent (5%) of the issued and outstanding Common Shares and (iv) issuable to insiders and their associates at any time under the Plan or any other proposed or established share compensation arrangement, shall not exceed five percent (5%) of the issued and outstanding Common Shares.

Unless otherwise determined by the Board of Directors, options will vest and may be exercisable 20% per year over five years at each anniversary of the date of the grant.

All options granted have an exercise price determined and approved by the Board of Directors at the time of grant, which shall not be less than the market value of the Common Shares at such time (with the exception of the options granted to replace the Corporation’s outstanding and exercisable options under the Old Plan). For purposes of the Plan, the market value of the Common Shares shall be, (i) if the grant is made during a black-out period (a period self-imposed by the Corporation during which designated employees cannot trade the securities of the Corporation), the average closing price of the Common Shares on the TSX for the three (3) trading day period following the last day of such black-out period, and (ii) if the grant is made outside a black-out period, the average closing price of the Common Shares on the TSX for the five (5) trading day period ending on the last trading day before the day on which the option is granted.

Subject to any accelerated termination, options expire no later than ten (10) years after the date of granting, unless the expiry date falls within a black-out period or within nine (9) business days after the end of such blackout period, in which case such expiration date will be automatically extended without any further act or formality to that date which is the tenth (10th) business day after the end of such black-out period.

Unless otherwise determined by the Board of Directors in its discretion at any time prior to or after the following events and in any option agreement, the right to exercise vested options granted pursuant to the Plan will expire on the earliest to occur of the following: (a) ten (10) years from the date of grant, (b) 365 days from the date of the optionee’s death, (c) 90 days from the date of the optionee’s disability or retirement, (d) 30 days from the termination of the optionee’s employment or term in office without cause, and (e) immediately, in the case of termination of the optionee’s employment or term in office for cause or voluntary resignation. For greater certainty, any options that were not exercisable at the time of occurrence of events contemplated above immediately expire and are cancelled on such date.

The Board of Directors may advance the date on which any option may be exercised notwithstanding the vesting schedule set forth in such option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration or, subject to applicable regulatory provisions and shareholder approval, extend the expiration date of any option, provided that the period during which an option is exercisable does not exceed ten (10) years from the date such option is granted.

Except as otherwise set forth in any option agreement, in the event of any change of control transaction in which there is an acquiring or surviving entity, the Board of Directors may provide for substitute or replacement options of similar value from, or the assumption of outstanding options by, the acquiring or surviving entity or one or more of its subsidiaries; provided, however, that in the event of a change of control transaction the Board of Directors may take, as to any outstanding option, any one or more of the following actions:

•	provide that any or all options shall thereupon terminate; provided that any such outstanding options that have vested shall remain exercisable until consummation of such change of control;

•	make any outstanding option exercisable in full.

For purposes of the Plan, a change of control means the occurrence of (a) any transaction or series of related transactions, whether or not the Corporation is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly through one or more entities, by any person and its affiliates or associates, other than Bain Dollarama (Luxembourg) One S. à r. l. and each corporation, trust, limited liability company, general or limited partnership or other entity under common control with Bain Dollarama (Luxembourg) One S. à r. l., excluding, in any case, any bona fide primary or secondary public offering; or (b) a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

Notwithstanding anything contained to the contrary in the Plan, in the event of a change of control, a reorganization of the Corporation, an amalgamation of the Corporation, an arrangement involving the Corporation, a take-over bid (as that term is defined in the Securities Act (Québec)) for all of the Common Shares or the sale or disposition of all or substantially all of the property and assets of the Corporation, the Board of Directors may make such provision for the protection of the rights of the optionees as the Board of Directors in its discretion considers appropriate in the circumstances, including, without limitation, changing the vesting for the options and/or the date on which any option expires.

The Plan also provides that appropriate adjustments, if any, will be made by the Board of Directors in connection with a reclassification, reorganization or other change of shares, consolidation, distribution, merger or amalgamation (in each case, a “Change in Capitalization”), in order to maintain the optionees’ economic rights in respect of their options in connection with such Change in Capitalization, including adjustments to the exercise price or the number of Common Shares to which an optionee is entitled upon exercise of options, or permitting the immediate exercise of any outstanding options that are not otherwise exercisable.

The Board of Directors may amend the Plan or any option at any time without the consent of the optionees provided that such amendment shall (i) not adversely alter or impair any option previously granted except as permitted pursuant to certain adjustments to shares, (ii) be subject to any regulatory approvals including, where required, the approval of the TSX; and (iii) be subject to shareholder approval, where required, by law or the requirements of the TSX, provided however that shareholder approval shall not be required for the following amendments and the Board of Directors may make any changes which may include but are not limited to:

•	amendments of a “housekeeping” nature;

•	a change to the provisions of any option governing vesting, assignability and effect of termination of a participant’s employment or cessation of a participant’s directorship;

•

the introduction or amendment of a cashless exercise feature payable in cash or securities, whether or not such feature provides for a full deduction of the number of underlying securities from the Total Reserve;

•	the addition of a form of financial assistance and any amendment to a financial assistance provision which is adopted;

•	a change to advance the date on which any option may be exercised under the Plan;

•	a change to the eligible participants of the Plan, including a change which would have the potential of broadening or increasing participation by insiders; and

•	the addition of a deferred or restricted share unit or any other provision which results in optionees receiving securities while no cash consideration is received by the Corporation.

In addition, the Board of Directors may, subject to regulatory approval, discontinue the Plan at any time without the consent of the optionees provided that such discontinuance shall not materially and adversely affect any options previously granted under the Plan.

For greater certainty, the Board of Directors shall be required to obtain shareholder approval to make the following amendments:

•

any change to the maximum number of Common Shares issuable from treasury under the Plan, including an increase to the fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage, other than an adjustment pursuant to a change in capitalization;

•

any amendment which reduces the exercise price of any option after the options have been granted or any cancellation of an option and the substitution of that option by a new option with a reduced price, except in the case of an adjustment pursuant to a change in capitalization;

•	any amendment which extends the expiry date of any option beyond the original expiry date, except in case of an extension due to a black-out period;

•

any amendment which increases the maximum number of Common Shares that may be issued to (i) insiders and their associates; or (ii) any one insider and his/her associates under the Plan or any other proposed or established share compensation arrangement of the Corporation in a one-year period, except in case of an adjustment pursuant to a change in capitalization; and

•	any amendment to the amendment provisions of the Plan,

provided that Common Shares held directly or indirectly by insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

Except as specifically provided in an option agreement approved by the Board of Directors, options granted under the Plan may only be exercised during the lifetime of the optionee by such optionee personally (except that an optionee may transfer options to a corporation in respect of which the optionee is the sole shareholder).

The following table summarizes for each NEO the number of options granted under the Plan, outstanding as at the date of the Offering:

Name	Option-Based Award				Share-Based Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)
Larry Rossy,	•	•	•	•	•	•
CEO

Stéphane Gonthier,	•	•	•	•	•	•
COO

Nicholas Nomicos,	•	•	•	•	•	•
Senior Vice President, Interim CFO and Secretary

Geoffrey Robillard,	•	•	•	•	•	•
Senior Vice President, Import Division

Neil Rossy,	•	•	•	•	•	•
Senior Vice President, Merchandising

Leonard Assaly,	•	•	•	•	•	•
Senior Vice President, Information Technology

Employment Arrangements and Agreements

Employment Agreements with Named Executive Officers

On or about September     •    , 2009, Dollarama L.P. entered into amended and restated executive employment agreements with each of Larry Rossy, Stéphane Gonthier, Neil Rossy, Leonard Assaly and Geoffrey Robillard.

These agreements provide for, among other things, the continuation of the executive’s employment for an indeterminate term in accordance with applicable law, as well as their base salary and bonus entitlement.

These agreements provide that Dollarama L.P. may terminate the employment of Larry Rossy, Stéphane Gonthier, Neil Rossy and Leonard Assaly, without cause, by providing each of them with a written notice of termination of employment of twenty-four (24) months or termination pay in lieu of notice representing the executive’s base salary for twenty-four (24) months, payable by way of salary continuance or in a lump sum payment, at the sole discretion of Dollarama L.P. Similarly, the agreements also provide that in the event of the constructive termination of Larry Rossy, Stéphane Gonthier, Neil Rossy, or Leonard Assaly, Dollarama L.P. shall pay to the executive a payment representing the executive’s base salary for twenty-four (24) months, payable by way of salary continuance or in a lump sum payment, at the sole discretion of Dollarama. The agreement of Geoffrey Robillard provides that, in the event his employment is terminated by Dollarama L.P. without cause, or in the event of his constructive termination, Dollarama shall pay to Mr. Robillard an amount of $1.0 million as an indemnity of termination, payable over a period of three (3) years in equal quarterly instalments. These termination payments are conditional upon the executive (i) continuing to fulfill the remainder of his contractual obligations towards Dollarama L.P. and (ii) signing a release of any and all claims related to his employment or the termination thereof.

The agreements also provide for certain restrictive covenants that continue to apply following the termination of the executive’s employment, including an obligation of non-disclosure of confidential information, assignment of intellectual property rights, and non-competition, non-solicitation of suppliers and non-solicitation of employees covenants effective for a period of twenty-four (24) months following the executive’s termination of employment. However, the agreement of Geoffrey Robillard provides that the non-competition, non-solicitation of suppliers and non-solicitation of employee restrictions shall continue to apply for a period of three (3) years following the termination of his employment. In consideration of the non-competition covenant undertaken by Geoffrey Robillard, in the event that his employment is terminated by Dollarama L.P. without cause, or in the event of his constructive termination, Dollarama L.P. shall pay to Mr. Robillard an additional amount of two million dollars ($2.0 million), payable over a period of three (3) years in equal quarterly instalments.

Amended and Restated Separation Agreement

Robert Coallier resigned from his duties as CFO effective September 10, 2009, but will assume transitional duties and hold the position of Senior Vice President Finance until the earlier of the date upon which the new CFO replacing Nicholas Nomicos as Interim CFO is designated by the CEO or the Board of Directors and December 1, 2009. During this period, Robert Coallier is entitled to his current annual base salary of $375,000 and to continue to participate in all Dollarama-sponsored benefit programs. Pursuant to the terms of the amended and restated separation and release agreement entered into as of September 10, 2009 (the “Amended and Restated Separation Agreement”), Robert Coallier will be entitled to a termination indemnity of $750,000 and additional benefits, such as a participation in Dollarama’s group insurance plan for a period of 12 months following the termination date, that are consistent with the provisions of his existing employment agreement with Dollarama L.P. In addition, Robert Coallier will retain (i) tranche A options to purchase 141,374 Class B common shares of the Corporation and 403,598 Class B preferred shares of the Corporation, and (ii) tranche B options to purchase 141,374 Class B common shares of the Corporation and 403,598 Class B preferred shares of the Corporation, which options were granted to him under the Old Plan with an exercise price of $1.00 per Class B common share and $0.70 per Class B preferred share. In connection with the Reorganization, these options will be exchanged for options to purchase Common Shares under the Plan. See “Reorganization” and “Options to Purchase Securities”. These options will continue to vest and become exercisable in accordance with the terms of the Amended and Restated Separation Agreement and the Plan.

Director Compensation

No compensation is currently paid to our directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services. As of the Closing, the independent directors as well as Gregory David will each receive an annual cash retainer of $30,000. Each such independent director and Gregory David will also be granted 2,000 options to purchase Common Shares each year. In addition, the chairs of the Audit Committee and the Compensation Committee will each receive an additional annual cash retainer fee of $5,000. The members of the Audit Committee and the Compensation Committee will also receive a fee of $1,000 per committee meeting attended.

Pension Benefits

The NEOs (other than the CFO) participate in the pension benefit plan of the Corporation, a registered defined contribution plan (the “Pension Plan”). Under the terms of the Pension Plan, the Corporation will match an eligible employee’s contribution thereto, up to a maximum of $3,000 per year.

The table below provides the payments or benefits payable to the NEOs at, following or in connection with retirement pursuant to the Pension Plan:

Name of NEO	Accumulated Value at Start of Year ($)	Compensatory ($)	Non-Compensatory ($)	Accumulated Value at End of Year ($)
Larry Rossy,	—	3,000	3,054	6,054
CEO

Stéphane Gonthier,	10,254	3,000	4,498	17,753
COO

Nicholas Nomicos,	—	—	—	—
Senior Vice President, Interim CFO and Secretary

Geoffrey Robillard,	—	3,000	—	—
Senior Vice President, Import Division

Neil Rossy,	—	3,000	3,362	6,632
Senior Vice President, Merchandising

Leonard Assaly,	479,782	3,000	23,935	506,717
Senior Vice President, Information Technology

INDEBTEDNESS OF DIRECTORS AND OFFICERS

None of the directors, executive officers, employees, former directors, former executive officers or former employees of the Corporation, and none of their associates, is or has within 30 days before the date of this prospectus or at any time since the beginning of the most recently completed financial year been indebted to the Corporation or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by the Corporation, except for routine indebtedness.

PLAN OF DISTRIBUTION

General

Pursuant to the Underwriting Agreement dated     •    , 2009 between the Corporation, the Selling Shareholders and the Underwriters, the Corporation has agreed to sell and the Underwriters have agreed to purchase on     •    , 2009     •     Common Shares at a price of $• per Common Share, for aggregate gross consideration of $• payable in cash to the Corporation against delivery of the Common Shares. The Offering Price of the Common Shares has been determined by negotiation between the Corporation and the Underwriters.

Pursuant to the Underwriting Agreement, the Selling Shareholders have granted the Underwriters an Over-Allotment Option to cover over-allotments, if any, and for market stabilization purposes. The Over-Allotment Option may be exercised by the Underwriters, in whole or in part, for a 30-day period following the Closing and entitles the Underwriters to purchase from the Selling Shareholders up to     •     Common Shares at the Offering Price (being approximately 15% of the aggregate number of Common Shares offered hereunder). If the Over-Allotment Option is exercised in full, the total price to the public will be $•, the Underwriters’ Commission will be $• and the net proceeds to the Corporation and the Selling Shareholders will be $• and $•, respectively.

In the Underwriting Agreement, the Underwriters have agreed, subject to compliance with all necessary legal requirements and to the conditions set forth therein, to purchase all but not less than all of the Common Shares. In consideration for their services in connection with the Offering, the Corporation has agreed to pay the Underwriters a fee equal to $• per Common Share. The Corporation will also pay the Underwriters’ Commission in respect of Common Shares sold by the Selling Shareholders if the Over-Allotment Option is exercised.

The Offering is being made in each of the provinces and territories of Canada and in the United States in an offering to qualified institutional buyers exempt from the registration requirements of the U.S. Securities Act, pursuant to Rule 144A thereunder. The Common Shares will be offered in each of the provinces and territories of Canada through those Underwriters or their affiliates who are registered to offer the Common Shares for sale in such provinces and territories and such other registered dealers as may be designated by the Underwriters. Subject to applicable law, the Underwriters may offer the Common Shares outside of Canada.

The Corporation intends to apply to the TSX to have the Common Shares listed on the TSX. Any such listing of the Common Shares will be conditional upon the Corporation fulfilling all the initial requirements and conditions of the TSX, including distribution of these securities to a minimum number of public holders.

Upon completion of the Offering, the Corporation expects to have a total of     •     outstanding Common Shares, which includes the     •     Common Shares sold in the Offering.

All of the Common Shares sold in the Offering will be freely tradeable without restriction or further registration under applicable Canadian securities laws.

The obligations of the Underwriters under the Underwriting Agreement are several (and not joint or joint and several), are subject to certain closing conditions and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Common Shares if any Common Shares are purchased under the Underwriting Agreement. The Underwriters are entitled under the Underwriting Agreement to indemnification by the Corporation and the Selling Shareholders against certain liabilities and expenses.

In connection with completion of the Offering, the Underwriters have requested that the Corporation, the Selling Shareholders and the Corporation’s directors, officers and senior management agree not to, directly or indirectly, without the prior written consent of the Underwriters, issue, sell, grant any option, right or warrant for the sale of, lend, secure, pledge or otherwise dispose or monetize, or make any short sale, engage in any hedging transaction, or enter into any form of arrangement the consequence of which is to directly or indirectly transfer to someone else, in whole or in part, any of the economic consequences of ownership of, or offer or announce any intention to do so, in a public offering or by way of private placement or otherwise, any Common Shares or any securities convertible or exchangeable into Common Shares, for a period of 180 days following Closing. The holders of     •     Common Shares, representing     •    % of the Common Shares outstanding before giving effect to this Offering, have entered into such agreements.

The Common Shares have not been and will not be registered under the U.S. Securities Act or any U.S. state securities laws and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from the registration requirements of the U.S. Securities Act and applicable state securities laws. Accordingly, except to the extent permitted by the Underwriting Agreement, the Common Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons. The Underwriting Agreement provides that the Underwriters may re-offer and resell the Common Shares that they have acquired pursuant to the Underwriting Agreement to qualified institutional buyers in the United States in accordance with Rule 144A under the U.S. Securities Act. The Underwriting Agreement also provides that the Underwriters will offer and sell the Common Shares outside the United States only in accordance with Regulation S under the U.S. Securities Act. In addition, until 40 days after the commencement of the Offering, an offer or sale of the Common Shares within the United States by any dealer (whether or not participating in the Offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in reliance on an exemption from the registration requirements of the U.S. Securities Act.

Pricing of the Offering

Prior to the Offering, there was no public market for the Common Shares. The Offering Price has been negotiated between the Corporation and the Underwriters. Among the factors considered in determining the Offering price of the Common Shares were the following:

•	prevailing market conditions;

•	historical performance and capital structure of the Corporation;

•	estimates of the business potential and earnings prospects of the Corporation;

•	an overall assessment of the Corporation’s management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

Price Stabilization, Short Positions and Passive Market Making

In connection with the Offering, the Underwriters may over-allocate or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transaction.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Shares while the Offering is in progress. These transactions may also include making short sales of the Common Shares, which involve the sale by the Underwriters of a greater number of Common Shares than they are required to purchase in the Offering. Short sales may be “covered short sales”, which are short positions in an amount not greater than the Over-Allotment Option, or may be “naked short sales”, which are short positions in excess of that amount.

The Underwriters may close out any covered short position either by exercising the Over-Allotment Option, in whole or in part, or by purchasing Common Shares in the open market. In making this determination, the Underwriters will consider, among other things, the price of Common Shares available for purchase in the open market compared with the price at which they may purchase Common Shares through the Over-Allotment Option.

The Underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market that could adversely affect investors who purchase in the Offering.

In addition, in accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Common Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the applicable stock exchange, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

As a result of these activities, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on any stock exchange on which the Common Shares are listed, in the over-the-counter market, or otherwise.

Over-Allotment Option

The Selling Shareholders have granted to the Underwriters an Over-Allotment Option, exercisable, in whole or in part, at the sole discretion of the Underwriters, for a period of 30 days from the date of the Closing, to purchase from the Selling Shareholders up to an aggregate of     •     additional Common Shares (representing approximately 15% of the Common Shares offered hereunder), at the Offering Price, payable in cash against delivery of such additional shares. The Over-Allotment Option is exercisable in whole or in part only for the purpose of covering over-allotments, if any, made by the Underwriters in connection with the Offering and for market stabilization purposes. The

Corporation will pay the Underwriters’ Commission in respect of Common Shares sold hereunder by the Selling Shareholders if the Over-Allotment Option is exercised. If the Over-Allotment Option is exercised in full, the total price to the public, Underwriters’ Commission, net proceeds to the Selling Shareholders and net proceeds to the Corporation before deducting other expenses of the Offering, will be $•, $•, $• and $•, respectively. The Corporation will not receive any proceeds from the exercise of the Over-Allotment Option. This prospectus qualifies the grant of the Over-Allotment Option and up to     •     Common Shares to be sold by the Selling Shareholders upon exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Over-Allotment Option acquires those shares under this prospectus, regardless of whether the position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Commissions and Expenses

The following table shows the per Common Share and total Underwriters’ Commission the Corporation will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters’ Over-Allotment Option:

	Over-Allotment Not Exercised	Over-Allotment Fully Exercised
Per Common Share	•	•
Total	•	•

The Underwriters propose to offer the Common Shares initially at the public Offering Price stated on the cover page of this prospectus. After the Underwriters have made a reasonable effort to sell all of the Common Shares offered by this prospectus at that price, the initially stated Offering Price may be decreased, and further changed from time to time, by the Underwriters to an amount not greater than the initially stated Offering Price and, in such case, the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by the purchasers for the Common Shares is less than the gross proceeds paid by the Underwriters to the Corporation and the Selling Shareholders.

It is estimated that the total expenses of the Offering, not including the Underwriters’ Commission, will be approximately $•.

Book Entry System

Subscriptions for the Common Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Certificates representing the Common Shares sold under the Offering in Canada will be issued in registered form to CDS or its nominee on the closing date of the Offering. Transfers of ownership of Common Shares in Canada will be effected through records maintained by participants in the CDS depository service (“CDS Participants”), which include securities brokers and dealers, banks and trust companies. Indirect access to the CDS book entry system is also available to other institutions that maintain custodial relationships with a CDS Participant, either directly or indirectly. Each purchaser of Common Shares in Canada will receive a customer confirmation of purchase from the CDS Participant from or through which such Common Shares are purchased in accordance with the practices and procedures of such CDS Participant.

RELATIONSHIP BETWEEN THE CORPORATION AND CERTAIN UNDERWRITERS

RBC Dominion Securities Inc., CIBC World Markets Inc., Scotia Capital Inc., National Bank Financial Inc. and HSBC Securities (Canada) Inc. are affiliates of banks that are members of a syndicate of lenders (collectively, the “Banks”) that have made the Credit Facility available to us. Accordingly, pursuant to applicable securities legislation, we may be considered a “connected issuer” of the Underwriter for the purposes of securities regulations in certain provinces and territories of Canada.

As of August 2, 2009, the Corporation was indebted to the Banks under the Credit Facility for approximately $292.0 million. As of the date of this prospectus, we are in compliance in all material respects with the terms of our indebtedness to the Banks under the Credit Facility.

The Credit Facility is guaranteed by Holdings., Dollarama Group GP Inc. and all of Dollarama Group L.P.’s existing and future restricted subsidiaries, and is secured by a security interest in substantially all of the existing and future assets of Holdings, Dollarama Group GP Inc., Dollarama Group L.P. and Dollarama Group L.P.’s restricted subsidiaries, and a pledge of Dollarama Group L.P.’s capital stock and the capital stock of each of its subsidiaries, subject to certain exceptions agreed upon with the lenders and local law requirements. See “Description of Material Indebtedness”.

Since the indebtedness to the Banks was incurred, the financial position of the Corporation has not adversely changed. None of the Banks have waived any breach of the Credit Facility since its execution. See “Description of Material Indebtedness – Credit Facility”.

None of the Banks were involved in the decision of the Offering or were involved in the determination of the terms of the Offering, including structure and pricing. As a consequence of the Offering, the Underwriters will receive a commission in respect of the Common Shares sold through the Underwriters and the Banks will receive a portion of the proceeds from us as a repayment of outstanding indebtedness.

Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Corporation, for which they received or will receive customary fees.

RISK FACTORS

You should carefully consider the risks described below, which are qualified in their entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this prospectus, and all other information contained in this prospectus before purchasing Common Shares, including the consolidated financial statements and accompanying notes. The risks and uncertainties described below are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur or become material risks, our business, prospects, financial condition, results of operations and cash flows and consequently the price of the Common Shares could be materially and adversely affected. In all these cases, the trading price of the Common Shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business

As a dollar store, we are particularly vulnerable to future increases in operating and merchandise costs.

Our ability to provide quality merchandise at low price points is subject to a number of factors that are beyond our control, including merchandise costs, foreign exchange rate fluctuations, increases in rent and occupancy costs, inflation and increases in labour (including any increases in the minimum wage) and fuel costs, all of which may reduce our profitability and have an adverse impact on our cash flows. In the past as a single fixed price retailer, we were unable to pass cost increases to our customers by increasing the price of our merchandise. As such, we have attempted to offset cost increases in one area of our operations by finding cost savings or operating efficiencies in another.

We believe that our additional fixed price points of $1.25, $1.50 and $2.00 will give us some flexibility to address cost increases by adjusting our selling price on certain items. There is, however, no guarantee that our customers will be willing to purchase products priced above $1.00 or that we will be successful in offsetting costs in a meaningful way given the limited range of prices which we offer. Furthermore, there has historically been a time lag before any cost increases could be passed on to our customers. There can be no assurance that we will be able to pass on any cost increases to our customers.

Foreign exchange rate fluctuations, in particular, have a material impact on our operating and merchandise costs. This is because while our sales are in Canadian dollars, we have been increasing our purchases of merchandise from low-cost overseas suppliers, principally in China. In Fiscal 2009, direct sourcing from overseas suppliers accounted for more than 50% of our purchases. Our results of operations are particularly sensitive to the fluctuation of the Chinese renminbi against the U.S. dollar and the fluctuation of the U.S. dollar against the Canadian dollar because we purchase a majority of our imported merchandise from suppliers in China using U.S. dollars. For example, if the Chinese renminbi were to appreciate against the U.S. dollar, our cost of merchandise purchased in China would increase, which would have a negative impact on our margins, profitability and cash flows. If the U.S. dollar appreciates against the Canadian dollar at the same time, the negative impact would be further exacerbated. We enter into U.S. dollar currency hedging to reduce the risk associated with currency fluctuations. Currency hedging entails a risk of illiquidity and, to the extent that the U.S. dollar depreciates against the Canadian dollar, the risk of using hedges could result in losses greater than if the hedging had not been used. Hedging arrangements may have the effect of limiting or reducing the total returns to the Corporation if management’s expectations concerning future events or market conditions prove to be incorrect. In addition, the costs associated with a hedging program may outweigh the benefits of the arrangements in such circumstances. Labour shortages may reduce our ability to have a competitive labour cost. Fuel cost increases or surcharges could also increase our transportation costs and therefore impact our profitability. In addition, inflation and adverse economic developments in Canada, where we both buy and sell merchandise, and in China and other parts of Asia, where we buy a large portion of our imported merchandise, can have a negative impact on our margins, profitability and cash flows. If we are unable to predict and respond promptly to these or other similar events that may increase our operating and merchandise costs, our results of operations and cash flows will be adversely affected.

We may not be able to refresh our merchandise as often as we have done so in the past.

We adjust our merchandise mix periodically based on the results of internal analysis as slow-selling items are discontinued and replaced as warranted. Our success, therefore, depends in large part on our ability to continually find, select and purchase quality merchandise at attractive prices in order to replace underperforming goods. We typically do not enter into long-term contracts for the purchase or development of merchandise and must continually seek out buying opportunities from both our existing suppliers and new sources, for which we compete with other multi-price dollar stores, variety and discount stores and mass merchants. Although we believe that we have strong and long-standing relationships with our suppliers, we may not be successful in maintaining a continuing and increasing supply of quality merchandise at attractive prices. If we cannot find or purchase the necessary amount of competitively priced merchandise to replace goods that are outdated or unprofitable, our results of operations and cash flows will be adversely affected.

An increase in the cost or a disruption in the flow of our imported goods may significantly affect our sales and profits and have an adverse impact on our cash flows.

One of our key business strategies is to source quality merchandise directly from the lowest cost supplier. As a result, we rely heavily on imported goods, principally from China. Imported goods are generally less expensive than domestic goods and contribute significantly to our favorable profit margins. Merchandise imported directly from overseas manufacturers and agents accounted for more than 50% of our total purchases during fiscal year ended February 1, 2009. We expect direct imports to continue to account for approximately 45% to 60% of our total purchases. Our imported merchandise could become more expensive or unavailable for a number of reasons, including (a) disruptions in the flow of imported goods due to factors such as raw material shortages or an increase in prices, work stoppages, factory closures, suppliers going out of business, inflation, strikes, and political unrest in foreign countries, (b) problems with oceanic shipping, including shipping container shortages, (c) economic crises and international disputes, such as China’s claims to sovereignty over Taiwan, (d) increases in the cost of purchasing or shipping foreign merchandise resulting from a failure of Canada to maintain normal trade relations with foreign countries we deal with, (e) import duties, import quotas, and other trade sanctions, and (f) increases in shipping rates imposed by foreign countries we deal with. The development of one or more of these factors could adversely affect our operations in a material way. If imported merchandise becomes more expensive or unavailable, we may not be able to transition to alternative sources in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. A disruption in the flow of our imported merchandise or an increase in the cost of those goods due to these or other factors would significantly decrease our sales and profits and have an adverse impact on our cash flows.

Political and economic instability in the countries in which foreign suppliers are located, the financial instability of suppliers, suppliers’ failure to meet our supplier standards, issues with labour practices of our suppliers or labour problems they may experience (such as strikes), the availability and cost of raw materials to suppliers, merchandise quality or safety issues, currency exchange rates, transport availability and cost, inflation, and other factors relating to our suppliers and the countries in which they are located or from which they import are beyond our control and could have negative implications for us. In addition, the United States’ foreign trade policies, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade are beyond our control. Disruptions due to labour stoppages, strikes or slowdowns, or other disruptions involving our vendors or the transportation and handling industries also may negatively affect our ability to receive merchandise and thus may negatively affect sales. These and other factors affecting our suppliers and our access to products could adversely affect our business and financial results. As we increase our imports of merchandise from foreign vendors, the risks associated with foreign imports will increase.

All of our vendors and their products must comply with applicable product safety laws. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to products that are recalled, defective or otherwise harmful could have a material adverse effect on our business, reputation and financial results. Our ability to obtain indemnification from foreign suppliers may be hindered by the manufacturers’ lack of understanding of Canadian product liability or other laws, which may make it more likely that we be required to respond to claims or complaints from customers as if we were the manufacturer of the products. This could adversely affect our reputation and our litigation expenses could increase, each of which could have an adverse effect on our business, reputation and financial results.

We are dependent upon the smooth functioning of our distribution network.

We must constantly replenish depleted inventory through deliveries of merchandise to our four warehouses, our distribution center and our stores, and from our warehouses and distribution center to our stores by various means of transportation, including shipments by sea, train and truck on the roads and highways of Canada. Long-term disruptions to our warehouses and distribution center and to the national and international transportation infrastructure that lead to delays or interruptions of service would adversely affect our business. Similarly, extreme weather conditions can affect the planned receipt of inventory and the distribution of merchandise and may have an adverse effect on our business and financial results.

General economic conditions and volatility in the worldwide economy has adversely affected consumer spending, which may negatively affect our business and financial results.

Current economic conditions or a further deterioration in the Canadian economy may adversely affect the spending of our customers, which would likely result in lower sales than expected on a quarterly or annual basis. Future economic conditions affecting disposable consumer income, such as employment levels, consumer debt levels, lack of available credit, business conditions, fuel and energy costs, interest rates, and tax rates, could also adversely affect our business and financial results by reducing consumer spending or causing customers to shift their spending to other products. We may be sensitive to reductions in consumer spending because we generally have limited flexibility to reduce our prices to maintain or attract additional sales in an economic downturn.

In addition, current global economic conditions and uncertainties, the potential impact of the current recession, the potential for additional failures or realignments of financial institutions, and the related impact on available credit may affect us and our suppliers and other business partners, landlords, and customers in an adverse manner including, but not limited to, reducing access to liquid funds or credit (including through the loss of one or more financial institutions that are a part of our revolving credit facility), increasing the cost of credit, limiting our ability to manage interest rate risk, increasing the risk of bankruptcy of our suppliers, landlords or counterparties to or other financial institutions involved in our credit facilities and our derivative and other contracts, increasing the cost of goods to us, and other impacts which we are unable to fully anticipate. One of our key strategies is to source quality merchandise directly from the lowest cost supplier. Thus supplier plant closures or increases in costs of merchandise due to economic conditions may adversely affect our business and financial results.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our debt obligations.

We are highly leveraged. As of February 1, 2009, we had long-term debt excluding financing costs of $838.4 million. Our high degree of leverage could have important consequences, including the following:

•

a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and other financial obligations and will not be available for other purposes, including funding our operations and capital expenditures for projects such as a new warehouse or distribution center, new store openings, and future business opportunities;

•	the debt service requirements of our other indebtedness and lease expense could make it more difficult for us to make payments on our debt;

•	our ability to obtain additional financing for working capital and general corporate or other purposes may be limited;

•	certain of our borrowings, including the Deferred Interest Notes and borrowings under our Credit Facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•

our debt level may limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general, placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	our leverage may make us vulnerable to a downturn in general economic conditions and adverse industry conditions.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness.

Our ability to make scheduled payments on or to refinance our debt obligations and to make distributions to enable us to service our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control, including fluctuations in interest rates, market liquidity conditions, increased operating costs, and trends in our industry. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In such circumstances, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Credit Facility and the 8.875% Subordinated Notes Indenture restrict the ability of Dollarama Group L.P. and its restricted subsidiaries, and the Deferred Interest Notes Indenture restricts the ability of Dollarama Group Holdings L.P. and its restricted subsidiaries to dispose of assets and restrict the use of the proceeds from asset dispositions. We may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Despite current indebtedness levels, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the Credit Facility, the 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with such restrictions could be substantial. In addition, our subsidiaries may, under certain circumstances and subject to receipt of additional commitments from existing lenders or other eligible institutions, request additional term loan tranches or increases to the revolving loan commitments by an aggregate amount of up to $150 million (or the U.S. dollar equivalent thereof). If our current debt levels are increased, the related risks that we now face could intensify.

The terms of our Credit Facility, the 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture impose significant operating restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions that may be in our interest.

Our Credit Facility contains various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume, or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	make capital expenditures;

•	create or permit certain liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	conduct certain business activities;

•	consolidate or merge or sell all or substantially all of our assets; and

•	prepay, redeem or repurchase certain indebtedness.

In addition, the Credit Facility also requires Dollarama Group L.P. to comply on a quarterly basis with certain financial covenants, including a maximum lease-adjusted leverage ratio test and a minimum interest coverage ratio test.

The 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture also contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume, or guarantee additional debt and issue or sell preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	create or permit certain liens;

•	use the proceeds from sales of assets and subsidiary stock;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	enter into transactions with affiliates;

•	conduct certain business activities;

•	consolidate or merge or sell all or substantially all of our assets; and

•	prepay, redeem or repurchase certain indebtedness.

Under the Credit Facility, the occurrence of specified change of control events will cause an event of default. Change of control events include if certain “permitted holders” (being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more than 30% of the voting stock of Holdings or more voting stock in Holdings than funds advised by Bain Capital, in which case they are not included as “permitted holders” for this purpose) cease to hold a majority, directly or indirectly, of Holdings’ voting stock; unless, following such event, (i) no other person or group of persons (other than “permitted holders”) becomes the beneficial owner of more than 35%, directly or indirectly, (or, if higher, the percentage then held by such “permitted holders”) of Holdings’ voting stock, and, (ii) a majority of Holdings’ directors continues to be directors that were recommended for nomination for election by Holdings’ board of directors, in which case such event shall not be considered a change of control.

Under the 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture, if specified change of control events occur, we will be required to offer to repurchase all outstanding notes under the applicable indenture at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. Change of control events include a sale of substantially all of our assets (other than to certain “permitted holders” being funds advised by Bain Capital and certain original management shareholders, unless management shareholders hold more voting stock of Holdings or the Corporation than funds advised by Bain Capital, in which case they are no longer considered “permitted holders”), the acquisition by a person or group of persons (other than “permitted holders”) of at least 50% , directly or indirectly, of the voting power of the Corporation or Holdings or a majority of the Corporation’s directors ceasing to be directors that were nominated for election, or whose nomination for election was previously approved, by the Corporation’s board of directors. Our failure to repurchase these notes upon a change of control would cause an event of default under the indentures governing the 8.875% Subordinated Notes and the Deferred Interest Notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our Credit Facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy such obligations to purchase the notes unless we are able to refinance or obtain waivers under the Credit Facility. Our failure to repurchase these notes upon a change of control would cause an event of default under the 8.875% Subordinated Notes Indenture and the Deferred Interest Notes Indenture. This may also cause a cross default under the Credit Facility.

These restrictions may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. See “Description of Material Indebtedness”.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

A portion of our indebtedness, including our Deferred Interest Notes and the borrowings under the Credit Facility, is at variable rates of interest and exposes us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.

There is no guarantee that our strategy to introduce products between the $1.00 and $2.00 dollar price range will be successful.

On February 2, 2009 we introduced additional price points of $1.25, $1.50 and $2.00. We believe that these multiple price points will allow us to offer more value and higher quality goods to our customers. There is, however, no guarantee that our customers will continue to purchase our products priced above the $1.00 price point or that we will be able to continue to offer the same quality and variety of products at the same price points, which would negatively affect our business and financial results.

Our private brands may not achieve or maintain broad market acceptance.

We carry a substantial number of private brand items. We believe that our success in maintaining broad market acceptance of our private brands depends on many factors, including pricing, quality and customer perception. We may not achieve or maintain our expected sales for our private brands. As a result, our business and financial results could be adversely affected.

We may be unable to obtain additional capacity for our warehouse and distribution centers.

We may need additional warehouse and distribution center capacity in the coming years following future store openings. However, under our current expansion plan, we believe our existing distribution network currently has the capacity to cost-effectively service more than 150 additional stores. If we are unable to locate sites for new warehouses and distribution centers or unable to launch warehouses or distribution centers on a timely basis, we may not be able to successfully execute our growth strategy.

Our sales may be affected by weather conditions or seasonal fluctuations.

Weather conditions can affect the timing of consumer spending and have an impact on our retail sales. Moreover, the different holidays like Christmas, Easter, Valentine’s Day, Mother’s Day and Father’s Day have a positive impact on our retail sales. Historically, our highest sales results have occurred during the fourth quarter, which includes the holiday selling season. During Fiscal 2009, approximately 29.0% of our sales were generated in the fourth quarter. Accordingly, weather conditions or a failure to anticipate the impact that holidays may have on our operations could have an adverse effect on our business and financial results.

Competition in the retail industry could limit our growth opportunities and reduce our profitability.

The retail business is highly competitive. We operate in the value retail industry which is competitive with respect to price, store location, merchandise quality, assortment and presentation, in-stock consistency, and customer service. This competitive environment subjects us to the risk of adverse impact to our financial performance because of the lower prices, and thus the lower margins, required to maintain our competitive position. Also, companies operating in our industry (due to customer demographics and other factors) may have limited ability to increase prices in response to increased costs (including, but no limited to, vendor price increases). This limitation may adversely affect our margins and financial performance. We compete for customers, employees, store sites, products and services and in other important aspects of our business with many other local, regional and national retailers. We compete with multi-price dollar stores, variety and discount stores and mass merchants. These other competitors compete in a variety of ways, including aggressive promotional activities, merchandise selection and availability, services offered to customers, location, store hours, in-store amenities and price. If we fail to respond effectively to competitive pressures and changes in the retail markets, it could adversely affect our business and financial results. Some of our competitors in the retail industry are much larger and have substantially greater resources than we do, and we remain vulnerable to the marketing power and high level of consumer recognition of major mass merchants, and to the risk that these mass merchants or others could venture into our market segment in a significant way. In addition, we expect that our expansion plans, as well as the expansion plans of other dollar stores, will increasingly bring us into direct competition with them. Competition may also increase because there are no significant economic barriers to other companies opening dollar stores.

Our business is dependent on our ability to obtain competitive pricing and other terms from our suppliers and the timely receipt of inventory.

We believe that we have good relations with our suppliers and that we are generally able to obtain competitive pricing and other terms from suppliers. However, we buy products on an order-by-order basis and have very few long-term purchase contracts or other assurances of continued product supply or guaranteed product cost. If we fail to maintain good relations with our suppliers, or if our suppliers’ product costs are increased as a result of prolonged or repeated increases in the prices of certain raw materials, we may not be able to obtain attractive pricing, in which case our profit margins may be reduced and our results of operations may be adversely affected. In addition, if we are unable to receive merchandise from our suppliers on a timely basis because of interruptions in production or other reasons that are beyond our control, our business and financial results may be adversely affected.

We may be unable to renew our store, warehouse and distribution center leases or find other locations or leases on favourable terms.

As of August 2, 2009, we leased all our stores from unaffiliated third parties, except 18 of our stores leased from entities controlled by Larry Rossy. Approximately 4%, 11% and 7% of our store leases with third party lessors will expire in Fiscal 2010, fiscal year 2011, and fiscal year 2012, respectively. As of August 2, 2009, we leased all of our warehouses and our distribution centre from entities controlled by Larry Rossy. Our warehouse leases will expire in fiscal year 2024, respectively, and our distribution centre lease will expire in fiscal year 2024. Unless the terms of our leases are extended, the properties, together with any improvements that we have made, will revert to the property owners upon expiration of the lease terms. As the terms of our leases expire, we may not be able to renew these leases or find alternative store locations that meet our needs on favorable terms or at all. If we are unable to renew a significant number of our expiring leases or to promptly find alternative store locations that meet our needs, our profitability and cash flows may be materially adversely affected. Furthermore, many leases provide that the landlord may increase the rent over the term of the lease. Most leases require us to pay a variety of costs such as cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term.

If we experience significant disruptions in our information technology systems, our business and financial results may be adversely affected.

We depend on our information technology systems for the efficient functioning of our business, including accounting, data storage, purchasing and inventory management, and store communications systems. Our enterprise-wide software solution enables management to better and more efficiently conduct our operations and gather, analyze, and assess information across all business segments and geographic locations. However, difficulties with the hardware and software platform could disrupt our operations, including our ability to timely ship and track product orders, project inventory requirements, manage our supply chain, and otherwise adequately service our customers, which would have an adverse effect on our business and financial results. In the event we experience significant disruptions with our information technology system, we may not be able to fix our systems in an efficient and timely manner. Accordingly, such events may disrupt or reduce the efficiency of our entire operation and have a material adverse effect on our results of operations and cash flows. Costs associated with potential interruptions to our information systems could be significant.

We may not be able to successfully execute our growth strategy, particularly outside of our core markets of Ontario and Québec.

We have experienced substantial growth during the past several years, opening an average of 42 stores per year since fiscal year 2000, and we plan to continue to open new stores in the near future. Our ability to successfully execute our growth strategy will depend largely on our ability to successfully open and operate new stores, particularly outside of our traditional core markets of Ontario and Québec, which, in turn, will depend on a number of factors, including whether we can:

•	supply an increasing number of stores with the proper mix and volume of merchandise;

•	hire, train, and retain an increasing number of qualified employees at affordable rates of compensation;

•	locate, lease, build out, and open stores in suitable locations on a timely basis and on favorable economic terms;

•	expand into new geographic markets, where we have limited or no presence;

•	expand within our traditional core markets of Ontario and Québec, where new stores may draw sales away from our existing stores;

•	successfully compete against local competitors; and

•	build, expand and upgrade warehouses and distribution centers and internal store support systems in an efficient, timely and economical manner.

Any failure by us to achieve these goals could adversely affect our ability to continue to grow.

We may not be able to achieve the anticipated growth in sales and operating income when we open new stores.

If our planned expansion occurs as anticipated, our store base will include a relatively high proportion of stores with relatively short operating histories. Comparable Store sales may be negatively affected when stores are opened or expanded near existing stores. If our new stores on average fail to achieve results comparable to our existing stores, our planned expansion could produce a decrease in our overall sales per square foot and store-level operating margins.

Our profitability may be negatively affected by inventory shrinkage.

We are subject to the risk of inventory loss, administrative or operator errors, including mislabeling, theft and fraud. We have experienced inventory shrinkage in the past, and we cannot assure you that incidences of inventory loss and theft will decrease in the future or that the measures we are taking or the initiatives we implemented will effectively address the problem of inventory shrinkage. Although some level of inventory shrinkage is a necessary and unavoidable cost of doing business, if we were to experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft, our business and financial results could be affected adversely.

We are subject to environmental regulations, and compliance with such regulations could require us to make expenditures.

Under various federal, provincial, and local environmental laws and regulations, current or previous owners or occupants of property may become liable for the costs of investigating, removing and monitoring any hazardous substances found on the property. These laws and regulations often impose liability without regard to fault.

Certain of the facilities that we occupy have been in operation for many years and, over such time, we and the prior owners or occupants of such properties may have generated and disposed of materials which are or may be considered hazardous. Accordingly, it is possible that additional environmental liabilities may arise in the future as a result of any generation and disposal of such hazardous materials. Although we have not been notified of, and are not aware of, any current environmental liability, claim, or non-compliance, we could incur costs in the future related to our properties in order to comply with, or address any violations under, environmental laws and regulations.

In the ordinary course of our business, we sometimes use, store, handle or dispose of household products and cleaning supplies that are classified as hazardous materials under various environmental laws and regulations. We cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws and regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretations of existing laws and regulations, may require additional expenditures by us which could vary substantially from those currently anticipated.

Failure to attract and retain qualified employees while controlling labour costs, as well as other labour issues, could adversely affect our business and financial results.

Our future growth and performance depends on our ability to attract, retain and motivate qualified employees, many of whom are in positions with historically high rates of turnover. Our ability to meet our labour needs, while controlling our labour costs, is subject to many external factors, including the competition for and availability of qualified personnel in a given market, unemployment levels within those markets, prevailing wage rates, minimum wage laws, health and other insurance costs and changes in employment and labour legislation (including changes in the process for our employees to join a union) or other workplace regulation (including changes in entitlement programs such as health insurance and paid leave programs). While we believe we pay our employees fair wages, to the extent a significant portion of our employee base unionizes, or attempts to unionize, our business could be disrupted and, to the extent such attempts are successful, our labour costs could increase. Our ability to pass along labour costs is constrained.

Also, our stores are managed through a network of geographically dispersed management personnel. Our inability to effectively and efficiently operate our stores, including the ability to control losses resulting from inventory and cash shrinkage, may negatively affect our sales and/or operating margins.

If we lose the services of our senior executives who possess specialized market knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services.

Many of our senior executives have extensive experience in our industry and with our business, products, and customers. Since we are managed by a small group of senior executive officers, the loss of the technical knowledge, management expertise and knowledge of our operations of one or more members of our core management team, including Larry Rossy, our CEO and the grandson of our founder, Neil Rossy, our Senior Vice President, Merchandising and the son of Larry Rossy, Geoffrey Robillard, our Senior Vice President, Import Division, and Stéphane Gonthier, our COO, could result in a diversion of management resources, as the remaining members of management would need to cover the duties of any senior executive who leaves us and would need to spend time usually reserved for managing our business to search for, hire and train new members of management. The loss of some or all of our senior executives could negatively affect our ability to develop and pursue our business strategy, which could adversely affect our business and financial results.

Fluctuations in the value of the Canadian dollar in relation to the U.S. dollar may impact our operating and financial results and may affect the comparability of our results between financial periods.

Exchange rate fluctuations could have an adverse effect on our results of operations and ability to service our U.S. dollar-denominated debt. The majority of our debt and over 50% of our purchases are in U.S. dollars while the majority of our sales and operating expenses are in Canadian dollars. Therefore, a fluctuation in the exchange rate of the Canadian dollar versus the U.S. dollar would affect the cash needed to service our U.S. dollar-denominated debt and the related hedge instruments and, in addition, our gross margins would be impacted. For the purposes of financial reporting, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of U.S. dollar denominated debt and our related hedge instruments into Canadian dollars under Canadian generally accepted accounting principles. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses and may not be comparable from period to period.

Litigation may adversely affect our business and financial results.

Our business is subject to the risk of litigation by employees, customers, consumers, suppliers, competitors, shareholders, government agencies, or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action lawsuits, regulatory actions and intellectual property claims, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, certain of these lawsuits, if decided adversely to us or settled by us, may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operations are required. The cost to defend future litigation may be significant. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business and financial results.

We are subject to the risk of product liability claims and product recalls.

The Corporation sells products produced by third party manufacturers. Some of these products may expose the Corporation to product liability claims relating to personal injury, death or property damage caused by such products, any may require the Corporation to take actions. One or more of our suppliers might not adhere to product safety requirements or our quality control standards, and we might not identify the deficiency before merchandise ships to our stores. If our suppliers are unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise from our shelves or recall those products at a substantial cost to us. Product recalls, withdrawals or replacements may harm the Corporation’s reputation and acceptance of its products by customers, which may adversely affect our business and financial results. Product recalls, withdrawals, or replacements may also increase the amount of competition that the Corporation faces. Some competitors may attempt to differentiate themselves from the Corporation by claiming that their products are produced in a manner or geographic area that is insulated from the issues that preceded the recalls, withdrawals, or replacements of the Corporation’s products. Although the Corporation maintains liability insurance to mitigate potential claims, the Corporation cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all. Product liability claims and product recalls, withdrawals or replacements could adversely affect the Corporation’s business and financial results.

Our current insurance program may expose us to unexpected costs and negatively affect our financial results.

Our insurance coverage reflects deductibles, self-insured retentions, limits of liability and similar provisions that we believe are prudent based on the dispersion of our operations. However, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure, such as losses due to acts of war, employee and certain other crime and some natural disasters. If we incur these losses and they are material, our business could suffer. Certain material events may result in sizable losses for the insurance industry and adversely impact the availability of adequate insurance coverage or result in excessive premium increases. To offset negative insurance market trends, we may elect to self insure, accept higher deductibles or reduce the amount of coverage in response to these market changes. In addition, we self insure a significant portion of expected losses under our workers’ compensation, automobile liability, general liability and group health insurance programs. Unanticipated changes in any applicable actuarial assumptions and management estimates underlying our recorded liabilities for these losses, including expected increases in medical and indemnity costs, could result in materially different amounts of expense than expected under these programs, which could have an adverse effect on our financial results. Although we continue to maintain property insurance for catastrophic events, we are effectively self-insured for property losses up to the amount of our deductibles. If we experience a greater number of these losses than we anticipate, our financial results could be adversely affected.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we protect our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, our intellectual property rights may not have the value that we believe they have. If we are unsuccessful in protecting our intellectual property rights, or if another party prevails in litigation against us relating to our intellectual property rights, the value and adequacy of our brand recognition could be diminished causing customer confusion and adversely affecting our sales and profitability and we may incur significant costs and may be required to change certain aspects of our operations.

Natural disasters, unusual weather, pandemic outbreaks, boycotts and geo-political events or acts of terrorism could adversely affect our operations and financial results.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, pandemic outbreaks, boycotts and geo-political events, such as civil unrest in countries in which our suppliers are located and acts of terrorism, or similar disruptions could adversely affect our operations and financial results. These events could result in physical damage to one or more of our properties, increases in fuel or other energy prices, the temporary or permanent closure of one or more of our stores or warehouses or distribution centers, delays in opening new stores, the temporary lack of an adequate workforce in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our warehouses, distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These factors could otherwise disrupt and adversely affect our operations and financial results.

We face risks related to protection of customers’ credit card data.

We transmit confidential credit card information in connection with our credit card pilot project. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures and those of our technology vendors may not effectively prevent others from obtaining improper access to this information. Any security breach could expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and any resulting negative publicity could significantly harm our reputation.

Risks Related to this Offering

Our securities have no prior public market and our share price may decline after the Offering.

Before this Offering, there has been no public market for our Common Shares, and an active public market for our Common Shares may not develop or be sustained after this Offering. If an active public market does not develop, the liquidity of your investment may be limited, and our share price may decline below its initial public Offering Price. The Offering Price has been determined by negotiation between us and the representatives of the Underwriters and may bear no relationship to the price that will prevail in the public market.

Volatile market price for Common Shares.

The market price for Common Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Corporation’s control, including the following:

•	actual or anticipated fluctuations in the Corporation’s quarterly results of operations;

•	changes in estimates of our future results of operations by us or securities research analysts;

•	changes in the economic performance or market valuations of other companies that investors deem comparable to the Corporation;

•	addition or departure of the Corporation’s executive officers and other key personnel;

•	release or other transfer restrictions on outstanding Common Shares;

•	sales or perceived sales of additional Common Shares;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Corporation or its competitors; and

•	news reports relating to trends, concerns or competitive developments, regulatory changes and other related issues in the Corporation’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Common Shares may decline even if the Corporation’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Corporation’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in a limited or no investment in the Common Shares by those institutions, which could adversely affect the trading price of the Common Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Corporation’s operations could be adversely impacted and the trading price of the Common Shares may be adversely affected.

Because we have no current plans to pay cash dividends on our Common Shares for the foreseeable future, you may not receive any return on investment unless you sell your Common Shares for a price greater than that which you paid for it.

We currently intend to retain future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our financial results, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our Credit Facility and the indentures governing the 8.875% Subordinated Notes and the Deferred Interest Notes. As a result, you may not receive any return on an investment in our Common Shares unless you sell our Common Shares for a price greater than that which you paid for it.

We are a holding company.

We are a holding company and a substantial portion of our assets are the capital stock of our subsidiaries. As a result, investors in the Corporation are subject to the risks attributable to our subsidiaries. As a holding company, we conduct substantially all of our business through our subsidiaries, which generate substantially all of our revenues. Consequently, the Corporation’s cash flows and ability to complete current or desirable future enhancement opportunities are dependent on the earnings of its subsidiaries and the distribution of those earnings to the Corporation. The ability of these entities to pay dividends and other distributions will depend on their operating results and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by such companies and contractual restrictions contained in the instruments governing their debt. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Corporation. Upon completion of this Offering, the Common Shares will be effectively junior to approximately $• million of indebtedness and other liabilities (including trade payables) of our subsidiaries.

Influence by Existing Shareholders.

After this Offering, it is anticipated that, based on share ownership as of     •    , 2009, funds advised by Bain Capital will beneficially own or control, directly or indirectly,     •     Common Shares, which in the aggregate will represent approximately     •    % of our issued and outstanding Common Shares on completion of this Offering (or     •    % if the Over-Allotment Option is exercised in full). After this Offering, it is anticipated that, based on share ownership as of     •    , 2009, Larry Rossy will beneficially own or control, directly or indirectly,     •     Common shares, which in the aggregate will represent approximately     •    % of our Common Shares on completion of this Offering (or     •    % if the Over-Allotment Option is exercised in full). See “Principal Shareholders and Selling Shareholders”. As a result, if some of these persons or entities act together, they will have the ability to control all matters submitted to our shareholders for approval, including without limitation the election and removal of directors, amendments to our articles of incorporation and by-laws and the approval of any business combination. This may delay or prevent an acquisition of the Corporation or cause the market price of our shares to decline. The interests of the funds advised by Bain Capital may not in all cases be aligned with interests of our shareholders. In addition, the funds advised by Bain Capital may have an interest in pursuing acquisitions, divestitures and other transactions that, in the judgment of its management, could enhance its equity investment, even though such transactions might involve risks to our shareholders and may ultimately affect the market price of the Common Shares.

Future sales of Common Shares by our Existing Shareholders.

After this Offering, it is anticipated that, based on share ownership as of     •    , 2009, funds advised by Bain Capital and Larry Rossy will beneficially own or control, directly or indirectly,     •     Common Shares, which in the aggregate will represent approximately     •    % of our outstanding Common Shares on completion of this Offering (or     •    % if the Over-Allotment Option is exercised in full). See “Principal Shareholders and Selling Shareholders”. Subject to compliance with applicable securities laws, our officers, directors, principal shareholders and their affiliates may sell some or all of their Common Shares in the future. No prediction can be made as to the effect, if any, such future sales of Common Shares will have on the market price of the Common Shares prevailing from time to time. However, the future sale of a substantial number of Common Shares by our officers, directors, principal shareholders and their affiliates, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares.

Pursuant to the Shareholders Agreement, each party is granted certain registration rights which can be exercised any time after 180 days following completion of this Offering. See “Shareholders Agreement”.

MATERIAL CONTRACTS

The following are the only material contracts, other than those contracts entered into in the ordinary course of business, which the Corporation has entered into since the beginning of the last financial year before the date of this prospectus, entered into prior to such date but which contract is still in effect, or to which the Corporation is or will become a party on or prior to the Closing:

•	the Underwriting Agreement;

•	the Credit Facility;

•	the 8.875% Subordinated Notes Indenture;

•	the Deferred Interest Notes Indenture;

•	the Shareholders Agreement;

•	the Amended and Restated Separation Agreement;

•	the Termination of Management Agreement; and

•	the Advisory Agreement.

Copies of the above material agreements, if not already entered into then once executed, may be inspected during ordinary office business hours at the Corporation’s principal executive offices located at 5805 Royalmount Ave., Montreal, Québec, H4P 0A1 during the period of distribution of the Common Shares or may be viewed at the website maintained by the Canadian Securities Administrators at http://www.sedar.com.

EXPERTS

No person or company whose profession or business who is named as having prepared or certified a report, valuation, statement or opinion described or included in the prospectus, or whose profession or business gives authority to a report, valuation, statement or opinion described or included in the prospectus, holds any registered or beneficial interest, direct or indirect, in any of our securities or other property of our company or one of our associates or affiliates and no such person or company, or a director, officer or employee of such person or company, is expected to be elected, appointed or employed as one of our directors, officers or employees or as a director, officer or employee of any of our associates or affiliates and no such person is one of our promoters or the promoter of one of our associates or affiliates. In particular, our current auditors are PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has informed us that it is independent with respect to the Corporation within the meaning of the Code of Ethics of the Ordre des comptables agréés du Québec.

LEGAL MATTERS

We are from time to time involved in legal proceedings of a nature considered normal to our business. We believe that none of the litigation in which we are currently involved, or have been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to our consolidated financial condition or results of operations.

Certain Canadian and United States legal matters relating to the Offering will be passed upon on our behalf by Stikeman Elliott LLP and by Ropes & Gray LLP, and on behalf of the Underwriters by Ogilvy Renault LLP. The partners and associates of Stikeman Elliott LLP, collectively, beneficially own, directly and indirectly, (i) less than 1% of the issued and outstanding Common Shares; and (ii) less than 1% of the issued and outstanding common shares of any of our affiliates or associates. The partners and associates of Ropes & Gray LLP, collectively, beneficially own, directly and indirectly, (i) less than 1% of the issued and outstanding Common Shares; and (ii) less than 1% of the issued and outstanding common shares of any of our affiliates or associates. The partners and associates of Ogilvy Renault LLP, collectively, beneficially own, directly and indirectly, (i) less than 1% of the issued and outstanding Common Shares; and (ii) less than 1% of the issued and outstanding common shares of any of our affiliates or associates.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Stikeman Elliott LLP, counsel to the Corporation, and Ogilvy Renault LLP, counsel to the Underwriters, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations under the Tax Act generally applicable to a holder who acquires Common Shares pursuant to this Offering and who, for the purposes of the Tax Act and at all relevant times, beneficially owns Common Share as capital property, and deals at arm’s length with, and is not affiliated with, the Corporation (a “Holder”). The Common Shares will generally be considered to be capital property for this purpose unless either the Holder holds (or will hold) such Common Shares in the course of carrying on a business, or the Holder has acquired (or will acquire) such Common Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to: (a) a Holder that is a “financial institution”, as defined in the Tax Act for purposes of the mark-to-market rules; (b) a Holder, an interest in which would be a “tax shelter investment” as defined in the Tax Act; (c) a Holder that is a “specified financial institution” as defined in the Tax Act or (d) a Holder that is a corporation that has elected in the prescribed form and manner and has otherwise met the requirements to use functional currency tax reporting as set out in the Tax Act. Any such Holder to which this summary does not apply should consult its own tax advisor.

This summary is based upon the current provisions of the Tax Act, the Regulations and counsel’s understanding of the current published administrative and assessing policies and practices of the CRA. The summary also takes into account all specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Common Shares.

Residents of Canada

The following discussion applies to Holders who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, are residents of Canada (“Resident Holders”). Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat such Common Shares as capital property by making an irrevocable election pursuant to subsection 39(4) of the Tax Act.

Dividends on Common Shares

Dividends received or deemed to be received on the Common Shares by a Resident Holder who is an individual (other than certain trusts) will be included in income and will be subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. The Corporation may designate all or a portion of such dividends as “eligible dividends” that are entitled to the enhanced dividend tax credit. The Corporation will notify its shareholders of any such designations at the appropriate times. The amount of the dividend received by an individual or a trust (other than certain specified trusts), but not the amount of the gross-up, may be subject to alternative minimum tax.

Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation will be included in its income and will generally also be deductible in computing its taxable income. A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable under Part IV of the Tax Act to pay a refundable tax at a rate of 33 1/3% on dividends received or deemed to be received on Common Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income.

Dispositions of Common Shares

A disposition, or a deemed disposition, of a Common Share (other than to the Corporation unless purchased by the Corporation in the open market in the manner in which shares are normally purchased by any member of the public in the open market) by a Resident Holder will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Common Share to the Holder. For this purpose, the adjusted cost base to a Resident Holder of Shares will be determined at any time by averaging the cost of such Shares with the adjusted cost base of any other Shares owned by the holder as capital property at that time. Such capital gain (or capital loss) will be subject to the treatment described below under “Taxation of Capital Gains and Capital Losses”.

Refundable Tax

A Resident Holder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax at a rate of 6 2/3% on certain investment income, including taxable capital gains (as defined below), but excluding dividends or deemed dividends deductible in computing taxable income.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a taxable capital gain) realized by a Resident Holder for a taxation year must be included in the Resident Holder’s income in the year. A Resident Holder is required to deduct one-half of any capital loss (an allowable capital loss) realized in the year from taxable capital gains realized in that year, and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years, or in any subsequent year, from net taxable capital gains realized in such years (but not against other income) to the extent and under the circumstances described in the Tax Act. If the Resident Holder is a corporation, any such capital loss realized on the sale of a Common Share may in certain circumstances be reduced by the amount of any dividends which have been received or which are deemed to have been received on the Common Share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust. Taxable capital gains realized by a Resident Holder who is an individual may give rise to alternative minimum tax depending on the Resident Holder’s circumstances.

Non-Resident Holders

The following discussion applies to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not (and is not deemed to be) resident in Canada and will not use or hold (and will not be deemed to use or hold) the Common Shares in, or in the course of, carrying on a business or part of a business in Canada (a “Non-Resident Holder”). In addition, this discussion does not apply to a “registered non-resident insurer” or an “authorized foreign bank”, both within the meaning of the Tax Act.

Dividends on Common Shares

Canadian withholding tax at a rate of 25% (subject to reduction under the provisions of any applicable income tax treaty or convention) will be payable on dividends on Common Shares paid or credited, or deemed to be paid or credited, to a Non-Resident Holder. The rate of withholding tax applicable to a dividend paid on Common Shares to a Non-Resident Holder who is a resident of the U.S. for purposes of the Canada-U.S. Income Tax Convention (the “Convention”), beneficially owns the dividend and qualifies for the benefits of the Convention will generally be reduced to 15% or, if the Non-Resident Holder is a corporation that owns at least 10% of the voting stock of the Corporation, to 5%. Not all persons who are residents of the U.S. for purposes of the Convention will qualify for the benefits of the Convention. A Non-Resident Holder who is a resident of the U.S. is advised to consult its tax advisor in this regard. The rate of withholding tax on dividends is also reduced under certain other bilateral income tax treaties or conventions to which Canada is a signatory.

Dispositions of Common Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of Common Shares unless the Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the holder is not entitled to relief under the applicable income tax treaty or convention. As long as the Common Shares are then listed on a “designated stock exchange”, which currently includes the TSX, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation. If the Common Shares are considered taxable Canadian property to a Non-Resident Holder, an applicable income tax treaty or convention may exempt that Non-Resident Holder from tax under the Tax Act in respect of the disposition thereof, provided the value of such Common Shares is not derived principally from real property situated in Canada (as may be defined in the applicable income tax treaty or convention).

As long as the Common Shares are listed at the time of their disposition on the TSX or another “recognized stock exchange”, as defined in the Tax Act, a Non-Resident Holder who disposes of Common Shares that are taxable Canadian property will not be required to satisfy the obligations imposed under section 116 of the Tax Act. An exemption from such requirements may also be available in respect of such disposition if the Common Shares are “treaty-protected property”, as defined in the Tax Act.

ELIGIBILITY FOR INVESTMENT

In the opinion of Stikeman Elliott LLP, counsel to the Corporation, and Ogilvy Renault LLP, counsel to the Underwriters, on the date of the Offering, provided that the Common Shares are listed on a designated stock exchange, which includes the TSX, the Common Shares will on that date be qualified investments under the Tax Act and the Regulations for trusts governed by registered retirement savings plans, registered retirement income funds, registered disability savings plans, deferred profit sharing plans, registered education savings plans and tax-free savings accounts as defined in the Tax Act.

Notwithstanding the foregoing, if the Common Shares are “prohibited investments” for purposes of the Tax Act, a holder will be subject to a penalty tax on Common Shares held in a tax-free savings account as set out in the Tax Act. A Common Share will not be a prohibited investment for a trust governed by a tax-free savings account held by a particular holder provided that the holder deals at arm’s length with the Corporation for purposes of the Tax Act, and does not have a “significant interest” (as defined in the Tax Act) in either the Corporation or a person or partnership that does not deal at arm’s length with the Corporation for purposes of the Tax Act.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The Board of Directors reviews and approves transactions between us on the one hand and a related party, such as our directors, officers, holders of more than ten percent of our voting securities and their affiliates and associates, the immediate family members of any of the foregoing persons and any other persons whom the Board of Directors determined may be considered a related party, on the other hand. Prior to the Board of Directors’ consideration of a transaction with a related party, the material facts as to the related party’s relationship or interest in the transaction are disclosed to the Board of Directors, and the transaction is not considered approved by the Board of Directors unless a majority of the directors who are not interested in the transaction approve the transaction. We believe each of the transactions set forth below were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties.

Shareholders Agreement

In connection with the Offering, Dollarama, Bain Dollarama (Luxembourg) One S. à r. l., an entity indirectly owned by funds advised by Bain Capital, 4411145 Canada Inc., 3339408 Canada Inc. and 9086-6666 Québec Inc. will enter into the Shareholders Agreement. See “Shareholders Agreement”.

Termination of Management Agreement

In connection with the Acquisition, Dollarama Group Holdings L.P. entered into a management agreement with funds advised by Bain Capital on November 18, 2004 (the “Management Agreement”), pursuant to which funds advised by Bain Capital provide various consulting and management advisory services to Dollarama. Pursuant to the Management Agreement, we paid to the funds advised by Bain Capital approximately $10.2 million in connection with the structuring of the debt financing in connection with the Acquisition, in addition to expenses incurred in connection therewith. In addition, we pay to the funds advised by Bain Capital an annual management fee of up to $3.0 million in exchange for the ongoing management services that it provides under the Management Agreement, together with all reasonable expenses incurred in connection therewith. For fiscal year ended February 1, 2009 we incurred management fees and related expenses of $3.3 million, pursuant to such arrangements.

The Management Agreement will be terminated effective as of the date of Closing in consideration of the payment by the Corporation to the funds advised by Bain Capital of an aggregate amount of $5.0 million, the whole pursuant to a termination agreement to be entered into between Dollarama and funds advised by Bain Capital effective as of such date (the “Termination of Management Agreement”).

Advisory Agreement

In connection with the Offering, the Corporation and its affiliates will enter into an advisory agreement with funds advised by Bain Capital for financial and structure advice and analysis, as well as assistance with due diligence investigations and negotiations, in consideration of a one-time fee of $1.0 million (the “Advisory Fee”) payable at Closing.

Real Property Leases

We currently lease 18 stores and five warehouses and our distribution center from entities controlled by Larry Rossy, pursuant to long-term lease agreements. Rental expenses associated with these related-party leases are established at market terms and represented an aggregate amount of approximately $9.5 million in Fiscal 2009. See “Business of the Corporation – Stores – Store Locations” and “Business of the Corporation – Warehouse and Distribution Facilities”.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are PricewaterhouseCoopers LLP, 1250 René-Lévesque Blvd. West, Suite 2800, Montreal, Québec, Canada, H3B 2G4.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Montreal and Toronto.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories of Canada, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limits prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal advisor.

GLOSSARY OF TERMS

“8.875% Subordinated Notes” has the meaning set out under the heading “Description of Material Indebtedness”.

“8.875% Subordinated Notes Indenture” has the meaning set out under the heading “Description of Material Indebtedness”.

“Acquisition” means the purchase, on November 18, 2004, by Dollarama L.P. (sponsored by an entity formed by funds advised by Bain Capital) of substantially all of the assets of S. Rossy Inc. and Dollar A.M.A. Inc. relating to the Dollarama business.

“Adjusted EBITDA” means EBITDA as calculated under “Selected Consolidated Financial Information”, as further adjusted to reflect deferred lease inducements; and stock-based compensation expense, all of which are required in determining our compliance with financial covenants under the Credit Facility.

“Advisory Agreement” has the meaning set out under the heading “Interest of Management and Others in Material Transactions – Advisory Agreement”.

“Advisory Fee” has the meaning set out under the heading “Interest of Management and Others in Material Transactions – Advisory Agreement”.

“Atlantic Provinces” means New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland.

“Audit Committee” has the meaning set out under the heading “Corporate Governance – Board of Directors Committees – Audit Committee”.

“Bain Capital” means Bain Capital Partners, LLC.

“Banks” has the meaning set out under the heading “Relationship Between the Corporation and Certain Underwriters”.

“Board of Directors” means the board of directors of the Corporation.

“CAGR” means compound annual growth rate.

“CDS” means CDS Clearing and Depository Services Inc.

“CDS Participants” has the meaning set out under the heading “Plan of Distribution”.

“CEO” means chief executive officer.

“CFO” means chief financial officer.

“Closing” means the closing of the Offering.

“Code of Conduct” has the meaning set out under the heading “Corporate Governance – Code of Conduct”.

“Common Shares” means the common shares of the Corporation.

“Comparable Store” means a store open for at least 13 complete months relative to the same period in the prior year, including relocated stores and expanded stores.

“Compensation Committee” has the meaning set out under the heading “Corporate Governance – Board of Directors – Compensation Committee”.

“Consulting Study” means the consulting study dated November 14, 2007 prepared by The Parthenon Group at the request of Dollarama and based on a survey of over 3,000 customers, conducted principally using the Web, as well as by telephone and store intercepts.

“COO” means chief operating officer.

“CRA” means Canada Revenue Agency.

“Credit Facility” has the meaning set out under the heading “Description of Material Indebtedness”.

“Deferred Interest Notes” has the meaning set out under the heading “Description of Material Indebtedness”.

“Deferred Interest Notes Indenture” has the meaning set out under the heading “Description of Material Indebtedness”.

“dollar store” means a store generally characterized by one or more of the following: (i) low price points, typically in the $1.00 to $5.00 range; (ii) convenient locations and store size; (iii) broad offerings of everyday branded or unbranded merchandise such as household products and cleaning supplies, paper and plastics, health and beauty care products, party supplies, toys, food, novelty items, seasonal merchandise and impulse products; (iv) small or individual sized product quantities; and (v) a low or no-frills, self-service environment.

“GAAP” means generally accepted accounting principles.

“Holder” has the meaning set out under the heading “Certain Canadian Federal Income Tax Considerations”.

“Holdings” means Dollarama Holdings L.P.

“LIBOR” has the meaning set out in the Deferred Interest Notes Indenture.

“Management Agreement” has the meaning set out under the heading “Interest of Management and Others in Material Transactions”.

“Named Executive Officers” or “NEOs” means the Corporation’s CEO, CFO and COO and the three next most highly compensated executive officers of the Corporation who are currently serving as executive officers.

“NI 52-110” has the meaning set out under the heading “Corporate Governance – Board of Directors”.

“Non-Resident Holder” has the meaning set out under the heading “Certain Canadian Federal Income Tax Considerations – Non-Resident Holders”.

“Offering” means this initial public offering of Common Shares.

“Offering Price” means the price of each common share that will be issued pursuant to the Offering.

“Over-Allotment Option” means the option granted by the Selling Shareholders to the Underwriters to purchase up to    •    additional Common Shares at the Offering Price, exercisable for a period of 30 days from the Closing.

“Principal Shareholders” means Bain Dollarama (Luxembourg) One, S. à r. l. and Larry Rossy.

“Regulations” means the regulations promulgated under the Income Tax Act (Canada).

“Reorganization” has the meaning set out under the heading “Reorganization”.

“Reorganization Promissory Notes” has the meaning set out under the heading “Reorganization”.

“Resident Holders” has the meaning set out under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada”.

“Securityholders Agreement” has the meaning set out under the heading “Shareholders Agreement”.

“Selling Shareholders” means, collectively, Bain Dollarama (Luxembourg) One S. à r. l., an entity indirectly owned by funds advised by Bain Capital, 4411145 Canada Inc., 3339408 Canada Inc., 9086-6666 Québec Inc. and Stéphane Gonthier.

“Shareholders Agreement” has the meaning set out under the heading “Shareholders Agreement”.

“SKUs” means stock keeping units, a unique number used to identify a specific product.

“Store Contribution Margin” means, for each store, store sales less merchandise and transportation costs and store operating expenses, including labour costs, occupancy costs and other general store expenses.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“Tax Proposals” has the meaning set out under the heading “Certain Canadian Federal Income Tax Considerations”.

“Termination of Management Agreement” has the meaning set out under the heading “Interest of Management and Others in Material Transactions – Termination of Management Agreement”.

“TSX” means the Toronto Stock Exchange.

“U.S.” means United States of America.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“Underwriters” means RBC Dominion Securities Inc., CIBC World Markets Inc., Credit Suisse Securities (Canada), Inc., Scotia Capital Inc., Barclays Capital Canada Inc., National Bank Financial Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Merrill Lynch Canada Inc. and Raymond James Ltd.

“Underwriting Agreement” means the underwriting agreement dated     •    , 2009 between the Corporation, the Selling Shareholders and the Underwriters.

“Western Provinces” means Alberta, British Columbia, Manitoba and Saskatchewan.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF DOLLARAMA INC.

(the “Charter”)

1.	PURPOSE

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Dollarama Inc. The members of the Committee and the chair of the Committee (the “Chair”) are appointed by the Board on an annual basis (or until their successors are duly appointed) for the purpose of overseeing the Corporation’s financial controls and reporting and monitoring whether the Corporation complies with financial covenants and legal and regulatory requirements governing financial disclosure matters and financial risk management.

2.	COMPOSITION

The Committee should be comprised of a minimum of three directors and a maximum of five directors.

(1)	The Committee must be constituted as required under National Instrument 52-110 – Audit Committees, as it may be amended or replaced from time to time (“NI 52-110”).

(2)

All members of the Committee must (except to the extend permitted by NI 52-110) be independent (as defined by NI 52-110), and free from any relationship that, in the view of the Board, could be reasonably expected to interfere with the exercise of his or her independent judgment as a member of the Committee.

(3)

No members of the Committee shall receive, other than for service on the Board or the Committee or other committees of the Board, any consulting, advisory, or other compensatory fee from the Corporation or any of its related parties or subsidiaries.

(4)

All members of the Committee must (except to the extent permitted by NI 52-110) be financially literate (which is defined as the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements).

(5)

Any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a member of the Committee on ceasing to be a director. The Board may fill vacancies on the Committee by election from among the Board. If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all powers of the Committee so long as a quorum remains.

3.	LIMITATIONS ON COMMITTEE’S DUTIES

In contributing to the Committee’s discharge of its duties under this Charter, each member of the Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter is intended or may be construed as imposing on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which any member of the Board may be otherwise subject.

Members of the Committee are entitled to rely, absent actual knowledge to the contrary, on (i) the integrity of the persons and organizations from whom they receive information, (ii) the accuracy and completeness of the information provided, (iii) representations made by management of the Corporation (“Management”) as to the non-audit services provided to the Corporation by the external auditor, (iv) financial statements of the Corporation represented to them by a member of Management or in a written report of the external auditors to present fairly the financial position of the Corporation in accordance with applicable generally accepted accounting principles, and (v) any report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

4.	MEETINGS

The Committee should meet not less than four times annually. The Committee should meet within 45 days following the end of the first three financial quarters of the Corporation and shall meet within 90 days following the end of the fiscal year of the Corporation. A quorum for the transaction of business at any meeting of the Committee shall be a majority of the members of the Committee or such greater number as the Committee shall by resolution determine.

The Committee shall keep minutes of each meeting of the Committee. A copy of the minutes shall be provided to each member of the Committee.

Meetings of the Committee shall be held from time to time and at such place as any member of the Committee shall determine upon two days’ prior notice to each of the other Committee members. The members of the Committee may waive the requirement for notice. In addition, each of the Chief Executive Officer and the Chief Financial Officer, and the external auditor shall be entitled to request that the Chair call a meeting.

The Committee may ask members of Management and employees of the Corporation (including, for greater certainty, its affiliates and subsidiaries) or others (including the external auditor) to attend meetings and provide such information as the Committee requests. Members of the Committee shall have full access to information of the Corporation (including, for greater certainty, its affiliates, subsidiaries and their respective operations) and shall be permitted to discuss such information and any other matters relating to the results of operations and financial position of the Corporation with Management, employees, the external auditor and others as they consider appropriate.

The Committee or its Chair should meet at least once per year with Management and the external auditor in separate sessions to discuss any matters that the Committee or either of these groups desires to discuss privately. In addition, the Committee or its Chair should meet with the Corporation’s Management quarterly in connection with the Corporation’s interim financial statements.

The Committee shall determine any desired agenda items.

5.	COMMITTEE ACTIVITIES

As part of its function in assisting the Board in fulfilling its oversight responsibilities (and without limiting the generality of the Committee’s role), the Committee will have the power and authority to:

A.	Financial Disclosure

(1)

Review, approve and recommend for Board approval the Corporation’s interim financial statements, including any certification, report, opinion or review rendered by the external auditor and the related Management’s Discussion & Analysis and press release.

(2)

Review, approve and recommend for Board approval the Corporation’s annual financial statements, including any certification, report, opinion or review rendered by the external auditor, the annual information form, and the related Management’s Discussion & Analysis and press release.

(3)

Review and approve any other press releases that contain financial information and such other financial information of the Corporation provided to the public or any governmental body as the Committee requires.

(4)

Satisfy itself that adequate procedures have been put in place by Management for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and the related Management’s Discussion & Analysis.

(5)

Review any litigation, claim or other contingency and any regulatory or accounting initiatives that could have a material effect upon the financial position or operating results of the Corporation and the appropriateness of the disclosure thereof in the documents reviewed by the Committee.

(6)	Receive periodically Management reports assessing the adequacy and effectiveness of the Corporation’s disclosure controls and procedures.

B.	Internal Control

(1)	Review Management’s process to identify and manage the significant risks associated with the activities of the Corporation.

(2)	Review the effectiveness of the internal control systems for monitoring compliance with laws and regulations.

(3)	Have the authority to communicate directly with the internal auditor.

(4)	Receive periodical Management reports assessing the adequacy and effectiveness of the Corporation’s internal control systems.

(5)

Assess the overall effectiveness of the internal control and risk management frameworks through discussions with Management and the external auditors and assess whether recommendations made by the external auditors have been implemented by Management.

C.	Relationship with the External Auditor

(1)	Recommend to the Board the selection of the external auditor and the fees and other compensation to be paid to the external auditor.

(2)	Have the authority to communicate directly with the external auditor and arrange for the external auditor to be available to the Committee and the Board as needed.

(3)	Advise the external auditor that it is required to report to the Committee, and not to Management.

(4)

Monitor the relationship between Management and the external auditor, including reviewing any Management letters or other reports of the external auditor, discussing any material differences of opinion between Management and the external auditor and resolving disagreements between the external auditor and Management.

(5)	If considered appropriate, establish separate systems of reporting to the Committee by each of management and the external auditor.

(6)

Review and discuss on an annual basis with the external auditor all significant relationships they have with the Corporation, Management or employees that might interfere with the independence of the external auditor.

(7)	Pre-approve all non-audit services (or delegate such pre-approval, as the Committee may determine and as permitted by applicable securities laws) to be provided by the external auditor.

(8)	Review the performance of the external auditor and recommend any discharge of the external auditor when the Committee determines that circumstances warrant.

(9)

Periodically consult with the external auditor out of the presence of Management about (a) any significant risks or exposures facing the Corporation, (b) internal controls and other steps that Management has taken to control such risks, and (c) the fullness and accuracy of the financial statements of the Corporation, including the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

(10)	Review and approve any proposed hiring of current or former partners or employees of the current (and any former) external auditor of the Corporation.

D.	Audit Process

(1)

Review the scope, plan and results of the external auditor’s audit and reviews, including the auditor’s engagement letter, the post-audit management letter, if any, and the form of the audit report. The Committee may authorize the external auditor to perform supplemental reviews, audits or other work as deemed desirable.

(2)

Following completion of the annual audit and quarterly reviews, review separately with each of Management and the external auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and, if applicable, reviews, including any restrictions on the scope of work or access to required information and the cooperation that the external auditor received during the course of the audit and, if applicable, reviews.

(3)	Review any significant disagreements among Management and the external auditor in connection with the preparation of the financial statements.

(4)

Where there are significant unsettled issues between Management and the external auditor that do not affect the audited financial statements, the Committee shall seek to ensure that there is an agreed course of action leading to the resolution of such matters.

(5)

Review with the external auditor and Management significant findings and the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

(6)

Review the system in place to seek to ensure that the financial statements, Management’s Discussion & Analysis and other financial information disseminated to regulatory authorities and the public satisfy applicable requirements.

E.	Financial Reporting Processes

(1)	Review the integrity of the Corporation’s financial reporting processes, both internal and external, in consultation with the external auditor.

(2)	Periodically consider the need for an internal audit function, if not present.

(3)	Review all material balance sheet issues, material contingent obligations and material related party transactions.

(4)

Review with Management and the external auditor the Corporation’s accounting policies and any changes that are proposed to be made thereto, including all critical accounting policies and practices used, any alternative treatments of financial information that have been discussed with Management, the ramification of their use and the external auditor’s preferred treatment and any other material communications with Management with respect thereto. Review the disclosure and impact of contingencies and the reasonableness of the provisions, reserves and estimates that may have a material impact on financial reporting.

F.	General

(1)	Inform the Board of matters that may significantly impact on the financial condition or affairs of the business.

(2)	Respond to requests by the Board with respect to the functions and activities that the Board requests the Committee to perform.

(3)	Periodically review this Charter and, if the Committee deems appropriate, recommend to the Board changes to this Charter.

(4)	Review the public disclosure regarding the Committee required from time to time by NI 52-110.

(5)	Review and discuss, on an annual basis, with the external auditor all significant relationships they have with the Corporation to assess their independence.

(6)

The Committee may at its discretion retain independent counsel, accountants and other professionals to assist it in the conduct of its activities and to set and pay (as an expense of the Corporation) the compensation for any such advisors.

(7)	Review in advance, and approve, the hiring and appointment of the Corporation’s senior financial executives.

(8)	Perform any other activities as the Committee or the Board deems necessary or appropriate.

6.	COMPLAINT PROCEDURES

(1)

Anyone may submit a complaint regarding conduct by the Corporation or its employees or agents (including its external auditor) reasonably believed to involve questionable accounting, internal accounting controls, auditing or other matters. The Chair of the Committee will have the power and authority to oversee treatment of such complaints.

(2)	Complaints are to be directed to the attention of the Chair of the Committee.

(3)	The Committee should endeavour to keep the identity of the complainant confidential.

(4)

The Chair of the Committee will have the power and authority to lead the review and investigation of a complaint. The Committee should retain a record of all complaints received. Corrective action may be taken when and as warranted.

INDEX TO FINANCIAL STATEMENTS

Audited consolidated financial statements of Dollarama Inc. as at February 1, 2009 and February 3, 2008, and for each of the years in the three year period ended February 1, 2009	F–2

Unaudited interim consolidated financial statements of Dollarama Inc. as at August 2, 2009 and for the three and six-month periods ended August 2, 2009 and August 3, 2008.	F–42

Auditors’ consent	F–63

Dollarama Inc.

(formerly known as Dollarama Capital Corporation)

Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(expressed in thousands of Canadian dollars)

AUDITORS’ REPORT

To the Shareholders of

Dollarama Inc.

(formerly known as Dollarama Capital Corporation)

We have audited the consolidated balance sheets of Dollarama Inc. as of February 1, 2009 and February 3, 2008 and the consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended February 1, 2009. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as of February 1, 2009 and February 3, 2008 and the results of its operations and its cash flows for each of the years in the three-year period ended February 1, 2009 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Montréal, Québec

September     •     , 2009

(except for note 18 which is dated as of     •    , 2009)

Dollarama Inc.

Consolidated Balance Sheets

(expressed in thousands of Canadian dollars)

	As of February 1, 2009	As of February 3, 2008
	$	$
Assets
Current assets
Cash and cash equivalents	66,218	26,289
Accounts receivable	2,998	3,363
Income taxes recoverable	—	4,003
Deposits and prepaid expenses	4,710	11,519
Merchandise inventories	249,644	198,500
Derivative financial instruments (note 10)	33,175	—

	356,745	243,674
Property and equipment (note 3)	129,878	111,936

Goodwill	727,782	727,782

Other intangible assets (note 4)	115,210	117,147

Derivative financial instruments (note 10)	33,423	—

	1,363,038	1,200,539

Liabilities
Current liabilities
Accounts payable	39,729	22,256
Accrued expenses and other (note 5)	37,760	43,062
Income taxes payable	5,692	—
Derivative financial instruments (note 10)	—	94,239
Current portion of long-term debt (note 6)	15,302	25,734

	98,483	185,291
Long-term debt (note 6)	806,384	653,006

Due to shareholders (note 7)	256,077	231,736

Future income taxes (note 17)	71,759	41,188

Other liabilities (note 8)	28,098	27,281

	1,260,801	1,138,502

Commitments and contingencies (note 9)

Shareholders’ Equity

Capital stock (note 11)	35,304	35,304

Contributed surplus	10,354	10,071

Retained earnings	16,022	21,655

Accumulated other comprehensive income (loss)	40,557	(4,993)

	102,237	62,037

	1,363,038	1,200,539

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Inc.

Consolidated Statements of Shareholders’ Equity

(tabular amounts expressed in thousands of Canadian dollars)

	Capital stock	Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total
	$	$	$	$	$
Balance – January 31, 2006	108,000	27,503	(45,453)	(3,980)	86,070

Other comprehensive income
Net earnings for the year	—	—	17,063	—	17,063
Unrealized gain on derivative financial instruments, net of reclassification adjustments and income taxes of $4,383	—	—	—	8,429	8,429

Total comprehensive income	—	—	17,063	8,429	25,492

Stock-based compensation (note 12)	—	180	—	—	180
Reduction in capital stock (note 11(c))	(74,070)	(18,518)	—	—	(92,588)

Balance – February 4, 2007	33,930	9,165	(28,390)	4,449	19,154

Other comprehensive income (loss)
Net earnings for the year	—	—	50,045	—	50,045
Unrealized loss on derivative financial instruments, net of reclassification adjustments and income taxes of $4,864	—	—	—	(9,442)	(9,442)

Total comprehensive income (loss)	—	—	50,045	(9,442)	40,603

Stock-based compensation (note 12)	—	906	—	—	906
Increase in capital stock (note 11(d))	1,374	—	—	—	1,374

Balance – February 3, 2008	35,304	10,071	21,655	(4,993)	62,037
Transition adjustment on adoption of inventory standard (note 2)	—	—	9,871	—	9,871

Balance – February 3, 2008 – adjusted	35,304	10,071	31,526	(4,993)	71,908

Other comprehensive income (loss)
Net loss for the year	—	—	(15,504)	—	(15,504)
Unrealized gain on derivative financial instruments, net of reclassification adjustments and income taxes of $21,435	—	—	—	45,550	45,550

Total comprehensive income (loss)	—	—	(15,504)	45,550	30,046

Stock-based compensation (note 12)	—	283	—	—	283

Balance – February 1, 2009	35,304	10,354	16,022	40,557	102,237

The sum of retained earnings (deficit) and accumulated other comprehensive income (loss) amounted to $56,579,000 as of February 1, 2009 (February 3, 2008 – $16,662,000; February 4, 2007 – $(23,941,000)).

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Inc.

Consolidated Statements of Earnings (Loss)

(expressed in thousands of Canadian dollars, except per share amounts)

	For the year ended February 1, 2009	For the year ended February 3, 2008	For the year ended February 4, 2007
	$	$	$
Sales	1,089,011	972,352	887,786

Cost of sales and expenses
Cost of sales	717,141	640,885	588,469
General, administrative and store operating expenses	221,612	188,429	156,458
Amortization	21,818	18,389	13,528

	960,571	847,703	758,455

Operating income	128,440	124,649	129,331

Interest expense on long-term debt	61,192	72,053	54,852
Interest expense on amounts due to shareholders	25,709	23,027	35,771
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	44,793	(34,411)	4,275

Earnings (loss) before income taxes	(3,254)	63,980	34,433
Provision for income taxes (note 17)	12,250	13,935	17,370

Net earnings (loss) for the year	(15,504)	50,045	17,063

Basic net earnings (loss) per common share	(0.36)	1.18	0.40
Diluted net earnings (loss) per common share	(0.36)	1.17	0.40

Weighted average number of common shares outstanding during the year	42,575,817	42,481,546	42,412,414

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Inc.

Consolidated Statements of Cash Flows

(expressed in thousands of Canadian dollars)

	For the year ended February 1, 2009	For the year ended February 3, 2008	For the year ended February 4, 2007
	$	$	$
Operating activities
Net earnings (loss) for the year	(15,504)	50,045	17,063
Adjustments for
Amortization of property and equipment	22,310	18,094	12,378
Amortization of intangible assets	2,267	3,521	4,606
Change in fair value of derivatives	(84,437)	74,748	(16,534)
Amortization of financing costs	5,802	6,340	4,354
Foreign exchange loss (gain) on long-term debt	143,512	(118,777)	26,898
Amortization of unfavourable lease rights	(2,759)	(3,226)	(3,456)
Deferred lease inducements	2,276	2,312	3,318
Deferred leasing costs	(575)	(450)	(373)
Amortization of deferred leasing costs	245	161	138
Deferred tenant allowances	2,643	3,806	3,947
Amortization of deferred tenant allowances	(1,343)	(1,024)	(567)
Stock-based compensation	741	1,312	537
Capitalized interest on long-term debt	20,760	—	—
Capitalized interest expense for amounts due to shareholders	23,852	21,297	32,837
Future income taxes	9,136	13,581	16,623
Other	38	223	39

	128,964	71,963	101,808
Changes in non-cash working capital components (note 15)	(12,179)	(20,647)	(12,982)

	116,785	51,316	88,826

Investing activities
Purchase of property and equipment	(40,502)	(45,994)	(42,695)
Proceeds on disposal of property and equipment	189	432	178
Net settlement of derivative financial instruments (note 10)	(9,415)	—	—

	(49,728)	(45,562)	(42,517)

Financing activities
Increase (decrease) in amounts due to shareholders	—	626	(148,140)
Increase (decrease) in common shares	—	1,374	(74,070)
Financing costs	(208)	(506)	(6,695)
Proceeds on long-term debt	—	—	228,314
Repayment of long-term debt	(26,920)	(28,734)	(28,896)

	(27,128)	(27,240)	(29,487)

Increase (decrease) in cash and cash equivalents	39,929	(21,486)	16,822
Cash and cash equivalents – Beginning of year	26,289	47,775	30,953

Cash and cash equivalents – End of year	66,218	26,289	47,775

The accompanying notes are an integral part of the consolidated financial statements.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

1	Basis of presentation and nature of business

Dollarama Capital Corporation was formed on October 20, 2004 under the Canada Business Corporations Act. On September 8, 2009, Dollarama Capital Corporation changed its name to Dollarama Inc. (the “Corporation”). The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and reflect the financial position, results of operations and cash flows of the businesses of the Corporation and its subsidiaries, all of which are wholly owned.

The Corporation operates dollar stores in Canada that sell all items for $2 or less. As of February 1, 2009, its retail operations are carried on in every Canadian province. The retail operations’ corporate headquarters, distribution centre and warehouses are located in the Montréal area, Canada. The Corporation manages its business on the basis of one reportable segment.

The significant entities within the legal structure of the Corporation are as follows:

Dollarama Group Holdings L.P. is a co-issuer of senior subordinated deferred interest notes as further described in note 6 (c).

Dollarama Group L.P. is a co-issuer of senior subordinated notes as further described in note 6(a). Dollarama Group L.P. also has a senior secured credit facility as further described in note 6(b).

Dollarama L.P. and Dollarama Corporation operate the chain of stores and perform related logistical and administrative support activities.

Any reference herein to the years ended February 1, 2009, February 3, 2008 or February 4, 2007 relates to as of or for the 364-day periods ended February 1, 2009 or February 3, 2008 or as of or for the 369-day period ended February 4, 2007.

2	Summary of significant accounting policies

Use of estimates

The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires the use of estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenue and expense items for the reporting period. On an ongoing basis, management reviews its estimates, including those related to the net realizable value of merchandise inventories, useful lives of property and equipment, impairment of long-lived assets and goodwill, term operating leases, income taxes and financial instruments, based on currently available information. Actual results could differ from those estimates.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities from date of purchase of three months or less.

Merchandise inventories

Merchandise inventories at the distribution centre, warehouses and stores are stated at the lower of cost and net realizable value. Cost is determined on a weighted average cost basis and is assigned to store inventories using the retail inventory method. Costs of inventory include amounts paid to suppliers, duties and freight into the warehouses as well as costs directly associated with warehousing and distribution.

Property and equipment

Property and equipment are carried at cost and amortized over the estimated useful lives of the respective assets as follows:

On the declining balance method
Computer equipment	30%
Vehicles	30%

On the straight-line method
Store and warehouse equipment	8 – 10 years
Computer software	5 years
Leasehold improvements	Term of lease

Goodwill

Goodwill is tested for impairment annually or when events or changes in circumstances indicate that it may be impaired. A Step I impairment test of goodwill of the Corporation’s reporting unit is accomplished mainly by determining whether the fair value of the reporting unit, based on discounted estimated cash flows, exceeds its net carrying amount as of the assessment date. If the fair value is greater than the net carrying amount, no impairment is necessary. In the event that the net carrying amount of the reporting unit exceeds the sum of the discounted estimated cash flows, a Step II impairment test must be performed whereby the fair value of the reporting unit’s goodwill must be estimated to determine if it is less than its net carrying amount. Fair value of goodwill in the Step II impairment test is estimated in the same way as goodwill was determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit. The Corporation conducts its annual impairment test as of the balance sheet date.

Trade name

The trade name is recorded at cost and is not subject to amortization. It is tested for impairment annually or more frequently if events or circumstances indicate that it may be impaired. The impairment test consists of a comparison of the fair value, based on discounted estimated cash flows related to the trade name, with its carrying amount. If the fair value is greater than the carrying amount, no impairment is necessary. If the carrying amount exceeds the fair value, an impairment loss shall be recognized in an amount equal to that excess. The Corporation conducts its annual impairment test as of the balance sheet date.

Favourable and unfavourable lease rights

Favourable and unfavourable lease rights represent the fair value of lease rights as established on the date of their acquisition or assumption and are amortized on a straight-line basis over the terms of the related leases.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Covenant not to compete

The covenant not to compete is amortized on a straight-line basis over the terms of the agreement.

Deferred leasing credits

Deferred leasing costs and deferred tenant allowances are recorded on the balance sheet and amortized using the straight-line method over the term of the respective lease.

Financing costs

Financing costs are amortized using the effective interest method and are presented on the balance sheet against the long-term debt and in interest expense in the statement of earnings.

Operating leases

The Corporation recognizes rental expense incurred and inducements received from landlords on a straight-line basis over the term of the lease. Any difference between the calculated expense and the amounts actually paid is reflected as deferred lease inducements in the Corporation’s balance sheet. Contingent rental expense is recognized when the achievement of specified sales targets is considered probable.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is assessed by comparing the carrying amount of an asset with the expected future net undiscounted cash flows from its use together with its residual value. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Revenue recognition

The Corporation recognizes revenue at the time the customer tenders payment for and takes possession of the merchandise. All sales are final.

Cost of sales

The Corporation includes the cost of merchandise inventories, procurement, warehousing and distribution costs, and certain occupancy costs in its cost of sales.

General, administrative and store operating expenses

The Corporation includes store and head office salaries and benefits, repairs and maintenance, professional fees, store supplies and other related expenses in general, administrative and store operating expenses.

Pre-opening costs

Costs associated with the opening of new stores are expensed as incurred.

Vendor rebates

The Corporation records vendor rebates, consisting of volume purchase rebates, when it is probable that they will be received. The rebates are recorded as a reduction of inventory purchases and are reflected as a reduction of cost of sales.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Advertising costs

The Corporation expenses advertising costs as incurred. Advertising costs for the year ended February 1, 2009 amounted to $1,953,000 (February 3, 2008 – $1,358,000; February 4, 2007 – $718,000).

Employee future benefits

The Corporation offers a group defined contribution pension plan to eligible employees whereby it matches an employee’s contributions of up to 3% of the employee’s salary. The pension expense for the year ended February 1, 2009 amounted to $1,153,000 (February 3, 2008 – $892,000; February 4, 2007 – $751,000).

Income taxes

The Corporation uses the asset and liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.

Foreign currency transactions

Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at prevailing market rates in the recognition period. The resulting exchange gains or losses are recorded in the consolidated statement of earnings.

Derivative financial instruments

The Corporation uses derivative financial instruments in the management of its foreign currency and interest rate exposures.

When hedge accounting is used, the Corporation documents relationships between the hedging instruments and the hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Corporation also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in cash flows of hedged items.

Foreign exchange forward contracts and foreign currency swap agreements

The Corporation has significant cash flows and long-term debt denominated in US dollars. It uses foreign exchange forward contracts and foreign currency swap agreements to mitigate risks from fluctuations in exchange rates. All forward contracts and swap agreements are used for risk management purposes. All forward contracts and some foreign currency swap agreements are designated as hedges of specific anticipated transactions.

Interest rate swap agreements

The Corporation’s interest rate risk is primarily in relation to its floating rate borrowings. The Corporation has entered into swap agreements to mitigate this risk.

Others

In the event a derivative financial instrument designated as a hedge is terminated or ceases to be effective prior to maturity, related realized and unrealized gains or losses are deferred under assets or liabilities and recognized in

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under assets or liabilities, with changes in their estimated fair values recorded in earnings.

Stock-based compensation

The Corporation has outstanding Class B common shares options and Class B preferred shares options.

The Class B common shares options are considered equity awards. Accordingly, the Corporation recognizes a compensation expense for Class B common shares options (the “Equity Options”) granted based on the fair value of the Equity Options at the grant date. The Equity Options vest in tranches (graded vesting) and accordingly, the expense is recognized using the accelerated expense attribution method over the vesting period. The Class B preferred shares options (the “Liability Options”) are classified as liability awards. Accordingly, the liability and the related compensation expense are initially measured as the difference between the fair value of the underlying shares and the exercise price. The liability is remeasured each period through earnings.

When the vesting of an award is contingent upon the attainment of performance conditions, the Corporation recognizes the expense based on management’s best estimate of the outcome of the conditions and consequently the number of options that are expected to vest. When awards are forfeited because service or performance conditions are not met, any expense previously recorded is reversed in the period of forfeiture.

Preferred shares

Class A, B and C preferred shares are classified as liabilities under Due to shareholders and are recorded at their redemption value.

Earnings per common share

Earnings per common share are determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share are determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares.

Accounting pronouncements adopted during the year

Capital disclosures

In December 2006, the Canadian Institute of Chartered Accountants (“CICA”) published Handbook Section 1535, “Capital Disclosures”. This new standard establishes disclosure requirements concerning capital such as: qualitative information about its objectives, policies and processes for managing capital; quantitative data about what it regards as capital; whether it has complied with any externally imposed capital requirements and, if not, the consequences of such non-compliance. This Section was adopted as of February 4, 2008. Disclosure requirements pertaining to this Section are contained in note 13.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Financial instruments – Disclosure and presentation

In December 2006, the CICA published two new sections: Section 3862, “Financial Instruments – Disclosures”, and Section 3863, “Financial Instruments – Presentation”. These new standards replace Section 3861, “Financial Instruments – Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These sections were adopted as of February 4, 2008. Disclosure requirements pertaining to these sections are contained in note 14.

Inventories

In June 2007, the CICA published Section 3031, “Inventories”, which replaces Section 3030 of the same name and harmonizes the Canadian standards related to inventories with International Financial Reporting Standards (“IFRS”). This Section provides changes to the measurement and disclosure requirements concerning inventories. The Corporation adopted this standard as of February 4, 2008. Its adoption resulted in changes in the accounting for inventories as well as the recognition of a transition adjustment that has been recorded as an increase of $15,013,000 of merchandise inventories, an increase of $5,142,000 of income taxes payable and $9,871,000 of retained earnings. The comparative consolidated financial statements have not been restated.

Credit risk and the fair value of financial assets and financial liabilities

Emerging Issues Committee (“EIC”) Abstract 173, “Credit Risk and the Fair Value of Financial Assets and Liabilities”, establishes a clarification to Section 3855, “Financial Instruments – Recognition and Measurement”, in the assessment of the credit risk in the determination of the fair value of financial assets and financial liabilities. The Corporation adopted this standard as of February 4, 2008. The adoption of this standard had no impact on the Corporation’s consolidated financial statements.

Going concern

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, was amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. When financial statements are not prepared on a going-concern basis, that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason the Corporation is not considered a going concern. The new requirements are effective for the Corporation for interim and annual financial statements beginning February 4, 2008. The adoption of this new standard had no impact on the consolidated financial statements.

Accounting pronouncements not yet applied

Goodwill and intangible assets

CICA Handbook Section 3064, “Goodwill and Intangible Assets”, replaces Section 3062, “Goodwill and Other Intangible Assets”, and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of International Accounting Standard (“IAS”) 38, “Intangible Assets”. Section 1000, “Financial Statement Concepts”, has been amended to clarify the criteria for recognition of an asset. Section 3450, “Research and Development Costs”, has been replaced by guidance in Section 3064. EIC Abstract 27, “Revenues and Expenditures During the Pre-operating Period”, is no longer applicable for entities that have adopted Section 3064. Accounting Guideline 11, “Enterprises in the Development Stage”, has been amended to delete references to deferred costs and to provide guidance on development costs as intangible assets under Section 3064. This new standard is effective for interim and annual financial statements for years beginning on or after October 1, 2008. The Corporation expects that this standard will have no effect on its consolidated financial statements.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Business combinations, consolidated financial statements and non-controlling interests

CICA Handbook Section 1582, “Business Combinations”; Section 1601, “Consolidated Financial Statements”; and Section 1602, “Non-controlling Interests”, replace former CICA Section 1581, “Business Combinations”; and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary.

These sections provide the Canadian equivalent to IFRS 3, “Business Combinations (January 2008)”, and IAS 27, “Consolidated and Separate Financial Statements (January 2008)”.

Section 1582 is effective for the Corporation for business combinations for which the acquisition date is on or after the first quarter beginning on January 31, 2011. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on January 31, 2011. Early adoption is permitted for these three standards. The Corporation is still evaluating if these changes will have an effect on the consolidated financial statements.

3	Property and equipment

	2009
	Cost	Accumulated amortization	Net
	$	$	$
Store and warehouse equipment	105,844	32,331	73,513
Computer software	13,698	5,426	8,272
Computer equipment	2,001	1,043	958
Vehicles	2,493	1,010	1,483
Leasehold improvements	66,527	20,875	45,652

	190,563	60,685	129,878

	2008
	Cost	Accumulated amortization	Net
	$	$	$
Store and warehouse equipment	82,792	20,540	62,252
Computer software	11,532	2,676	8,856
Computer equipment	1,555	577	978
Vehicles	2,109	683	1,426
Leasehold improvements	52,730	14,306	38,424

	150,718	38,782	111,936

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

4	Other intangible assets

	2009
	Cost	Accumulated amortization	Net
	$	$	$
Trade name	108,200	—	108,200
Favourable lease rights	20,862	15,842	5,020
Covenants not to compete	400	240	160
Deferred leasing costs	2,393	563	1,830

	131,855	16,645	115,210

	2008
	Cost	Accumulated amortization	Net
	$	$	$
Trade name	108,200	—	108,200
Favourable lease rights	20,862	13,632	7,230
Covenants not to compete	400	183	217
Deferred leasing costs	1,818	318	1,500

	131,280	14,133	117,147

The weighted average amortization periods (expressed in number of months) are as follows:

Favourable lease rights	113
Covenants not to compete	84
Deferred leasing costs	117

Amortization of other intangible assets for the next five years is approximately as follows:

2010	$2,053
2011	1,667
2012	1,329
2013	842
2014	640

5	Accrued expenses and other

	2009	2008
	$	$
Compensation and benefits	12,373	11,625
Interest	13,053	11,508
Other	12,334	19,929

	37,760	43,062

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

6	Long-term debt

Long-term debt outstanding consists of the following:

	Note	2009	2008
		$	$
Senior subordinated notes (US$200,000,000), maturing in August 2012, bearing interest at 8 7/8%, payable semi-annually	6(a)	245,300	198,800
Term bank loan (US$236,760,000; 2008 – US$239,194,000), maturing in November 2011, repayable in quarterly capital installments of US$608,637. Advances under the term bank loan bear interest at rates ranging from 0.75% to 1.0% per annum above the bank’s prime rate. However, borrowings under the term bank loan by way of LIBOR loans bear interest at rates ranging from 1.75% to 2.0% per annum above the bank’s LIBOR	6(b)	290,386	237,759
Term bank loan, maturing in May 2010, repayable in quarterly capital installments varying from $1,500,000 to $7,500,000. Advances under the term bank loan bear interest at rates varying from 0.75% to 1.25% per annum above the bank’s prime rate. However, borrowings under the term bank loan by way of bankers’ acceptances bear interest at rates varying from 1.75% to 2.25% per annum above the bankers’ acceptance rate	6(b)	53,195	77,390
Senior subordinated deferred interest notes (US$203,449,000; 2008 – US$185,000,000), maturing in August 2012, interest accrues semi-annually in arrears commencing in June 2007 at a rate per annum equal to 6-month LIBOR plus 5.75%, increasing to 6.25% in December 2008 and 6.75% in December 2009	6(c)	249,530	183,890

		838,411	697,839
Less: Current portion		15,302	25,734

		823,109	672,105
Less: Financing costs and discount		16,725	19,099

		806,384	653,006

a)	Senior subordinated notes (the “Notes”)

The Notes are senior subordinated unsecured obligations of Dollarama Group L.P. and Dollarama Corporation (the “Co-issuers”) and will be subordinated in right of payment to all existing and future indebtedness of the Co-issuers. In addition, all the existing and future subsidiaries (other than Dollarama Corporation, co-issuer) guarantee the Notes on a senior subordinated unsecured basis.

The Co-issuers may redeem some or all of the Notes at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, to the redemption price:

Redemption price
%
Years commencing August 15, 2009	104.438
2010	102.219
2011 and thereafter	100.000

The Notes have been converted into Canadian dollars at the foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $46,500,000 (February 3, 2008 – gain of $38,300,000; February 4, 2007 – loss of $9,300,000) has been included in the consolidated statement of earnings in “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”.

b)	Senior secured credit facility

Dollarama Group L.P. has a senior secured revolving credit facility amounting to $75,000,000 and consisting of revolving credit loans, bankers’ acceptances, swing line loans and a letter of credit facility. Borrowings under

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

swing line loans are limited to $10,000,000 and the letter of credit facility is limited to $25,000,000. The senior secured credit facility also includes term bank loans. As of February 1, 2009, there were no borrowings under this facility with the exception of term bank loans (amounting to $343,581,000 as of February 1, 2009 and $315,149,000 as of February 3, 2008) and letters of credit issued for the purchase of inventories amounting to US$1,799,000 (February 3, 2008 – US$971,000). Subject to certain exceptions and reductions in the total lease-adjusted leverage ratio, the term bank loans require payment of 100% of net cash proceeds on certain sales of assets, 100% of net cash proceeds on issuance of certain new indebtedness, 50% of net proceeds of a public offering or private placement, and 50% of annual excess cash flow (as defined in the credit agreement).

The term bank loan of US$236,760,000 (February 3, 2008 – US$239,194,000) has been converted into Canadian dollars at foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $55,624,000 (February 3, 2008 – gain of $45,694,000; February 4, 2007 – loss of $11,461,000) has been included in the consolidated statement of earnings in “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”.

The credit facilities are subject to the customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders. The credit facilities are also subject to the maintenance of a maximum lease adjusted leverage ratio test and a minimum interest coverage ratio test. The credit facilities may, in certain circumstances, restrict Dollarama Group L.P.’s ability to pay distributions, including limiting distributions, unless sufficient funds are available for the repayment of indebtedness and the payment of interest expenses and taxes.

Failure to comply with the terms of the credit facilities would entitle the lenders to accelerate all amounts outstanding under the credit facilities and upon such acceleration, the lenders would be entitled to begin enforcement procedures against the assets of Dollarama Group L.P., including accounts receivable, inventories and equipment. The lender would then be repaid from the proceeds of such enforcement proceedings, using all available assets. Only after such repayment, and the payment of any other secured and unsecured creditors, would the holders of units receive any proceeds from the liquidation of the assets of Dollarama Group L.P. As of February 1, 2009, Dollarama Group L.P. was in compliance with these covenants.

c)	Senior subordinated deferred interest notes (the “Deferred Interest Notes”).

The Deferred Interest Notes were issued at 99% of face value and are senior unsecured obligations of Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation and are structurally subordinated in right of payment to all existing and future debt and other liabilities of Dollarama Group Holdings LP’s subsidiaries. On each interest payment date, Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may elect to pay interest in cash or defer the payment of interest, and interest shall accrue on such deferred interest for subsequent interest periods. Dollarama Group Holdings L.P. and Dollarama Group Holdings Corporation may redeem some or all of the Deferred Interest Notes at the following redemption prices (expressed as percentages of principal plus deferred interest) plus accrued and unpaid interest, if any, to the redemption date:

Redemption price
%
Years commencing December 15, 2008	102.00
December 15, 2009	101.00
December 15, 2010 and thereafter	100.00

Following a change in control, Dollarama Group Holdings L.P. will be required to offer to purchase all Deferred Interest Notes at a price of 101% of their principal amount plus deferred interest plus any accrued and unpaid interest, if any, to the date of the purchase.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

The Deferred Interest Notes are subject to the customary covenants restricting Dollarama Group Holdings L.P.’s and Dollarama Group Holdings Corporation’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments, create liens, consolidate, merge or enter into business combinations, or sell assets.

The Deferred Interest Notes have been translated into Canadian dollars at the foreign exchange rates prevailing at the balance sheet date and the foreign exchange loss of $43,746,000 (February 3, 2008 – gain of $36,351,000; February 4, 2007 – loss of $6,247,000) has been included in the consolidated statement of earnings in “Foreign exchange loss (gain) on derivative financial instruments and long-term debt.”

d)	As security for the long-term debt, the Corporation has pledged substantially all of its assets.

e)	As of February 1, 2009, the fair value of long-term debt amounted to $628,588,000.

The fair value of long-term debt, including the portion due within one year, is principally based on prices obtained on the quoted markets and from a third-party broker.

f)	Principal repayments on long-term debt due in each of the next four years are approximately as follows:

2010	$17,986
2011	41,181
2012	284,414
2013	494,830

g)

As described in (a), (b) and (c), certain restrictions exist regarding the transfer of funds in the form of loans, advances or cash dividends (defined as “Restricted Payments”) to and from Dollarama Group Holdings L.P. and Dollarama Group L.P. Virtually all operations of the Corporation are conducted through its indirect subsidiary, Dollarama L.P., and consequently, the capacity to make Restricted Payments to the Corporation depends on the capacity of Dollarama Group L.P. and Dollarama Group Holdings L.P. to make Restricted Payments. As of February 1, 2009, the net assets of Dollarama Group L.P. amounted to $684.6 million, of which $549.6 million was restricted from payments. Subject to limitations imposed by the indenture governing the Deferred Interest Notes, as of February 1, 2009, Dollarama Group Holdings L.P.’s net assets amounted to $436.5 million, of which $391.0 million was restricted from payments.

7	Due to shareholders

Amounts due to shareholders and number of shares outstanding are as follows:

	Note		2009		2008
			Number of shares	$	Number of shares	$
Junior subordinated notes	7	(a)	n.a.	116,262	n.a.	108,254
Class A preferred shares	7	(b)	20,964,958	32,108	18,244,639	25,119
Class B preferred shares	7	(b)	24,681,726	37,802	24,681,726	33,980
Class C preferred shares	7	(c)	55,552,551	64,902	55,552,551	59,739
Accrued interest			n.a.	5,003	n.a.	4,644

				256,077		231,736

a)

The junior subordinated notes were issued to the Corporation’s controlling shareholder and are junior unsecured obligations. The junior subordinated notes are structurally subordinated in right of payment to all existing and

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

future debt and other liabilities of the Corporation. The junior subordinated notes are also subordinated in right of payments to the Class C preferred shares. The junior subordinated notes bear interest at a rate of 3.075% per quarter. The interest rate may be adjusted from time to time to cause the interest rate, net of the aggregate amount of taxes attributable directly or indirectly to such interest, to range from 2.7% to 3.51% per quarter. Interest is paid in arrears on the last business day of each February, May, August, and November. Pursuant to a continuing investor subscription agreement, the controlling shareholder agreed to use, or cause one or more of its subsidiaries to use, the amount of the interest paid on the then currently outstanding junior subordinated notes net of the aggregate amount of taxes attributable directly or indirectly to such interest to purchase additional junior subordinated notes and certain equity securities, in each case, in proportion to the aggregate junior subordinated notes and equity securities then outstanding. Principal of and interest on the junior subordinated notes shall be immediately due and payable in full upon an insolvency event, the failure to pay principal or the occurrence of the maturity date of November 30, 2019. No prepayment on the principal of the junior subordinated notes shall be made unless such payment is made on the Class A and Class B preferred shares and the junior subordinated notes on a pro-rata basis.

b)

Class A and Class B preferred shares are redeemable at the option of the Corporation on a pro-rata basis with the junior subordinated notes at their redemption price as set out in note 7(d) below. The redemption price increases by a rate of 2.7% every quarter. Class B preferred shares, subject to the Corporation’s controlling shareholder’s indirect overriding call right, are redeemable at the option of the holder. Class A preferred shares are mandatorily convertible into common shares immediately before the closing of an initial public offering at a ratio corresponding to the redemption price divided by the fair market value of such common share.

c)

Class C preferred shares are redeemable at the option of the Corporation at a price representing 102% of the redemption price as set out in note 7(d) below. The redemption price increases by a rate ranging from 4% to 4.5% every six months. Class C preferred shares are retractable at the option of the holder no later than August 15, 2013 or 10 days before the closing of an initial public offering, for a cash consideration representing the redemption price.

d)	The redemption prices of the Class A, B and C preferred shares are as follows:

	2009 $ per share	2008 $ per share
Class A and Class B preferred shares	1.5605	1.4033
Class C preferred shares	1.1849	1.0903

8	Other liabilities

	2009	2008
	$	$
Unfavourable lease rights, (including accumulated amortization of $13,633,000; 2008 – $10,874,000)	6,432	9,191
Deferred lease inducements	10,764	8,488
Deferred tenant allowances (including accumulated amortization of $3,154,000; 2008 – $1,811,000)	10,902	9,602

	28,098	27,281

9	Commitments and contingencies

As of February 1, 2009, there were contractual obligations for operating leases amounting to approximately $486,938,000. The leases extend over various periods up to the year 2024.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

The basic annual rent, exclusive of contingent rentals, for the next five years and thereafter is as follows:

2010	$67,456
2011	64,752
2012	61,007
2013	56,225
2014	51,272
Thereafter	186,226

The rent and contingent rent expense of operating leases for stores, warehouses, the distribution centre and corporate headquarters included in the consolidated statement of earnings are as follows:

	2009	2008	2007
	$	$	$
Basic rent	67,142	57,696	49,216
Contingent rent	1,839	1,069	1,485

	68,981	58,765	50,701

An action against the Corporation for alleged personal injuries sustained by a customer in one of its stores (Guiseppa Calvo v. S. Rossy Inc.) was filed May 8, 2006 in the Ontario Superior Court of Justice. The plaintiff is alleging damages of $1.0 million. The Corporation believes that the potential amount to be paid for this claim would be covered by its insurance policy. It is not possible at this time to determine the outcome of this matter and accordingly, no provision has been made in the accounts for this claim.

The Corporation believes that this suit is without substantial merit and should not result in a judgment which would have a material adverse effect on its consolidated financial statements.

10	Derivative financial instruments

			Fair value		Qualify for hedge accounting		Nature of hedging relationship
	Note		2009	2008
			$	$
Foreign currency and interest rate swap agreements	10	(a)	7,976	(50,806)	No		—
Foreign exchange forward contracts	10	(b)	33,175	(4,507)	Yes		Cash flow hedge
Foreign currency swap agreements	10	(c)	25,447	(24,891)	Yes		Cash flow hedge
Foreign currency swap agreement			—	(14,035)	No	*

			66,598	(94,239)

Derivative financial instruments – current assets			33,175	—
Derivative financial instruments – assets			33,423	—
Derivative financial instruments – current liabilities			—	(94,239)

			66,598	(94,239)

*	Did not qualify for hedge accounting after July 22, 2008.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

	Note		2009
			Impact on balance sheet	Impact on other comprehensive income	Impact on earnings	Impact on cash flows
			Change in fair value in the year on debt and derivatives	Unrealized gain (loss) on derivative financial instruments net of reclassification adjustments	Foreign exchange gain (loss) on derivative financial instruments and long-term debt	Change in fair value of derivatives	Foreign exchange loss (gain) on long-term debt	Net settlement of derivative financial instruments
			$	$	$	$	$	$
Long-term debt
Senior subordinated notes	6	(a)	(46,500)	—	(46,500)	—	46,500	—
Term B loan	6	(b)	(55,624)	—	(55,624)	—	55,624	—
Other realized gains and losses on debt repayments			—	—	(3,525)	—	(2,358)	—
Senior subordinated deferred interest notes	6	(c)	(43,746)	—	(43,746)	—	43,746	—

Derivative financial instruments
Foreign currency and interest rate swap agreements	10	(a)	48,693	—	48,693	(46,969)	—	—
Settlement of foreign currency and interest rate swap agreements	10	(a)	10,089	—	12,205	(12,205)	—	2,116
Foreign exchange forward contracts, net of reclassification	10	(b)	37,682	37,682	—	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	10	(b)	—	23,749	—	23,749	—	—
Foreign currency swap agreements	10	(c)	50,338	3,838	46,500	(42,916)	—	—
Settlement of foreign currency swap agreements	10	(c)	14,035	1,716	2,512	(2,512)	—	(9,807)
Other realized gains and losses on early settlements of derivatives			—	—	(5,308)	(3,584)	—	(1,724)

				66,985	(44,793)	(84,437)	143,512	(9,415)

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

	Note		2008
			Impact on balance sheet	Impact on other comprehensive income	Impact on earnings	Impact on cash flows
			Change in fair value in the year on debt and derivatives	Unrealized gain (loss) on derivative financial instruments net of reclassification adjustments	Foreign exchange gain (loss) on derivative financial instruments and long-term debt	Change in fair value of derivatives	Foreign exchange loss (gain) on long-term debt	Net settlement of derivative financial instruments
			$	$	$	$	$	$
Long-term debt
Senior subordinated notes	6	(a)	38,300	—	38,300	—	(38,300)	—
Term B loan	6	(b)	45,694	—	45,694	—	(45,694)	—
Other realized gains and losses on debt repayments			—	—	(2,839)	—	1,568	—
Senior subordinated deferred interest notes	6	(c)	36,351	—	36,351	—	(36,351)	—

Derivative financial instruments
Foreign currency and interest rate swap agreements	10	(a)	(44,795)	—	(44,795)	44,795	—	—
Foreign exchange forward contracts, net of reclassification	10	(b)	(11,731)	(11,731)	—	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	10	(b)	—	(8,347)	—	(8,347)	—	—
Foreign currency swap agreements	10	(c)	(32,528)	5,772	(38,300)	38,300	—	—

				(14,306)	34,411	74,748	(118,777)	—

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

	Note		2007
			Impact on balance sheet	Impact on other comprehensive income	Impact on earnings	Impact on cash flows
			Change in fair value in the year on debt and derivatives	Unrealized gain (loss) on derivative financial instruments net of reclassification adjustments	Foreign exchange gain (loss) on derivative financial instruments and long-term debt	Change in fair value of derivatives	Foreign exchange loss (gain) on long-term debt	Net settlement of derivative financial instruments
			$	$	$	$	$	$
Long-term debt
Senior subordinated notes	6	(a)	(9,300)	—	(9,300)	—	9,300	—
Term B loan	6	(b)	(11,461)	—	(11,461)	—	11,461	—
Other realized gains and losses on debt repayments			—	—	2,077	—	(110)	—
Senior subordinated deferred interest notes	6	(c)	(6,247)	—	(6,247)	—	6,247	—

Derivative financial instruments
Foreign currency and interest rate swap agreements	10	(a)	11,395	—	11,395	(11,395)	—	—
Foreign exchange forward contracts, net of reclassification	10	(b)	10,678	10,678	—	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	10	(b)	—	4,122	—	4,122	—	—
Foreign currency swap agreements	10	(c)	7,312	(1,988)	9,300	(9,300)	—	—
Interest rate cap			(39)	—	(39)	39	—	—

				12,812	(4,275)	(16,534)	26,898	—

a)	Foreign currency and interest rate swap agreements

The Corporation entered into swap agreements consisting of a combination of a foreign currency swap and an interest rate swap that expire on January 31, 2011 and that were undertaken to address two risks with its US dollar LIBOR-based term bank loans (note 6).

The swap agreements enable the Corporation to convert the interest rate on the debt from US dollar LIBOR to Canadian bankers’ acceptance rate and fix the exchange rate on these payments at 1.1922. The swap agreements provide for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 2.9% (in Canadian dollars) and to receive interest at LIBOR plus 2.5% (in US dollars) with a fixed US/Canadian dollar conversion rate of 1.1922.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

The foreign currency swap enables the Corporation to effectively hedge the exchange rate on its principal payments on the US dollar debt at 1.1922. The swap agreements call for the Corporation to pay a fixed amount in Canadian dollars and receive fixed amounts in US dollars, as indicated in the following table:

Date	Interval	Amount paid by Corporation	Amount received from lender
		CA$	US$
January 29, 2010	One time	85,771	71,943
January 31, 2011	One time	88,163	73,950

The Corporation also entered into a swap agreement with its lenders consisting of a combination of a foreign currency swap and an interest rate swap that expires on January 31, 2011. The swap agreement was undertaken to address two risks associated with the additional US$45,000,000 LIBOR-based term bank loan obtained in August 2005. The foreign currency swap enables the Corporation to effectively hedge the exchange rate on its principal and interest payments on this debt at 1.2015. In addition, the swap agreement enables the Corporation to convert the interest rate on the debt from US dollar LIBOR to Canadian bankers’ acceptance rate and fix the exchange rate on these payments at 1.2015. The swap agreement provides for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 2.519% (in Canadian dollars) and to receive interest at LIBOR plus 2.25% (in US dollars) with a fixed US/Canadian dollar conversion rate of 1.2015.

On December 18, 2008, the Corporation entered into foreign currency swap agreements with its lenders to replace the existing foreign currency swap agreements with a maturity date of January 30, 2009. The new foreign currency swap agreements were undertaken to mitigate part of the foreign exchange risk associated with the principal and interest payments of the term bank loan denominated in US dollars (note 6). The new agreements call for the Corporation to exchange fixed amounts, as indicated in the following table:

Date	Interval	Amount paid by Corporation	Amount received from lender
January 30, 2009	One time	US$47,370	CA$56,844
November 17, 2011	One time	CA$50,297	US$41,911
April 30, 2009 to October 31, 2011	Quarterly	CA$595	US$496

Changes in fair value of the foreign currency and interest rate swap agreements are reported to earnings under “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”. Accordingly, for the year ended February 1, 2009, a gain of $60,898,000 (February 3, 2008 – loss of $44,795,000; February 4, 2007 – gain of $11,356,000) was recorded to earnings. On January 30, 2009, a gain of $2,116,000 was materialized. The fair value of that portion of the swap was $(10,089,000) as of February 3, 2008.

Furthermore, the settlement of US$47,370,000 for CA$56,844,000 on the swap agreements entered into by the Corporation on December 18, 2008 resulted in a net cash outflow of $1,724,000.

b)	Foreign exchange forward contracts

As of February 1, 2009, the Corporation was party to foreign exchange forward contracts to purchase US$174,000,000 for CA$179,977,000 (February 3, 2008 – US$346,800,000 for CA$389,045,000; February 4, 2007 – US$122,000,000 for CA$136,982,000), maturing between February 2009 and October 2009.

The fair value of the foreign exchange forward contracts is recorded in “Accumulated other comprehensive income (loss)” and is reclassified to earnings under “Cost of sales” when the underlying inventory is recorded to earnings. In addition to the fair value of the foreign exchange forward contracts representing a gain of $33,175,000 as of February 1, 2009 (February 3, 2008 – loss of $4,507,000; February 4, 2007 – gain of

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

$7,224,000), “Accumulated other comprehensive income (loss)” includes a gain of $17,657,000 (February 3, 2008 – loss of $6,092,000; February 4, 2007 – gain of $2,255,000) on foreign exchange forward contracts settled before February 1, 2009, which will be reported to earnings when the related inventory is recorded to earnings.

c)	Foreign currency swap agreements

In August 2005, the Corporation entered into two foreign currency swap agreements with its lenders which were undertaken to mitigate foreign exchange risk associated with the principal and interest payments on the US$200,000,000 senior subordinated notes (note 6). The swap agreements call for the Corporation to exchange fixed amounts as follows:

Date	Interval	Amount paid by Corporation	Amount received from lender
August 12, 2005	One time	US$200,000	CA$240,200
August 15, 2008	One time	CA$84,070	US$70,000
August 15, 2012	One time	CA$156,130	US$130,000
February 15, 2006	One time	CA$10,171	US$9,023
August 15, 2006 to August 15, 2008	Semi-annual	CA$3,340	US$3,106
August 15, 2006 to August 15, 2012	Semi-annual	CA$6,534	US$5,769

On July 22, 2008, the Corporation entered into a foreign currency swap agreement with its lenders to replace the existing foreign currency swap agreement with a maturity date of August 15, 2008. This new foreign currency swap agreement was undertaken to mitigate part of the foreign exchange risk associated with the principal and interest payments on the US$200,000,000 senior subordinated notes (note 6) and qualifies as a cash flow hedge. The new swap agreement calls for the Corporation to exchange fixed amounts, as indicated in the following table:

Date	Interval	Amount paid by Corporation	Amount received from lender
August 15, 2008	One time	US$70,000	CA$70,679
August 15, 2012	One time	CA$70,679	US$70,000
February 15, 2009 to August 15, 2012	Semi-annual	CA$3,191	US$3,106

The fair value of the foreign currency swap agreements is recorded in “Accumulated other comprehensive income (loss)”. A portion of the changes in the fair value of the foreign currency swap agreements (representing the offsetting impact of the conversion of the Notes from US dollars to Canadian dollars at the balance sheet date as described in note 6(a)) is reclassified from “Accumulated other comprehensive income (loss)” to earnings under “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”. Accordingly, for the year ended February 1, 2009, a gain of $46,500,000 (February 3, 2008 – loss of $38,300,000; February 4, 2007 – gain of $9,300,000) was reclassified from “Accumulated other comprehensive income (loss)” to earnings.

In addition, the foreign currency swap agreement which expired on August 15, 2008 no longer qualified as a cash flow hedge starting July 22, 2008. On August 15, 2008, the settlement of this instrument resulted in a net cash outflow of $9,807,000, which corresponded to the fair value of this swap at that time. The fair value of the swap was $(14,035,000) as of February 3, 2008.

Furthermore, the settlement of US$70,000,000 for CA$70,679,000 on the swap agreement entered into by the Corporation on July 22, 2008 resulted in a net cash outflow of $3,584,000.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

11	Capital stock

a)	Authorized

Unlimited number of Class A and B common shares, voting and participating, without par value
Unlimited number of Class A, B and C preferred shares, without par value, non-voting and non- participating (note 7).
The Class C preferred shares rank in priority to the Class A and B preferred shares on liquidation, while the Class A and B Preferred shares have equal rank on liquidation.

b)	Number of common shares issued and outstanding

	2009	2008
Class A	33,929,931	33,929,931
Class B	8,645,886	8,645,886

	42,575,817	42,575,817

c)

On December 20, 2006, Dollarama Group Holdings L.P. issued senior subordinated deferred interest notes at 99% of face value of US$200,000,000. The proceeds were used to repay certain amounts outstanding under the junior subordinated notes and make a distribution, by way of return of capital, to the holder of certain of its equity securities, each held by the Corporation’s controlling shareholder in the amount of $148,140,000 and $74,070,000 respectively (the “Recapitalization”). As part of the Recapitalization, certain shareholders converted $37,035,034 of Class B preferred shares and their right to receive a return of capital of $18,517,517 on their common shares into $55,552,551 of Class C preferred shares. This conversion of shares did not result in any exchange of cash flows for the Corporation.

d)

In September 2007, the Corporation issued 163,403 Class B common shares and 466,538 Class B preferred shares to one of its executives for a consideration of approximately $1,374,000 and $626,000 respectively.

12	Stock-based compensation

The Corporation adopted a management option plan (the “Plan”) whereby managers, directors and employees of the Corporation and its subsidiaries may be granted stock options to acquire certain classes of common and preferred equity securities of the Corporation. The number and characteristics of stock options granted are determined by the Board of the Corporation, and the options will have a life not exceeding 10 years from the grant date.

The Corporation has the following types of options outstanding:

a)	Options with service requirements (“Service Conditions”)

These options allow for the purchase of Class B common shares and Class B preferred shares of the Corporation at the fair value of the underlying Class B common shares and Class B preferred shares determined at the grant date. The options vest at a rate of 20% annually on the anniversary of the grant date.

b)	Options with service and performance requirements (“Performance Conditions”)

These options allow for the purchase of Class B common shares and Class B preferred shares of the Corporation at the fair value of the underlying Class B common shares and Class B preferred shares determined at the grant date. The options become eligible to vest annually from the date of grant at a rate of 20% upon occurrence of (i) a change of control, or (ii) an initial public offering, where certain minimum rates of return are achieved.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

An option on the Class B common shares must be exercised in combination with 2.86 options on the Class B preferred shares (referred to as a “Combined Option”).

	Number of Class B common share options		Weighted average purchase price	Number of Class B preferred share options		Weighted average purchase price
	Service	Performance		Service	Performance
			$			$
Outstanding – February 4, 2007	613,931	1,227,862	1.00	1,752,662	3,505,324	0.70
Granted	266,491	532,982	8.41	760,800	1,521,600	1.30

Outstanding – February 3, 2008	880,422	1,760,844	3.24	2,513,462	5,026,924	0.88

Outstanding – February 1, 2009	880,422	1,760,844	3.24	2,513,462	5,026,924	0.88

Exercisable – February 1, 2009	576,750	—		1,646,497	—

The weighted average remaining contractual terms of all options outstanding and of exercisable options as of February 1, 2009 and February 3, 2008 were 6.4 years and 7.4 years respectively.

The Class B common shares options are classified as equity awards whereas the Class B preferred shares options are classified as liability awards.

The weighted average fair value at the grant date (using the Monte Carlo simulation model) of the Class B common share option granted in the year ended February 3, 2008 is as follows:

Class B common share options with Service Conditions	$2.58
Class B common share options with Performance Conditions	1.77

The fair value of options granted in the year ended February 3, 2008 has been determined based on an independent appraisal using the following weighted average assumptions:

Expected life	5.0 years
Risk-free interest rate	4.92%
Volatility	58.25%
Minority shareholder discount	13.0%
Estimated liquidation event horizon (IPO or change of control)	3.4 years

The expected life was estimated using the average of the vesting period and the contractual life of the options.

The volatility was estimated based on stock prices of comparable companies.

For the expected dividend rate, it was estimated that no dividends will be paid on the Corporation’s Class B common shares.

The total intrinsic value for the Class B common share options fully vested as of February 1, 2009 is $2,269,000 (February 3, 2008 – $1,719,000; February 4, 2007 – $1,671,000). The total intrinsic value for the Class B preferred share options fully vested as of February 1, 2009 is $1,162,599 (February 3, 2008 – $665,461; February 4, 2007 – $320,053).

The Corporation has recognized a stock-based compensation expense of $741,000 for the year ended February 1, 2009 (February 3, 2008 – $1,312,000; February 4, 2007 – $537,000) relating to the options with Service Conditions and no amount for the same periods for options with Performance Conditions.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Had the performance requirements been met (change of control or an initial public offering, where the minimum rates of return were achieved), the Corporation would have recognized an additional expense of approximately $4,632,000 (February 3, 2008 – $3,602,000; February 4, 2007 – $1,555,000) using the accelerated attribution method over the vesting period. If or when the Performance Conditions are probable, the Corporation will record in that period the cumulative expense that would otherwise have been recognized had the outcome of the Performance Conditions been known as of the grant date. The total compensation costs related to non-vested awards not yet recognized as of February 1, 2009 amounted to $697,000 for options with Service Conditions and $975,000 for options with Performance Conditions.

13	Capital disclosures

Capital is defined as long-term debt, due to shareholders, shareholders’ equity excluding accumulated other comprehensive income (loss) and the fair value of the foreign currency swap agreements which qualify as cash flow hedges.

	2009	2008
	$	$
Long-term debt, including current portion	821,686	678,740
Foreign currency swap agreements	25,447	(38,926)
Due to shareholders	256,077	231,736
Shareholders’ equity*	61,680	67,030

Total capital	1,164,890	938,580

*	Excluding accumulated other comprehensive income (loss)

The Corporation’s objectives when managing capital are to:

•	provide a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business;

•	maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations; and

•	ensure sufficient liquidity to pursue its organic growth strategy.

In managing its capital structure, the Corporation monitors performance throughout the year to ensure working capital requirements and maintenance capital expenditures are funded from operations, available cash on deposit and, where applicable, bank borrowings. The Corporation manages its capital structure and may make adjustments to it in order to support the broader corporate strategy or in response to changes in economic conditions and risk. In order to maintain or adjust its capital structure, the Corporation may issue shares or new debt, issue new debt to replace existing debt (with different characteristics), or reduce the amount of existing debt.

The Corporation monitors debt using a number of financial metrics, including but not limited to:

•

the leverage ratio, defined as debt adjusted for value of lease obligations to the sum of (i) adjusted earnings before interest, taxes, depreciation and amortization, adjusted for annualized earnings for new stores (defined as “consolidated adjusted EBITDA”), and (ii) lease expense (EBITDA plus (ii) is defined as “consolidated EBITDAR”); and

•	the interest coverage ratio, defined as adjusted EBITDA to net interest expense (interest expense incurred net of interest income earned).

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

The Corporation uses EBITDA and EBITDAR as measurements to monitor performance. Both measures, as presented, are not recognized for financial statement presentation purposes under Canadian GAAP and do not have a standardized meaning. Therefore, they are not likely to be comparable to similar measures presented by other entities.

The Corporation is subject to financial covenants pursuant to the credit facility agreements and indentures, which are measured on a quarterly basis. These covenants include the leverage and debt service ratios presented above. The Corporation is in compliance with all such covenants.

14	Financial instruments

Classification of financial instruments

The classification of financial instruments as of February 1, 2009 is detailed below, and their respective carrying amounts equal their fair values.

Cash and cash equivalents are classified as held for trading, which refers to financial assets and financial liabilities typically acquired or assumed for the purpose of selling or repurchasing the instrument in the near term. The financial instrument is recorded at fair market value determined using market prices. Interest earned, gains and losses realized on disposal and unrealized gains and losses from the change in fair value are reflected in earnings.

Accounts receivable are classified as loans and receivables, which refers to non-derivative financial assets resulting from the delivery of cash or other assets by a lender to a borrower in return for a promise to repay on a specified date, or on demand. Accounts receivable are recorded at amortized cost using the effective interest method.

Accounts payable, accrued expenses and other and long-term debt are classified as other liabilities. Other financial liabilities are recorded at amortized cost using the effective interest method.

Derivative financial instruments are classified as held for trading or designated as hedging instruments. The derivative financial instruments are recorded at fair value determined using market prices. All gains and losses from changes in fair value of derivative financial instruments not designated as hedges are recognized in earnings. When derivatives are designated as hedges, the Corporation has determined that they were hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, or a forecasted transaction (cash flow hedges). All gains and losses from changes in fair value of derivative financial instruments which were designed as cash flow hedges are recorded in “Accumulated other comprehensive income (loss)”.

Financial risk factors

The Corporation’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk and cash flow interest rate risk), credit risk and liquidity risk. The Corporation’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Corporation’s financial performance. The Corporation uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by the finance department under practices approved by the Board of Directors. This department identifies, evaluates and hedges financial risks based on the requirements of the organization. The Board of Directors provides guidance for overall risk management, covering specific areas such as foreign exchange risk, interest rate risk, credit risk and the use of derivative financial instruments.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

a)	Market risk

i)	Currency risk

The Corporation is exposed to foreign exchange risks arising from (1) US dollar-denominated debt which is partially hedged by foreign currency swap agreements, and (2) the purchase of imported merchandise using US dollars, which is partially covered by foreign exchange forward contracts.

The Corporation’s risk management policy is to hedge up to 100% of anticipated cash flows required for purchases of merchandise in US dollars over the next rolling 12 months.

The Corporation uses foreign exchange forward contracts to manage risks from fluctuations in the US dollar relative to the Canadian dollar. All forward contracts are used only for risk management purposes and are designated as hedges of specific anticipated purchases of merchandise. Upon redesignation or amendment of a foreign exchange forward contract, the ineffective portion of such contract is recognized immediately in earnings. The Corporation estimates that in the absence of its currency risk management program, every $0.01 appreciation in the Canadian dollar relative to the US dollar would result in an annual increase in operating earnings of approximately $2.3 million. The seasonality of the Corporation’s purchases would affect the quarterly impact of this variation. The Corporation periodically examines the derivative financial instruments it uses to hedge exposure to foreign currency fluctuations to ensure that these instruments are highly effective at reducing or modifying foreign exchange risk associated with the hedged item.

In addition, a majority of the Corporation’s debt is in US dollars. Therefore, a reduction in the value of the Canadian dollar versus the US dollar would reduce the funds available to service its US dollar-denominated debt. As required by the terms of its senior secured credit facility, the Corporation has entered into swap agreements consisting of foreign currency swaps and an interest rate swap that expire between January 31, 2011 and August 15, 2012 to minimize its exposure to exchange rate and interest rate fluctuations in respect of its LIBOR-based US dollar-denominated term loans.

The Corporation entered into other swap agreements consisting of foreign currency swaps to minimize its exposure to exchange rate fluctuations in respect of its 8.875% senior subordinated notes. These swap agreements qualify for hedge accounting, and their fair value is deferred in a separate component of the consolidated statement of shareholders’ equity until the underlying hedged transactions are reported in the consolidated statement of earnings.

Dollarama Group Holdings L.P. has US$203.4 million of senior floating rate deferred interest notes. The Corporation has not entered into a foreign currency swap agreement as of February 1, 2009 and thus is exposed to exchange rate fluctuations.

ii)	Interest rate risk

The Corporation’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Corporation to cash flow interest rate risk. Borrowings issued at fixed rates expose the Corporation to fair value interest rate risk.

When appropriate, the Corporation analyzes its interest rate risk exposure. Various scenarios are simulated, taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Corporation calculates the impact on earnings of a defined interest rate shift. It uses variable-rate debt to finance a portion of its operations and capital expenditures. These obligations expose it to variability in interest payments due to changes in interest rates. It has approximately $343.6 million in term bank loans outstanding under its senior secured credit facility based on the exchange rate on February 1, 2009, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.9 million change in interest expense on such term bank loans.

Dollarama Group Holdings L.P. also has approximately $249.5 million of senior floating rate deferred interest notes based on the exchange rate on February 1, 2009, bearing interest at variable rates. Each quarter point change in interest rates would result in a $0.6 million change in interest expense on the notes.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

b)	Credit risk

The Corporation is exposed to credit risk to the extent of non-payment by counterparties of its financial instruments. The Corporation has credit policies covering financial exposures. The maximum exposure to credit risk at the balance sheet date is represented by the carrying value of each financial asset, including derivative financial instruments. The Corporation mitigates this credit risk by dealing with counterparties which are major financial institutions that the Corporation anticipates will satisfy their contractual obligations.

The Corporation is exposed to credit risk on accounts receivable from its landlords for tenant allowances. In order to reduce this risk, the Corporation retains rent payments until accounts receivable are fully satisfied.

c)	Liquidity risk

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. As of February 1, 2009, the Corporation had available credit facilities of $73.2 million (2008 – $74.1 million), taking into consideration outstanding letters of credit of US$1.8 million (2008 – US$0.9 million).

The contractual maturities, including interest, of the Corporation’s financial liabilities as of February 1, 2009 are summarized in the following table:

	Carrying amount	Contractual cash flows	Under 1 year	From 1 to 2 years	From 2 to 5 years	Over 5 years
	$	$	$	$	$	$
Non-derivative financial liabilities
Accounts payable	39,729	39,729	39,729	—	—	—
Accrued expenses and other	37,760	37,760	37,760	—	—	—
Due to shareholders	256,077	766,014	—	—	—	766,014
Senior subordinated deferred interest notes	249,530	342,201	21,848	23,608	296,745	—
Senior subordinated notes	245,300	332,380	21,770	21,770	288,840	—
Term bank loan – A	53,195	54,721	16,215	38,506	—	—
Term bank loan – B	290,386	314,153	11,539	11,520	291,094	—

	1,171,977	1,886,958	148,861	95,404	876,679	766,014

Foreign currencies

Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, while non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at prevailing market rates in the recognition period. The resulting exchange gains or losses are recorded in the consolidated statements of earnings.

	For the year ended February 1, 2009	For the year ended February 3, 2008	For the year ended February 4, 2007
	$	$	$
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	44,793	(34,411)	4,275
Foreign exchange loss included in cost of sales	3,723	9,524	7,444

Aggregate foreign exchange loss (gain) included in net earnings	48,516	(24,887)	11,719

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

15	Statement of cash flows information

The changes in non-cash working capital components are as follows:

	2009	2008	2007
	$	$	$
Accounts receivable	365	2,397	(2,380)
Income taxes recoverable	4,003	(485)	(1,163)
Deposits and prepaid expenses	6,809	(2,921)	(5,296)
Merchandise inventories	(36,131)	(32,483)	(11,970)
Accounts payable	17,527	5,720	3,502
Accrued expenses and other	(5,302)	7,125	4,325
Income taxes payable	550	—	—

	(12,179)	(20,647)	(12,982)

Interest paid by the Corporation for the year ended February 1, 2009 was approximately $35,861,000 (February 3, 2008 – $43,997,000; February 4, 2007 – $49,989,000). Income taxes paid by the Corporation for the year ended February 1, 2009 was approximately $3,114,000 (February 3, 2008 – $354,000, February 4, 2007 – $747,000).

16	Related party transactions

Included in expenses are management fees of $3,331,000 (February 3, 2008 – $3,247,000; February 4, 2007 – $3,194,000) charged by funds advised by Bain Capital Partners, LLC which ultimately controls the Corporation.

Expenses charged by entities controlled by shareholders having a significant influence over the Corporation which mainly comprise rent total $9,559,000 for the year ended February 1, 2009 (February 3, 2008 – $8,522,000; February 4, 2007 – $7,550,000).

Interest expense on the amounts due to shareholders amounted to $25,709,000 for the year ended February 1, 2009 (February 3, 2008 – $23,027,000; February 4, 2007 – $35,771,000).

Included in accounts receivable is no amount (February 3, 2008 – $565,000) receivable from a related party.

Included in accrued expenses and other is $1,500,000 (February 3, 2008 – $1,500,000) payable to funds advised by Bain Capital Partners, LLC.

These transactions were measured at the exchange amount, which is the amount of the consideration established and agreed to by the related parties.

17	Income taxes

a)	The provision for income taxes is as follows:

	For the year ended February 1, 2009	For the year ended February 3, 2008	For the year ended February 4, 2007
	$	$	$
Current	3,114	354	747
Future	9,136	13,581	16,623

	12,250	13,935	17,370

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

b)	The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	For the year ended February 1, 2009	For the year ended February 3, 2008	For the year ended February 4, 2007
	$	$	$
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	(1,049)	21,910	11,781

Adjustment for income taxes arising from the following:
Change in valuation allowance related to capital losses	1,920	(1,485)	923
Non-deductible (taxable) portion of capital losses (gains)	7,182	(6,988)	990
Non-deductible dividends on preferred shares	4,316	4,088	3,185
Decrease in future income taxes resulting from a substantively enacted change in tax rates	—	(2,650)	—
Other	(119)	(940)	491

	13,299	(7,975)	5,589

Provision for income taxes	12,250	13,935	17,370

c)	Future income taxes include the following items:

	As of February 1, 2009	As of February 3, 2008
	$	$
Future income tax assets
Tax benefit arising from income and capital tax losses	382	1,869
Other liabilities	7,458	6,977
Derivative financial instruments	—	2,836
Foreign exchange losses on long-term debt	1,920	—
Valuation allowance	(1,920)	—

	7,840	11,682

Future income tax liabilities
Property and equipment	6,709	5,442
Foreign exchange gain on long-term debt	—	3,794
Goodwill and other intangible assets	52,463	43,634
Derivative financial instruments	20,217	—
Other	210	—

	79,599	52,870

Future income tax liabilities	71,759	41,188

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

18	Subsequent events

a)	Initial public offering

Pursuant to an underwriting agreement dated     •    , 2009, the Corporation has agreed to issue     •     common shares at a price of $• per common share which will result in net proceeds from the issue of approximately $• after deducting fees payable by the Corporation to the underwriters’ and estimated expenses of the offering. In addition, certain shareholders of the Corporation have granted to the underwriters an over-allotment option, exercisable, in whole or in part, at the sole discretion of the underwriters, for a period of 30 days from the closing of the initial public offering, to purchase up to     •     common shares from such shareholders. The Corporation will not receive any proceeds from the sale of common share by the selling shareholders and the Corporation has agreed to pay the underwriter’s fee in respect of the common shares sold thereunder.

The Corporation intends to use the net proceeds from the issuance of common shares, together with a portion of the Corporation’s current cash balance, for the repayment of (i) the promissory notes referred to in note (b) below, (ii) approximately $38 million of the term loan A facility maturing in May 2010 and (iii) other indebtedness of the Corporation and any associated foreign exchange swap agreements.

b)	Reorganization

Immediately before the closing of the initial public offering referred to in (a) above, the Corporation will amalgamate with 4513631 Canada Inc., its controlling shareholder. The authorized share capital of the amalgamated corporation will consist of an unlimited number of common shares and preferred shares.

At the time of the amalgamation, 4513631 Canada Inc. will have no significant liabilities, other than promissory notes of approximately $70 million to be paid on the closing of the initial public offering, and will not own significant assets other than the junior subordinated notes, the Class A preferred shares, the Class A common shares and the Class C preferred shares issued by the Corporation.

Upon the amalgamation, the junior subordinated notes and all the issued and outstanding common and preferred shares of the Corporation (other than the junior subordinated notes and shares held by 4513631 Canada Inc. which will be cancelled for no consideration) and 4513631 Canada Inc. will be converted into and aggregate of     •     common shares of Dollarama Inc. and the Corporation will assume the promissory notes referred to above.

c)	Stock-based compensation

As a result of the reorganization and initial public offering described in (a) and (b) above, the Board of the Corporation will modify certain terms of the outstanding options in order to preserve the rights and obligations of the option holders (referred to as the “Equalization”). The Equalization will not result in any incremental value awarded to employees. Concurrently with the closing of the initial public offering, the Corporation will establish a new management option plan.

19	Consolidating financial information

The following supplemental condensed consolidating financial information sets forth the balance sheets as at February 1, 2009 and February 3, 2008 and the statements of earnings and cash flows for the years ended February 1, 2009, February 3, 2008 and February 4, 2007 of Dollarama Inc. (the “Parent Corporation”) on an unconsolidated basis using the equity method of accounting for the interest in its subsidiaries and of Dollarama Group Holdings L.P. (the “Operating Subsidiary”) on a consolidated basis. The commercial operations are conducted by the Operating Subsidiary whereas the Parent Corporation’s activities are limited to transactions related to amount due to shareholders and related interest expense, income taxes and other ancillary transactions.

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

a)	Condensed consolidated balance sheets

Balance sheet As of February 1, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Assets
Current assets
Cash and cash equivalents	77	66,141	—	66,218
Accounts receivable	816	2,998	(816)	2,998
Income taxes recoverable	—	80	(80)	—
Deposits and prepaid expenses	—	4,710	—	4,710
Merchandise inventories	—	249,644	—	249,644
Derivative financial instruments	—	33,175	—	33,175

	893	356,748	(896)	356,745
Property and equipment	—	129,878	—	129,878
Goodwill	—	727,782	—	727,782
Other intangible assets	—	115,210	—	115,210
Investment in operating subsidiary	436,470	—	(436,470)	—
Derivative financial instruments	—	33,423	—	33,423

	437,363	1,363,041	(437,366)	1,363,038

Liabilities
Current liabilities
Accounts payable	1,518	39,027	(816)	39,729
Accrued expenses and other	—	37,760	—	37,760
Income taxes payable	5,772	—	(80)	5,692
Current portion of long-term debt	—	15,302	—	15,302

	7,290	92,089	(896)	98,483
Long-term debt	—	806,384	—	806,384
Due to shareholders	256,077	—	—	256,077
Future income taxes	71,759	—	—	71,759
Other liabilities	—	28,098	—	28,098

	335,126	926,571	(896)	1,260,801

Shareholders’ Equity
Capital stock	35,304	162,099	(162,099)	35,304
Contributed surplus	10,354	3,390	(3,390)	10,354
Retained earnings	16,022	211,520	(211,520)	16,022
Accumulated other comprehensive income (loss)	40,557	59,461	(59,461)	40,557

	102,237	436,470	(436,470)	102,237

	437,363	1,363,041	(437,366)	1,363,038

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

a)	Condensed consolidated balance sheets (continued…)

Balance sheet As of February 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Assets
Current assets
Cash and cash equivalents	75	26,214	—	26,289
Accounts receivable	2,304	3,363	(2,304)	3,363
Income taxes recoverable	2,481	1,522	—	4,003
Deposits and prepaid expenses	—	11,519	—	11,519
Merchandise inventories	—	198,500	—	198,500
Derivative financial instruments	—	—	—	—

	4,860	241,118	(2,304)	243,674
Property and equipment	—	111,936	—	111,936
Goodwill	—	727,782	—	727,782
Other intangible assets	—	117,147	—	117,147
Investment in operating subsidiary	331,161	—	(331,161)	—

	336,021	1,197,983	(333,465)	1,200,539

Liabilities
Current liabilities
Accounts payable	1,060	23,500	(2,304)	22,256
Accrued expenses and other	—	43,062	—	43,062
Income taxes payable	—	—	—	—
Derivative financial instruments	—	94,239	—	94,239
Current portion of long-term debt	—	25,734	—	25,734

	1,060	186,535	(2,304)	185,291
Long-term debt	—	653,006	—	653,006
Due to shareholders	231,736	—	—	231,736
Future income taxes	41,188	—	—	41,188
Other liabilities	—	27,281	—	27,281

	273,984	866,822	(2,304)	1,138,502

Shareholders’ Equity
Capital stock	35,304	163,532	(163,532)	35,304
Contributed surplus	10,071	2,649	(2,649)	10,071
Retained earnings	21,655	172,504	(172,504)	21,655
Accumulated other comprehensive income (loss)	(4,993)	(7,524)	7,524	(4,993)

	62,037	331,161	(331,161)	62,037

	336,021	1,197,983	(333,465)	1,200,539

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

b)	Condensed consolidated statements of earnings

Statement of Earnings For the year ended February 1, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	1,089,011	—	1,089,011

Cost of sales and expenses
Cost of sales	—	717,141	—	717,141
General, administrative and store operating expenses	1,789	219,823	—	221,612
Amortization	—	21,818	—	21,818

	1,789	958,782	—	960,571

Operating income	(1,789)	130,229	—	128,440

Interest expense on long-term debt	—	61,192	—	61,192
Interest expense on amount due to shareholders	25,709	—	—	25,709
Foreign exchange loss on derivative financial instruments and long-term debt	—	44,793	—	44,793
Share of earnings of operating subsidiary	(24,003)	—	24,003	—

Earnings (loss) before income taxes	(3,495)	24,244	(24,003)	(3,254)
Provision for income taxes	12,009	241	—	12,250

Net earnings (loss) for the year	(15,504)	24,003	(24,003)	(15,504)

Statement of Earnings For the year ended February 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	972,352	—	972,352

Cost of sales and expenses
Cost of sales	—	640,885	—	640,885
General, administrative and store operating expenses	2,164	186,265	—	188,429
Amortization	—	18,389	—	18,389

	2,164	845,539	—	847,703

Operating income	(2,164)	126,813	—	124,649

Interest expense on long-term debt	—	72,053	—	72,053
Interest expense on amount due to shareholders	23,027	—	—	23,027
Foreign exchange gain on derivative financial instruments and long-term debt	—	(34,411)	—	(34,411)
Share of earnings of operating subsidiary	(88,869)	—	88,869	—

Earnings before income taxes	63,678	89,171	(88,869)	63,980
Provision for income taxes	13,633	302	—	13,935

Net earnings for the year	50,045	88,869	(88,869)	50,045

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

b)	Condensed consolidated statements of earnings (continued…)

Statement of Earnings For the year ended February 4, 2007	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	887,786	—	887,786

Cost of sales and expenses
Cost of sales	—	588,469	—	588,469
General, administrative and store operating expenses	1,996	154,462	—	156,458
Amortization	—	13,528	—	13,528

	1,996	756,459	—	758,455

Operating income	(1,996)	131,327	—	129,331

Interest expense on long-term debt	—	54,852	—	54,852
Interest expense on amount due to shareholders	35,771	—	—	35,771
Foreign exchange loss on derivative financial instruments and long-term debt	—	4,275	—	4,275
Share of earnings of operating subsidiary	(71,835)	—	71,835	—

Earnings before income taxes	34,068	72,200	(71,835)	34,433
Provision for income taxes	17,005	365	—	17,370

Net earnings for the year	17,063	71,835	(71,835)	17,063

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

c)	Condensed consolidated statements of cash flows

Statement of Cash Flows For the year ended February 1, 2009	Parent Corporation $	Operating Subsidiary $	Eliminating adjustments $	Total $
Operating activities
Net earnings for the year	(15,504)	24,003	(24,003)	(15,504)
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(22,570)	—	22,570	—
Amortization of property and equipment	—	22,310	—	22,310
Amortization of intangible assets	—	2,267	—	2,267
Change in fair value of derivatives	—	(84,437)	—	(84,437)
Amortization of financing costs	—	5,802	—	5,802
Foreign exchange loss on long-term debt	—	143,512	—	143,512
Amortization of unfavourable lease rights	—	(2,759)	—	(2,759)
Deferred lease inducements	—	2,276	—	2,276
Deferred leasing costs	—	(575)	—	(575)
Amortization of deferred leasing costs	—	245	—	245
Deferred tenant allowances	—	2,643	—	2,643
Amortization of deferred tenant allowances	—	(1,343)	—	(1,343)
Stock-based compensation	—	741	—	741
Capitalized interest on long-term debt	—	20,760	—	20,760
Capitalized interest on amounts due to shareholder	23,852	—	—	23,852
Future income taxes	9,136	—	—	9,136
Other	(23)	61	—	38

	(5,109)	135,506	(1,433)	128,964
Changes in non-cash working capital components	5,111	(17,290)	—	(12,179)

	2	118,216	(1,433)	116,785

Investing activities
Purchase of property and equipment	—	(40,502)	—	(40,502)
Proceeds on disposal of property and equipment	—	189	—	189
Net settlement of derivative financial instruments	—	(9,415)	—	(9,415)

	—	(49,728)	—	(49,728)

Financing activities
Financing costs	—	(208)	—	(208)
Repayment of long-term debt	—	(26,920)	—	(26,920)
Distributions	—	(1,433)	1,433	—

	—	(28,561)	1,433	(27,128)

Increase in cash and cash equivalents	2	39,927	—	39,929
Cash and cash equivalents – Beginning of year	75	26,214	—	26,289

Cash and cash equivalents – End of year	77	66,141	—	66,218

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

c)	Condensed consolidated statements of cash flows (continued…)

Statement of Cash Flows For the year ended February 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the year	50,045	88,869	(88,869)	50,045
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(84,924)	—	84,924	—
Amortization of property and equipment	—	18,094	—	18,094
Amortization of intangible assets	—	3,521	—	3,521
Change in fair value of derivatives	—	74,748	—	74,748
Amortization of financing costs	—	6,340	—	6,340
Foreign exchange gain on long-term debt	—	(118,777)	—	(118,777)
Amortization of unfavourable lease rights	—	(3,226)	—	(3,226)
Deferred lease inducements	—	2,312	—	2,312
Deferred leasing costs	—	(450)	—	(450)
Amortization of deferred leasing costs	—	161	—	161
Deferred tenant allowances	—	3,806	—	3,806
Amortization of deferred tenant allowances	—	(1,024)	—	(1,024)
Stock-based compensation	—	1,312	—	1,312
Capitalized interest on amounts due to shareholder	21,297	—	—	21,297
Future income taxes	13,581	—	—	13,581
Other	26	197	—	223

	25	75,883	(3,945)	71,963
Changes in non-cash working capital components	(2,022)	(18,625)	—	(20,647)

	(1,997)	57,258	(3,945)	51,316

Investing activities
Purchase of property and equipment	—	(45,994)	—	(45,994)
Proceeds on disposal of property and equipment	—	432	—	432

	—	(45,562)	—	(45,562)

Financing activities
Increase in amounts due to shareholders	626	—	—	626
Increase in common shares	1,374	—	—	1,374
Financing costs	—	(506)	—	(506)
Repayment of long-term debt	—	(28,734)	—	(28,734)
Distributions	—	(3,945)	3,945	—

	2,000	(33,185)	3,945	(27,240)

Increase (decrease) in cash and cash equivalents	3	(21,489)	—	(21,486)
Cash and cash equivalents – Beginning of year	72	47,703	—	47,775

Cash and cash equivalents – End of year	75	26,214	—	26,289

Dollarama Inc.

Notes to Consolidated Financial Statements

February 1, 2009 and February 3, 2008

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

c)	Condensed consolidated statements of cash flows (continued…)

Statement of Cash Flows For the year ended February 4, 2007	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the year	17,063	71,835	(71,835)	17,063
Adjustments for
Amortization of property and equipment	—	12,378	—	12,378
Amortization of intangible assets	—	4,606	—	4,606
Change in fair value of derivatives	—	(16,534)	—	(16,534)
Amortization of financing costs	—	4,354	—	4,354
Foreign exchange loss on long-term debt	—	26,898	—	26,898
Amortization of unfavourable lease rights	—	(3,456)	—	(3,456)
Deferred lease inducements	—	3,318	—	3,318
Deferred leasing costs	—	(373)	—	(373)
Amortization of deferred leasing costs	—	138	—	138
Deferred tenant allowances	—	3,947	—	3,947
Amortization of deferred tenant allowances	—	(567)	—	(567)
Stock-based compensation	—	537	—	537
Capitalized interest on amounts due to shareholder	32,837	—	—	32,837
Future income taxes	16,623	—	—	16,623
Other	(6)	45	—	39

	66,517	107,126	(71,835)	101,808
Changes in non-cash working capital components	(243)	(12,739)	—	(12,982)

	66,274	94,387	(71,835)	88,826

Investing activities
Purchase of property and equipment	—	(42,695)	—	(42,695)
Proceeds on disposal of property and equipment	—	178	—	178
Distributions received from subsidiary in excess of shares of earnings	155,938	—	(155,938)	—

	155,938	(42,517)	(155,938)	(42,517)

Financing activities
Decrease in amounts due to shareholders	(148,140)	—	—	(148,140)
Decrease in common shares	(74,070)	—	—	(74,070)
Financing costs	—	(6,695)	—	(6,695)
Proceeds on long-term debt	—	228,314	—	228,314
Repayment of long-term debt	—	(28,896)	—	(28,896)
Distributions	—	(227,773)	227,773	—

	(222,210)	(35,050)	227,773	(29,487)

Increase in cash and cash equivalents	2	16,820	—	16,822
Cash and cash equivalents – Beginning of year	70	30,883	—	30,953

Cash and cash equivalents – End of year	72	47,703	—	47,775

Dollarama Inc.

(formerly known as Dollarama Capital Corporation)

Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(expressed in thousands of Canadian dollars)

Dollarama Inc.

Interim Consolidated Balance Sheet

(expressed in thousands of Canadian dollars)

	As of August 2, 2009	As of February 1, 2009
	$	$
	(unaudited)
Assets
Current assets
Cash and cash equivalents	103,536	66,218
Accounts receivable	1,336	2,998
Deposits and prepaid expenses	5,710	4,710
Merchandise inventories	250,114	249,644
Derivative financial instruments (note 5)	1,769	33,175

	362,465	356,745
Property and equipment	134,188	129,878
Goodwill	727,782	727,782
Other intangible assets	114,188	115,210
Derivative financial instruments (note 5)	5,598	33,423

	1,344,221	1,363,038

Liabilities
Current liabilities
Accounts payable	51,322	39,729
Accrued expenses and other	43,361	37,760
Income taxes payable	8,469	5,692
Derivative financial instruments (note 5)	72,702	—
Current portion of long-term debt (note 3)	38,204	15,302

	214,058	98,483
Long-term debt (note 3)	685,109	806,384
Due to shareholders	269,374	256,077
Future income taxes	54,887	71,759
Other liabilities	28,969	28,098

	1,252,397	1,260,801

Shareholders’ Equity
Capital stock	35,304	35,304
Contributed surplus	10,533	10,354
Retained earnings	53,735	16,022
Accumulated other comprehensive income (loss)	(7,748)	40,557

	91,824	102,237

	1,344,221	1,363,038

The accompanying notes are an integral part of the interim consolidated financial statements.

Dollarama Inc.

Interim Consolidated Statement of Shareholders’ Equity

(Unaudited)

(tabular amounts expressed in thousands of Canadian dollars)

	Capital stock	Contributed surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total
	$	$	$	$	$
Balance – February 3, 2008	35,304	10,071	31,526	(4,993)	71,908

Other comprehensive income
Net earnings for the period	—	—	175	—	175
Unrealized gain on derivative financial instruments, net of reclassification adjustment and income taxes of $3,490	—	—	—	7,415	7,415

Total comprehensive income	—	—	175	7,415	7,590

Stock-based compensation	—	213	—	—	213

Balance – August 3, 2008	35,304	10,284	31,701	2,422	79,711

Balance – February 1, 2009	35,304	10,354	16,022	40,557	102,237

Other comprehensive loss
Net earnings for the period	—	—	37,713	—	37,713
Unrealized loss on derivative financial instruments, net of reclassification adjustment and income taxes of $22,732	—	—	—	(48,305)	(48,305)

Total comprehensive loss	—	—	37,713	(48,305)	(10,592)

Stock-based compensation	—	179	—	—	179

Balance – August 2, 2009	35,304	10,533	53,735	(7,748)	91,824

The sum of retained earnings and accumulated other comprehensive income (loss) amounted to $ 45,987,000 as of August 2, 2009 (February 1, 2009 – $56,579,000).

The accompanying notes are an integral part of the interim consolidated financial statements.

Dollarama Inc.

Interim Consolidated Statement of Earnings

(Unaudited)

(expressed in thousands of Canadian dollars, except per share amounts)

	For the 13-week period ended August 2, 2009	For the 13-week period ended August 3, 2008	For the 26-week period ended August 2, 2009	For the 26-week period ended August 3, 2008
	$	$	$	$
Sales	303,400	264,271	576,809	501,086

Cost of sales and expenses
Cost of sales	200,559	171,142	380,738	331,347
General, administrative and store operating expenses	61,397	52,679	120,213	101,649
Amortization	6,294	5,565	12,335	10,338

	268,250	229,386	513,286	443,334

Operating income	35,150	34,885	63,523	57,752

Interest expense on long-term debt	13,472	14,665	28,896	30,023
Interest expense on amounts due to shareholders	7,131	6,331	14,040	12,471
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	(21,329)	1,102	(28,834)	9,556

Earnings before income taxes	35,876	12,787	49,421	5,702
Provision for income taxes	9,293	5,332	11,708	5,527

Net earnings for the period	26,583	7,455	37,713	175

Basic net earnings per common share	0.62	0.18	0.89	0.00
Diluted net earnings per common share	0.62	0.17	0.87	0.00

Weighted average number of common shares outstanding during the period	42,575,817	42,575,817	42,575,817	42,575,817

The accompanying notes are an integral part of the interim consolidated financial statements.

Dollarama Inc.

Interim Consolidated Statement of Cash Flows

(Unaudited)

(expressed in thousands of Canadian dollars)

	For the 13-week period ended August 2, 2009	For the 13-week period ended August 3, 2008	For the 26-week period ended August 2, 2009	For the 26-week period ended August 3, 2008
	$	$	$	$
Operating activities
Net earnings for the period	26,583	7,455	37,713	175
Adjustments for
Amortization of property and equipment	6,367	5,545	12,476	10,713
Amortization of intangible assets	447	591	915	1,285
Change in fair value of derivatives	44,830	(4,279)	60,896	(10,626)
Amortization of financing costs	1,268	1,479	2,484	2,722
Foreign exchange loss (gain) on long-term debt	(68,642)	4,634	(94,213)	19,947
Amortization of unfavourable lease rights	(520)	(571)	(1,056)	(1,660)
Deferred lease inducements	439	342	912	791
Deferred leasing costs	(50)	—	(50)	(160)
Amortization of deferred leasing costs	79	57	157	118
Deferred tenant allowances	562	816	1,833	1,314
Amortization of deferred tenant allowances	(419)	(325)	(818)	(595)
Stock-based compensation	85	221	446	443
Capitalized interest expense for amounts due to shareholders	6,458	6,197	13,030	12,066
Capitalized interest on long-term debt	9,748	10,071	9,748	10,071
Future income taxes	9,271	4,726	5,860	4,876
Other	(2)	14	14	13

	36,504	36,973	50,347	51,493
Changes in non-cash working capital components	17,055	(38)	20,163	13,582

	53,559	36,935	70,510	65,075

Investing activities
Purchase of property and equipment	(8,701)	(7,759)	(16,809)	(16,912)
Proceeds on disposal of property and equipment	9	29	9	91

	(8,692)	(7,730)	(16,800)	(16,821)

Financing activities
Financing costs	—	—	—	(208)
Repayment of long-term debt	(8,160)	(6,623)	(16,392)	(19,433)

	(8,160)	(6,623)	(16,392)	(19,641)

Increase in cash and cash equivalents	36,707	22,582	37,318	28,613
Cash and cash equivalents – Beginning of period	66,829	32,320	66,218	26,289

Cash and cash equivalents – End of period	103,536	54,902	103,536	54,902

Interest paid	2,740	3,463	16,473	16,494

Income tax paid	81	140	191	273

The accompanying notes are an integral part of the interim consolidated financial statements.

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

1	Basis of presentation

The unaudited interim consolidated financial statements are based on accounting policies and methods consistent in their application with those used and described in the annual consolidated financial statements of Dollarama Inc. (the “Corporation”) as contained in the most recent annual consolidated financial statements except as described in note 2 of the unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements do not include all of the financial statement disclosures included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and therefore should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

The results reported in these financial statements are not necessarily indicative of the results that may be expected for the entire year. Historically, the last quarter of the year has presented a higher level of activity and produced better results than the first three quarters.

2	Summary of significant accounting policies

Changes in accounting policies

Goodwill and intangible assets

Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3064, “Goodwill and Intangible Assets”, replaces Section 3062, “Goodwill and Other Intangible Assets”, and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets are equivalent to the corresponding provisions of International Accounting Standard (“IAS”) 38, “Intangible Assets”. Section 1000, “Financial Statement Concepts”, has been amended to clarify criteria for recognition of an asset. Section 3450, “Research and Development Costs”, has been replaced by guidance in Section 3064. CICA Emerging Issues Committee Abstract 27, “Revenues and Expenditures During the Pre-operating Period”, is no longer applicable for entities that have adopted Section 3064. Accounting Guideline 11, “Enterprises in the Development Stage”, has been amended to delete references to deferred costs and to provide guidance on development costs as intangible assets under Section 3064. This new standard is effective for interim and annual financial statements for years beginning on or after October 1, 2008. This Section was adopted as of February 2, 2009 with no impact on the interim consolidated financial statements.

Business combinations, consolidated financial statements and non-controlling interests

CICA Handbook Section 1582, “Business Combinations”; Section 1601, “Consolidated Financial Statements”; and Section 1602, “Non-controlling Interests”, replace Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary. These sections provide the Canadian equivalent to International Financial Reporting Standard 3, “Business Combinations (January 2008)”, and IAS 27, “Consolidated and Separate Financial Statements (January 2008)”. Section 1582 is effective for business combinations for which the acquisition date is on or after the first quarter beginning on January 31, 2011 with early adoption permitted. Sections 1601 and 1602 apply to interim and annual consolidated financial statements relating to years beginning on January 20, 2011 with early adoption permitted. These sections were adopted as of February 2, 2009 with no impact on the interim consolidated financial statements.

Future accounting standard not yet applied

In June 2009, the CICA amended Section 3862, “Financial Instruments – Disclosures”, to include additional disclosure requirements about fair value measurement for financial instruments and liquidity risk disclosures. These amendments require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. Fair value of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly. Level 3 valuations are based on inputs that are not based on observable market data. The amendments to Section 3862 apply for annual financial statements relating to fiscal years ending after September 30, 2009. The Corporation is assessing the disclosure impact of this new standard.

3	Long-term debt

Long-term debt outstanding consists of the following:

	As of August 2, 2009	As of February 1, 2009
	$	$
	(unaudited)
Senior subordinated notes (US$200,000,000), maturing in August 2012, bearing interest at 8.875%, payable semi-annually	215,500	245,300
Term bank loan US$235,542,373 (February 1, 2009 – US$236,759,643), maturing in November 2011, repayable in quarterly capital installments of US$608,637. Advances under the term bank loan bear interest at rates ranging from 0.75% to 1.0% above the bank’s prime rate. However, borrowings under the term bank loan by way of LIBOR loans bear interest at rates ranging from 1.75% to 2.0% per annum above the bank’s LIBOR	253,797	290,386
Term bank loan, maturing in May 2010, repayable in quarterly capital installments varying from $1,500,000 to $7,500,000. Advances under the term bank loan bear interest at rates varying from 0.75% to 1.25% per annum above the bank’s prime rate. However, borrowings under the term bank loan by way of bankers’ acceptances bear interest at rates varying from 1.75% to 2.25% per annum above the bankers’ acceptance rate	38,195	53,195
Senior subordinated deferred interest notes US$212,168,906 (February 1, 2009 – US$203,449,093), maturing in August 2012, interest accrues semi-annually in arrears commencing in June 2007 at a rate per annum equal to 6-month LIBOR plus 5.75%, increasing to 6.25% in December 2008 and 6.75% in December 2009	228,612	249,530

	736,104	838,411
Less: Current portion	38,204	15,302

	697,900	823,109
Less: Financing costs	12,791	16,725

	685,109	806,384

4	Due to shareholders

Amounts due to shareholders and number of shares outstanding are as follows:

	August 2, 2009				February 1, 2009
	Note		Number of shares	$	Number of shares	$
Junior subordinated notes	4	(a)	n.a.	120,485	n.a.	116,262
Class A preferred shares	4	(b)	22,289,620	36,006	20,964,958	32,108
Class B preferred shares	4	(b)	24,681,726	39,870	24,681,726	37,802
Class C preferred shares	4	(c)	55,552,551	67,766	55,552,551	64,902
Accrued interest			n.a.	5,247	n.a.	5,003

				269,374		256,077

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

a)

The junior subordinated notes were issued to the Corporation’s controlling shareholder and are junior unsecured obligations. The junior subordinated notes are structurally subordinated in right of payment to all existing and future debt and other liabilities of the Corporation. The junior subordinated notes are also subordinated in right of payments to the Class C preferred shares. The junior subordinated notes bear interest at a rate of 3.075% per quarter. The interest rate may be adjusted from time to time to cause the interest rate, net of the aggregate amount of taxes attributable directly or indirectly to such interest, to range from 2.7% to 3.51% per quarter. Interest is paid in arrears on the last business day of each February, May, August, and November. Pursuant to a continuing investor subscription agreement, the controlling shareholder agreed to use, or cause one or more of its subsidiaries to use, the amount of the interest paid on the then currently outstanding junior subordinated notes net of the aggregate amount of taxes attributable directly or indirectly to such interest to purchase additional junior subordinated notes and certain equity securities, in each case, in proportion to the aggregate junior subordinated notes and equity securities then outstanding. Principal of and interest on the junior subordinated notes shall be immediately due and payable in full upon an insolvency event or the occurrence of the maturity date of November 2019.

b)

Class A and Class B preferred shares are redeemable at the option of the Corporation on a pro-rata basis with the junior subordinated notes at their redemption price as set out in note 4(d) below. The redemption price increases by a rate of 2.7% every quarter. Class B preferred shares, subject to the Corporation’s controlling shareholder’s indirect overriding call right, are redeemable at the option of the holder upon the reimbursement or maturity of the junior subordinated notes (see note 4(a)). Class A preferred shares are mandatorily convertible into common shares immediately before the closing of an initial public offering at a ratio corresponding to the redemption price divided by the fair market value of such common share.

c)

Class C preferred shares are redeemable at the option of the Corporation at a price representing 102% of the redemption price as set out in note 4(d) below. The redemption price increases by a rate ranging from 4% to 4.5% every six months. Class C preferred shares are retractable at the option of the holder no later than August 15, 2013 or 10 days before the closing of an initial public offering, for a cash consideration representing the redemption price.

d)	The redemption prices of the Class A, B and C preferred shares are as follows:

	As of August 2, 2009 $ per share	As of February 1, 2009 $ per share
Class A and Class B preferred shares	1.6459	1.5605
Class C preferred shares	1.2385	1.1849

5	Derivative financial instruments

A summary of the aggregate contractual or notional amounts, balance sheet location and estimated fair values of derivative financial instruments as of August 2, 2009 and February 1, 2009 is as follows:

	As of August 2, 2009
	Contractual nominal value	Balance sheet location	Fair value – Asset (liability)	Nature of hedging relationship
	US$		$
Hedging instruments
Foreign exchange forward contracts	20.0	Current assets	1,769	Cash flow hedge
Foreign exchange forward contracts	234.0	Current liabilities	(26,945)	Cash flow hedge
Foreign currency swap agreements	130.0	Current liabilities	(16,490)	Cash flow hedge
Foreign currency swap agreements	70.0	Long-term assets	5,598	Cash flow hedge

	454.0		(36,068)
Non-hedging instruments
Foreign currency and interest rate swaps	235.5	Current liabilities	(29,267)

	689.5		(65,335)

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

	As of February 1, 2009
	Contractual nominal value	Balance sheet location	Fair value – Asset	Nature of hedging relationship
	US$		$
Hedging instruments
Foreign exchange forward contracts	174.0	Current assets	33,175	Cash flow hedge
Foreign currency swap agreements	200.0	Long-term assets	25,447	Cash flow hedge

	374.0		58,622
Non-hedging instruments
Foreign currency and interest rate swaps	236.7	Long-term assets	7,976

	610.7		66,598

	As of August 2, 2009	As of February 1, 2009
	$	$
Derivative financial instruments
Current assets	1,769	33,175
Long-term assets	5,598	33,423
Current liabilities	(72,702)	—

	(65,335)	66,598

The Corporation is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative financial instruments are currency risk and interest rate risk. Foreign exchange forward contracts are entered into to manage the currency fluctuation risk associated with forecasted US-dollar merchandise purchases sold in the stores. Foreign currency swap agreements and foreign currency and interest rate swaps are entered into to manage currency fluctuation risk and interest rate risk associated with the Corporation’s US-dollar borrowings.

The Corporation formally documents the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking the hedge transactions.

Derivative financial instruments are classified as held for trading or designated as hedging instruments. The derivative financial instruments are recorded at fair value determined using market prices. All gains and losses from changes in fair value of derivative financial instruments not designated as hedges are recognized in earnings. The Corporation has designated its derivatives as hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability or a forecasted transaction (cash flow hedges). All gains and losses from changes in fair value of derivative financial instruments designated as cash flow hedges are recorded in accumulated other comprehensive income (loss).

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

			For the 13-week period ended August 2, 2009
			Impact on balance sheet	Impact on other comprehensive loss	Impact on earnings	Impact on cash flows
	Note		Change in fair value during the year on long-term debt and derivative financial instruments	Unrealized loss on derivative financial instruments net of reclassification adjustment	Foreign exchange gain (loss) on long-term debt and derivative financial instruments	Changes in fair value of derivative financial instruments	Foreign exchange gain (loss) on long-term debt
Long-term debt
Senior subordinated notes	3		21,682	—	21,682	—	(21,682)
Term B loan	3		25,505	—	25,505	—	(25,505)
Other foreign exchange gains and losses				—	810	—	529
Senior subordinated deferred interest notes	3		21,984	—	21,984	—	(21,984)
Derivative financial instruments
Foreign exchange forward contracts, net of reclassification	5	(b)	(33,647)	(33,647)	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	5	(b)	—	(3,668)	—	(3,668)	—
Foreign currency swap agreements	5	(c)	(23,175)	(1,493)	(21,682)	21,682	—
Realized gain (loss) on foreign currency agreement interest payments	5	(c)		424	(424)	424	—
Foreign currency and interest rate swap agreements	5	(a)	(26,392)	—	(26,392)	26,392	—
Realized gain (loss) on foreign currency and interest rate swaps interest payments	5	(a)	—	—	(154)	—	—

				(38,384)	21,329	44,830	(68,642)

			For the 26-week period ended August 2, 2009
			Impact on balance sheet	Impact on other comprehensive loss	Impact on earnings	Impact on cash flows
	Note		Change in fair value during the year on long-term debt and derivative financial instruments	Unrealized loss on derivative financial instruments net of reclassification adjustment	Foreign exchange gain (loss) on long-term debt and derivative financial instruments	Changes in fair value of derivative financial instruments	Foreign exchange gain on long-term debt
Long-term debt
Senior subordinated notes	3		29,802	—	29,802	—	(29,802)
Term B loan	3		35,087	—	35,087	—	(35,087)
Other foreign exchange gains and losses				—	1,194	—	771
Senior subordinated deferred interest notes	3		30,095	—	30,095	—	(30,095)
Derivative financial instruments
Foreign exchange forward contracts, net of reclassification	5	(b)	(58,351)	(58,351)	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	5	(b)	—	(6,193)	—	(6,193)	—
Foreign currency swap agreements	5	(c)	(36,339)	(6,537)	(29,802)	29,802	—
Realized gain (loss) on foreign currency agreement interest payments	5	(c)		44	79	44	—
Foreign currency and interest rate swap agreements	5	(a)	(37,243)	—	(37,243)	37,243	—
Realized gain (loss) on foreign currency and interest rate swaps interest payments	5	(a)	—	—	(378)	—	—

				(71,037)	28,834	60,896	(94,213)

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

			For the 13-week period ended August 3, 2008
			Impact on balance sheet	Impact on other comprehensive income	Impact on earnings	Impact on cash flows
	Note		Change in fair value during the year on long-term debt and derivative financial instruments	Unrealized gain on derivative financial instruments net of reclassification adjustment	Foreign exchange gain (loss) on long-term debt and derivative financial instruments	Changes in fair value of derivative financial instruments	Foreign exchange gain on long-term debt
Long-term debt
Senior subordinated notes	3		(1,560)	—	(1,560)	—	1,560
Term B loan	3		(1,985)	—	(1,985)	—	1,985
Other foreign exchange gains and losses				—	104	—	(294)
Senior subordinated deferred interest notes	3		(1,383)	—	(1,383)	—	1,383
Derivative financial instruments
Foreign exchange forward contracts, net of reclassification	5	(b)	3,020	3,020	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	5	(b)	—	912	—	912	—
Foreign currency swap agreements	5	(c)	(73)	(1,633)	1,560	(1,560)	—
Foreign currency swap – ineffective position	5	(c)	(306)	(393)	87	(87)	—
Realized gain (loss) on foreign currency agreement interest payments	5	(c)		—	(336)	—	—
Foreign currency and interest rate swap agreements	5	(a)	3,544	—	3,544	(3,544)	—
Realized gain (loss) on foreign currency and interest rate swaps interest payments	5	(a)	—	—	(1,133)	—	—

				1,906	(1,102)	(4,279)	4,634

			For the 26-week period ended August 3, 2008
			Impact on balance sheet	Impact on other comprehensive income	Impact on earnings	Impact on cash flows
	Note		Change in fair value during the year on long-term debt and derivative financial instruments	Unrealized gain on derivative financial instruments net of reclassification adjustment	Foreign exchange gain (loss) on long-term debt and derivative financial instruments	Changes in fair value of derivative financial instruments	Foreign exchange gain on long-term debt
Long-term debt
Senior subordinated notes	3		(6,620)	—	(6,620)	—	6,620
Term B loan	3		(8,166)	—	(8,166)	—	8,166
Other foreign exchange gains and losses				—	479	—	(761)
Senior subordinated deferred interest notes	3		(5,922)	—	(5,922)	—	5,922
Derivative financial instruments
Foreign exchange forward contracts, net of reclassification	5	(b)	13,370	13,370	—	—	—
Impact of foreign exchange forward contracts related to merchandise inventories	5	(b)	—	4,410	—	4,410	—
Foreign currency swap agreements	5	(c)	(138)	(6,482)	6,620	(6,620)	—
Foreign currency – ineffective position	5	(c)	(306)	(393)	87	(87)	—
Realized gain (loss) on foreign currency agreement interest payments	5	(c)		—	(1,748)	—	—
Foreign currency and interest rate swap agreements	5	(a)	8,329	—	8,329	(8,329)	—
Realized gain (loss) on foreign currency and interest rate swaps interest payments	5	(a)	—	—	(2,615)	—	—

				10,905	(9,556)	(10,626)	19,947

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

a)	Foreign currency and interest rate swap agreements

The Corporation entered into swap agreements consisting of a combination of a foreign currency swap and an interest rate swap that were undertaken to address two risks with its US-dollar LIBOR-based term bank loan (note 3).

The swap agreements enable the Corporation to convert the interest rate on the debt from US-dollar LIBOR to Canadian bankers’ acceptance rate and fix the exchange rate on these payments at 1.1922. The swap agreements provide for the Corporation to pay interest on the stated notional amount at a variable rate of Canadian bankers’ acceptance rate plus 2.9% (in Canadian dollars) and to receive interest at LIBOR plus 2.5% (in US dollars) with a fixed US/Canadian dollar conversion rate of 1.1922.

The foreign currency swap enables the Corporation to effectively hedge the exchange rate on its principal payments on the US-dollar debt at 1.1922.

Changes in fair value of the foreign currency and interest rate swap agreements are reported in earnings under “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”. Accordingly, a loss of $26,392,000 (August 3, 2008 – gain of $3,544,000) was recorded in earnings for the 13-week period ended August 2, 2009 and a loss of $37,243,000 (August 3, 2008 – gain of $8,329,000) was recorded in earnings for the 26-week period ended August 2, 2009.

b)	Foreign exchange forward contracts

The Corporation uses foreign exchange forward contracts to manage risks from fluctuations in the US dollar relative to the Canadian dollar for its purchases of merchandise in US dollars. All forward contracts are used only for risk management purposes and are designated as hedges of specific anticipated purchases of merchandise. Upon redesignation or amendment of a foreign exchange forward contract, the ineffective portion of such contracts is recognized immediately in earnings.

The fair value of the foreign exchange forward contracts is recorded in accumulated other comprehensive income and is reclassified to earnings under “Cost of sales” based on an estimated time to recognize the related retail inventory costing in earnings. A gain of $8,633,000 (August 3, 2008 – loss of $2,593,000) has been reclassified from accumulated other comprehensive income to cost of sales for the 13-week period ended August 2, 2009 and a gain of $26,290,000 (August 3, 2008 – loss of $8,685,000) has been reclassified from accumulated other comprehensive income to cost of sales for the 26-week period ended August 2, 2009. In addition to the fair value of the foreign exchange forward contracts representing a loss of $25,176,000 (February 1, 2009 – gain of $33,175,000) as of August 2, 2009, accumulated other comprehensive income includes a gain of $11,464,000 (February 1, 2009 – gain of $17,657,000) on foreign exchange forward contracts settled before August 2, 2009, which will be reported in earnings based on an estimated time to recognize the related retail inventory costing in earnings.

c)	Foreign currency swap agreements

The Corporation entered into two foreign currency swap agreements with its lenders which were undertaken to modify foreign exchange risk associated with the principal and interest payments on the US$200,000,000 senior subordinated notes (note 3).

The fair value of the foreign currency swap agreements is recorded in accumulated other comprehensive income. A portion of the changes in the fair value of the foreign currency swap agreements (representing the offsetting impact of the conversion of the senior subordinated notes from US dollars to Canadian dollars at the balance sheet date) is reclassified from accumulated other comprehensive income to earnings under “Foreign exchange loss (gain) on derivative financial instruments and long-term debt”. Accordingly, for the 13-week period ended August 2, 2009, a loss of $21,682,000 (August 3, 2008 – gain of $1,560,000) was reclassified from accumulated other comprehensive income to earnings and a loss of $29,802,000 (August 3, 2008 – gain of $6,620,000) was reclassified from accumulated other comprehensive income to earnings for the 26-week period ended August 2, 2009.

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

6	Subsequent events

a)	Initial public offering

Pursuant to an underwriting agreement dated    •    , 2009, the Corporation has agreed to issue    •    common shares at a price of $• per common share which will result in net proceeds from the issue of approximately $• after deducting fees payable by the Corporation to the underwriters’ and estimated expenses of the offering. In addition, certain shareholders of the Corporation have granted to the underwriters an over-allotment option, exercisable, in whole or in part, at the sole discretion of the underwriters, for a period of 30 days from the closing of the initial public offering, to purchase up to    •    common shares from such shareholders. The Corporation will not receive any proceeds from the sale of common share by the selling shareholders and the Corporation has agreed to pay the underwriter’s fee in respect of the common shares sold thereunder.

The Corporation intends to use the net proceeds from the issuance of common shares, together with a portion of the Corporation’s current cash balance, for the repayment of (i) the promissory notes referred to in note (b) below, (ii) approximately $38 million of the term loan A facility maturing in May 2010 and (iii) other indebtedness of the Corporation and any associated foreign exchange swap agreements.

b)	Reorganization

Immediately before the closing of the initial public offering referred to in (a) above, the Corporation will amalgamate with 4513631 Canada Inc., its controlling shareholder. The authorized share capital of the amalgamated corporation will consist of an unlimited number of common shares and preferred shares.

At the time of the amalgamation, 4513631 Canada Inc. will have no significant liabilities, other than promissory notes of approximately $70 million to be paid on the closing of the initial public offering, and will not own significant assets other than the junior subordinated notes, the Class A preferred shares, the Class A common shares and the Class C preferred shares issued by the Corporation.

Upon the amalgamation, the junior subordinated notes and all the issued and outstanding common and preferred shares of the Corporation (other than the junior subordinated notes and shares held by 4513631 Canada Inc. which will be cancelled for no consideration) and 4513631 Canada Inc. will be converted into an aggregate of     •     common shares of Dollarama Inc. and the Corporation will assume the promissory notes referred to above.

c)	Stock-based compensation

As a result of the reorganization and initial public offering described in (a) and (b) above, the Board of the Corporation will modify certain terms of the outstanding options in order to preserve the rights and obligations of the option holders (referred to as the “Equalization”). The Equalization will not result in any incremental value awarded to employees. Concurrently with the closing of the initial public offering, the Corporation will establish a new management option plan.

7	Consolidating financial information

The following supplemental condensed consolidating financial information sets forth the balance sheets as at August 2, 2009 and February 1, 2009 and the statements of earnings and cash flows for the 13-week period and 26-week period ended August 2, 2009 and the 13-week period and 26-week period ended August 3, 2008 of Dollarama Inc. (the “Parent Corporation”) on an unconsolidated basis using the equity method of accounting for the interest in its subsidiaries and of Dollarama Group Holdings L.P. (the “Operating Subsidiary”) on a consolidated basis. The commercial operations are conducted by the Operating Subsidiary whereas the Parent Corporation’s activities are limited to transactions related to amount due to shareholders and related interest expense, income taxes and other ancillary transactions.

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Balance sheet As of August 2, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Assets
Current assets
Cash and cash equivalents	78	103,458	—	103,536
Accounts receivable	860	1,394	(918)	1,336
Income taxes recoverable	—	210	(210)	—
Deposits and prepaid expenses	—	5,710	—	5,710
Merchandise inventories	—	250,114	—	250,114
Derivative financial instruments	—	1,769	—	1,769

	938	362,655	(1,128)	362,465
Property and equipment	—	134,188	—	134,188
Goodwill	—	727,782	—	727,782
Other intangible assets	—	114,188	—	114,188
Investment in operating subsidiary	425,819	—	(425,819)	—
Derivative financial instruments	—	5,598	—	5,598

	426,757	1,344,411	(426,947)	1,344,221

Liabilities
Current liabilities
Accounts payable	1,993	50,247	(918)	51,322
Accrued expenses and other	—	43,361	—	43,361
Income taxes payable	8,679	—	(210)	8,469
Derivative financial instruments	—	72,702	—	72,702
Current portion of long-term debt	—	38,204	—	38,204

	10,672	204,514	(1,128)	214,058
Long-term debt	—	685,109	—	685,109
Due to shareholders	269,374	—	—	269,374
Future income taxes	54,887	—	—	54,887
Other liabilities	—	28,969	—	28,969

	334,933	918,592	(1,128)	1,252,397

Shareholders’ Equity
Capital stock	35,304	157,849	(157,849)	35,304
Contributed surplus	10,533	3,836	(3,836)	10,533
Retained earnings	53,735	275,710	(275,710)	53,735
Accumulated other comprehensive loss	(7,748)	(11,576)	11,576	(7,748)

	91,824	425,819	(425,819)	91,824

	426,757	1,344,411	(426,947)	1,344,221

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Balance sheet As of February 1, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Assets
Current assets
Cash and cash equivalents	77	66,141	—	66,218
Accounts receivable	816	2,998	(816)	2,998
Income taxes recoverable	—	80	(80)	—
Deposits and prepaid expenses	—	4,710	—	4,710
Merchandise inventories	—	249,644	—	249,644
Derivative financial instruments	—	33,175	—	33,175

	893	356,748	(896)	356,745
Property and equipment	—	129,878	—	129,878
Goodwill	—	727,782	—	727,782
Other intangible assets	—	115,210	—	115,210
Investment in operating subsidiary	436,470	—	(436,470)	—
Derivative financial instruments	—	33,423	—	33,423

	437,363	1,363,041	(437,366)	1,363,038

Liabilities
Current liabilities
Accounts payable	1,518	39,027	(816)	39,729
Accrued expenses and other	—	37,760	—	37,760
Income taxes payable	5,772	—	(80)	5,692
Derivative financial instruments	—	—	—	—
Current portion of long-term debt	—	15,302	—	15,302

	7,290	92,089	(896)	98,483
Long-term debt	—	806,384	—	806,384
Due to shareholders	256,077	—	—	256,077
Future income taxes	71,759	—	—	71,759
Other liabilities	—	28,098	—	28,098

	335,126	926,571	(896)	1,260,801

Shareholders’ Equity
Capital stock	35,304	162,099	(162,099)	35,304
Contributed surplus	10,354	3,390	(3,390)	10,354
Retained earnings	16,022	211,520	(211,520)	16,022
Accumulated other comprehensive income	40,557	59,461	(59,461)	40,557

	102,237	436,470	(436,470)	102,237

	437,363	1,363,041	(437,366)	1,363,038

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Earnings For the 13-week period ended August 2, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	303,400	—	303,400

Cost of sales and expenses
Cost of sales	—	200,559	—	200,559
General, administrative and store operating expenses	441	60,956	—	61,397
Amortization	—	6,294	—	6,294

	441	267,809	—	268,250

Operating income (loss)	(441)	35,591	—	35,150

Interest expense on long-term debt	—	13,472	—	13,472
Interest expense on amount due to shareholders	7,131	—	—	7,131
Foreign exchange gain on derivative financial instruments and long-term debt	—	(21,329)	—	(21,329)
Share of earnings of operating subsidiary	(43,317)	—	43,317	—

Earnings before income taxes	35,745	43,448	(43,317)	35,876
Provision for income taxes	9,162	131	—	9,293

Net earnings for the period	26,583	43,317	(43,317)	26,583

Statement of Earnings For the 26-week period ended August 2, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	576,809	—	576,809

Cost of sales and expenses
Cost of sales	—	380,738	—	380,738
General, administrative and store operating expenses	882	119,331	—	120,213
Amortization	—	12,335	—	12,335

	882	512,404	—	513,286

Operating income (loss)	(882)	64,405	—	63,523

Interest expense on long-term debt	—	28,896	—	28,896
Interest expense on amount due to shareholders	14,040	—	—	14,040
Foreign exchange gain on derivative financial instruments and long-term debt	—	(28,834)	—	(28,834)
Share of earnings of operating subsidiary	(64,190)	—	64,190	—

Earnings before income taxes	49,268	64,343	(64,190)	49,421
Provision for income taxes	11,555	153	—	11,708

Net earnings for the period	37,713	64,190	(64,190)	37,713

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Earnings For the 13-week period ended August 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	264,271	—	264,271

Cost of sales and expenses
Cost of sales	—	171,142	—	171,142
General, administrative and store operating expenses	441	52,238	—	52,679
Amortization	—	5,565	—	5,565

	441	228,945	—	229,386

Operating income (loss)	(441)	35,326	—	34,885

Interest expense on long-term debt	—	14,665	—	14,665
Interest expense on amount due to shareholders	6,331	—	—	6,331
Foreign exchange loss on derivative financial instruments and long-term debt	—	1,102	—	1,102
Share of earnings of operating subsidiary	(19,410)	—	19,410	—

Earnings before income taxes	12,638	19,559	(19,410)	12,787
Provision for income taxes	5,183	149	—	5,332

Net earnings for the period	7,455	19,410	(19,410)	7,455

Statement of Earnings For the 26-week period ended August 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Sales	—	501,086	—	501,086

Cost of sales and expenses
Cost of sales	—	331,347	—	331,347
General, administrative and store operating expenses	882	100,767	—	101,649
Amortization	—	10,338	—	10,338

	882	442,452	—	443,334

Operating income (loss)	(882)	58,634	—	57,752

Interest expense on long-term debt	—	30,023	—	30,023
Interest expense on amount due to shareholders	12,471	—	—	12,471
Foreign exchange loss on derivative financial instruments and long-term debt	—	9,556	—	9,556
Share of earnings of operating subsidiary	(18,861)	—	18,861	—

Earnings before income taxes	5,508	19,055	(18,861)	5,702
Provision for income taxes	5,333	194	—	5,527

Net earnings for the period	175	18,861	(18,861)	175

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Cash Flows For the 13-week period ended August 2, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the period	26,583	43,317	(43,317)	26,583
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(41,553)	—	41,553	—
Amortization of property and equipment	—	6,367	—	6,367
Amortization of intangible assets	—	447	—	447
Change in fair value of derivatives	—	44,830	—	44,830
Amortization of financing costs	—	1,268	—	1,268
Foreign exchange gain on long-term debt	—	(68,642)	—	(68,642)
Amortization of unfavourable lease rights	—	(520)	—	(520)
Deferred lease inducements	—	439	—	439
Deferred leasing costs	—	(50)	—	(50)
Amortization of deferred leasing costs	—	79	—	79
Deferred tenant allowances	—	562	—	562
Amortization of deferred tenant allowances	—	(419)	—	(419)
Stock-based compensation	—	85	—	85
Capitalized interest on long-term debt	—	9,748	—	9,748
Capitalized interest on amounts due to shareholder	6,458	—	—	6,458
Future income taxes	9,271	—	—	9,271
Other	—	(2)	—	(2)

	759	37,509	(1,764)	36,504
Changes in non-cash working capital components	(759)	17,814	—	17,055

	—	55,323	(1,764)	53,559

Investing activities
Purchase of property and equipment	—	(8,701)	—	(8,701)
Proceeds on disposal of property and equipment	—	9	—	9

	—	(8,692)	—	(8,692)

Financing activities
Repayment of long-term debt	—	(8,160)	—	(8,160)
Dividends	—	(1,764)	1,764	—

	—	(9,924)	1,764	(8,160)

Increase in cash and cash equivalents	—	36,707	—	36,707
Cash and cash equivalents – Beginning of period	78	66,751	—	66,829

Cash and cash equivalents – End of period	78	103,458	—	103,536

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Cash Flows For the 26-week period ended August 2, 2009	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the period	37,713	64,190	(64,190)	37,713
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(59,940)	—	59,940	—
Amortization of property and equipment	—	12,476	—	12,476
Amortization of intangible assets	—	915	—	915
Change in fair value of derivatives	—	60,896	—	60,896
Amortization of financing costs	—	2,484	—	2,484
Foreign exchange gain on long-term debt	—	(94,213)	—	(94,213)
Amortization of unfavourable lease rights	—	(1,056)	—	(1,056)
Deferred lease inducements	—	912	—	912
Deferred leasing costs	—	(50)	—	(50)
Amortization of deferred leasing costs	—	157	—	157
Deferred tenant allowances	—	1,833	—	1,833
Amortization of deferred tenant allowances	—	(818)	—	(818)
Stock-based compensation	—	446	—	446
Capitalized interest on long-term debt	—	9,748	—	9,748
Capitalized interest on amounts due to shareholder	13,030	—	—	13,030
Future income taxes	5,860	—	—	5,860
Other	—	14	—	14

	(3,337)	57,934	(4,250)	50,347
Changes in non-cash working capital components	3,338	16,825	—	20,163

	1	74,759	(4,250)	70,510

Investing activities
Purchase of property and equipment	—	(16,809)	—	(16,809)
Proceeds on disposal of property and equipment	—	9	—	9

	—	(16,800)	—	(16,800)

Financing activities
Repayment of long-term debt	—	(16,392)	—	(16,392)
Dividends	—	(4,250)	4,250	—

	—	(20,642)	4,250	(16,392)

Increase in cash and cash equivalents	1	37,317	—	37,318
Cash and cash equivalents – Beginning of period	77	66,141	—	66,218

Cash and cash equivalents – End of period	78	103,458	—	103,536

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Cash Flows For the 13-week period ended August 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the period	7,455	19,410	(19,410)	7,455
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(18,489)	—	18,489	—
Amortization of property and equipment	—	5,545	—	5,545
Amortization of intangible assets	—	591	—	591
Change in fair value of derivatives	—	(4,279)	—	(4,279)
Amortization of financing costs	—	1,479	—	1,479
Foreign exchange loss on long-term debt	—	4,634	—	4,634
Amortization of unfavourable lease rights	—	(571)	—	(571)
Deferred lease inducements	—	342	—	342
Deferred leasing costs	—	—	—	—
Amortization of deferred leasing costs	—	57	—	57
Deferred tenant allowances	—	816	—	816
Amortization of deferred tenant allowances	—	(325)	—	(325)
Stock-based compensation	—	221	—	221
Capitalized interest on long-term debt	—	10,071	—	10,071
Capitalized interest on amounts due to shareholder	6,197	—	—	6,197
Future income taxes	4,726	—	—	4,726
Other	—	14	—	14

	(111)	38,005	(921)	36,973
Changes in non-cash working capital components	112	(150)	—	(38)

	1	37,855	(921)	36,935

Investing activities
Purchase of property and equipment	—	(7,759)	—	(7,759)
Proceeds on disposal of property and equipment	—	29	—	29

	—	(7,730)	—	(7,730)

Financing activities
Repayment of long-term debt	—	(6,623)	—	(6,623)
Dividends	—	(921)	921	—

	—	(7,544)	921	(6,623)

Increase in cash and cash equivalents	1	22,581	—	22,582
Cash and cash equivalents – Beginning of period	76	32,244	—	32,320

Cash and cash equivalents – End of period	77	54,825	—	54,902

Dollarama Inc.

Notes to Interim Consolidated Financial Statements

(Unaudited)

August 2, 2009

(tabular amounts expressed in thousands of Canadian dollars, unless otherwise noted)

Statement of Cash Flows For the 26-week period ended August 3, 2008	Parent Corporation	Operating Subsidiary	Eliminating adjustments	Total
	$	$	$	$
Operating activities
Net earnings for the period	175	18,861	(18,861)	175
Adjustments for
Share of earnings of operating subsidiary in excess of distribution received	(17,049)	—	17,049	—
Amortization of property and equipment	—	10,713	—	10,713
Amortization of intangible assets	—	1,285	—	1,285
Change in fair value of derivatives	—	(10,626)	—	(10,626)
Amortization of financing costs	—	2,722	—	2,722
Foreign exchange loss on long-term debt	—	19,947	—	19,947
Amortization of unfavourable lease rights	—	(1,660)	—	(1,660)
Deferred lease inducements	—	791	—	791
Deferred leasing costs	—	(160)	—	(160)
Amortization of deferred leasing costs	—	118	—	118
Deferred tenant allowances	—	1,314	—	1,314
Amortization of deferred tenant allowances	—	(595)	—	(595)
Stock-based compensation	—	443	—	443
Capitalized interest on long-term debt	—	10,071		10,071
Capitalized interest on amounts due to shareholder	12,066	—	—	12,066
Future income taxes	4,876	—	—	4,876
Other	—	13	—	13

	68	53,237	(1,812)	51,493
Changes in non-cash working capital components	(66)	13,648	—	13,582

	2	66,885	(1,812)	65,075

Investing activities
Purchase of property and equipment	—	(16,912)	—	(16,912)
Proceeds on disposal of property and equipment	—	91	—	91

	—	(16,821)	—	(16,821)

Financing activities
Financing costs	—	(208)	—	(208)
Repayment of long-term debt	—	(19,433)	—	(19,433)
Dividends	—	(1,812)	1,812	—

	—	(21,453)	1,812	(19,641)

Increase in cash and cash equivalents	2	28,611	—	28,613
Cash and cash equivalents – Beginning of period	75	26,214	—	26,289

Cash and cash equivalents – End of period	77	54,825	—	54,902

AUDITORS’ CONSENT

We have read the prospectus of Dollarama Inc. (the “Corporation”) dated     •     , 2009 relating to the qualification for distribution of common shares of the Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the inclusion in the above-mentioned prospectus of our report to the shareholders of Dollarama Inc. (the “Corporation”) on the consolidated balance sheets of the Corporation as at February 1, 2009 and February 3, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the years in the three-year period ended February 1, 2009. Our report was dated September     •    , 2009, except as to Note 18 which is dated as of     •    , 2009.

Chartered Accountants

Montréal, Canada

    •    , 2009

CERTIFICATE OF DOLLARAMA INC.

Dated September 10, 2009

The prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of each of the provinces and territories of Canada

(Signed) LAWRENCE ROSSY Chief Executive Officer	(Signed) NICHOLAS NOMICOS Senior Vice President, Interim Chief Financial Officer and Secretary

On behalf of the Board of Directors

(Signed) NEIL ROSSY Director	(Signed) TODD COOK Director

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CERTIFICATE OF THE UNDERWRITERS

Dated September 10, 2009

To the best of our knowledge, information and belief, this prospectus, together with the documents and information incorporated by reference, will, as of the date of the supplemented prospectus providing the information permitted to be omitted from this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required under the securities legislation of each of the provinces and territories of Canada.

RBC DOMINION SECURITIES INC.	CIBC WORLD MARKETS INC.	CREDIT SUISSE SECURITIES (CANADA), INC.

(Signed) Pierre Fleurent	(Signed) Brian J. Hanson	(Signed) Erik Charbonneau

SCOTIA CAPITAL INC.	BARCLAYS CAPITAL CANADA INC.	NATIONAL BANK FINANCIAL INC.

(Signed) Charles Emond	(Signed) Trond Lossius	(Signed) Louis Gendron

DESJARDINS SECURITIES INC.	HSBC SECURITIES (CANADA) INC.	MERRILL LYNCH CANADA INC.	RAYMOND JAMES LTD.

(Signed) Jean-Philippe Morin	(Signed) Luc Buisson	(Signed) Guy Savard	(Signed) William Murray

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